Exhibit 96.3

Authier Lithium Technical Report Summary –
Quebec, Canada

Date and signature page

This Technical Report Summary is effective as of the 30th of June 2024.

Name:	Anthony O’Connell B.Eng.

Signature:	/s/ Anthony O’Connell	Date: February 18, 2025

Name:	Steve Andrews

Signature:	/s/ Steve Andrews	Date: February 18, 2025

Name:

Signature:	Date:

Name:

Signature:	Date:

TABLE OF CONTENTS

Date and signature page		2
1 Executive Summary		20
1.1	Introduction	20
1.2	Forward Looking Notice	20
1.3	Property Description and Ownership	21
1.4	Geology and Mineralization	25
1.5	Exploration Status	26
1.6	Mineral Reserve Estimates	28
1.7	Mineral Resource Estimate	29
1.8	Material Development and Operations	30
1.9	Recovery Methods	30
1.10	Mine Design	30
1.11	Infrastructure, Capital, and Operating Cost Estimates	31
1.11.1	Project Infrastructure	31
1.11.2	Capital and Operating Cost Estimates	33
1.12	Market Studies	34
1.12.3	Market Balance	34
1.12.4	Spodumene Price Forecast	35
1.13	Environmental, Social and Permitting	35
1.13.1	Environmental Studies	35
1.13.2	Decarbonization Plan	37
1.13.3	Population	38
1.13.4	Permitting	38
1.13.5	Reclamation and Closure	39
1.13.6	Waste Dumps and Tailings	39
1.14	Economic Analysis	40
1.14.1	Project Implementation and Execution	41
1.14.2	Risk and Opportunity	41
1.15	Conclusions and QP Recommendations	42

1.16	Revision Notes	42
2 Introduction		43
2.1	Terms of Reference and Purpose of the Report	43
2.2	Qualifications of Qualified Persons/Firms	44
2.2.1	Contributing Authors	44
2.2.2	Site Visits	44
2.3	Source of information	44
2.4	List of Abbreviations and Units of Measure	46
3 Property Description		52
3.1	Property Location, Country, Regional and Government Setting	52
3.1.1	Government Setting	55
3.2	Property Ownership, Mineral Tenure, Agreement and Royalties	55
3.2.2	Mineral Rights and Permitting	59
3.2.3	Agreements and Royalties	60
3.3	Environmental Liabilities and Other Permitting Requirements	62
4 Accessibility, Climate, Physiography, Local Resources, and Infrastructure		63
4.1	Accessibility	63
4.2	Topography, Elevation, Vegetation and Climate	63
4.2.1	Physiography	63
4.2.2	Climate	64
4.2.3	Vegetation and Wetlands	66
4.3	Local Infrastructure and Resources	66
4.4	Surface Rights	67
5 History		68
5.1	General	68
5.2	Historical Exploration and Drill Programs	68
5.3	Historical Resource and Reserve Estimates	71
5.4	Historical Production	73
6 Geological Setting, Mineralization and Deposit		74
6.1	Regional Geology	74

6.2	Local Geology	75
6.3	Property Geology	78
6.4	Mineralization	79
6.5	Deposit Types	82
7 Exploration		84
7.1	General	84
7.2	Sayona Québec Drilling 2016	85
7.3	Sayona Québec Drilling 2017	88
7.4	Sayona Québec Drilling 2018	96
7.4.1	Results in Main Authier Pegmatite	97
7.4.2	Results in Northern Authier Pegmatite	98
7.4.3	Condemnation/ Sterilization Drill Holes	99
8 Sample Preparation, Analyses and Security		101
8.1	Core handling, sampling and security	101
8.2	Analytical Laboratory Procedures	102
8.2.1	Laboratory accreditation and certification	102
8.2.2	Laboratory preparation and assays	103
8.3	QA/QC (Analytical) Procedures	103
8.3.3	Certified reference materials (standards)	103
8.3.4	Blank Samples	110
8.4	Qualified Person Commentary	112
9 Data Verification		113
9.1	Project Database	113
9.1.1	Drillhole Locations	113
9.1.2	Downhole Surveys	113
9.1.3	Assay Certificates	114
9.2	Twinned Historical Drill Holes	114
9.2.4	Sayona Québec 2017 Twin Drilling	114
9.3	Qualified Person’s Opinion	115
10 Mineral Processing and Metallurgical Testing		116

11 Mineral Resource Estimates		117
11.1	Methodology	117
11.2	Project Database	117
11.3	Geological Domaining	119
11.4	Exploratory Data Analysis	120
11.5	Bulk Density Estimation	123
11.6	Geostatistics and Grade Estimation	123
11.6.1	Variography	123
11.6.2	Block Model	125
11.6.3	Grade Interpolation	125
11.6.4	Block Model Validation	130
11.7	Mineral Resource Classification	135
11.8	RPEE Consideration and Cut-Off Grade	140
11.9	Mineral Resource Statement	141
11.10	Tonnage – Grade Distribution and Sensitivity Analysis	145
11.11	Uncertainty	145
11.12	Qualified Person’s Opinion	146
12 Mineral Reserves Estimates		147
12.1	Reserve Estimate Methodology, Assumptions, Parameters and Cut-off-Value	147
12.2	Resource Block Model	147
12.3	Topography Data	148
12.4	Mining Block Model	148
12.5	Mine and Plant Production Scenarios	148
12.5.1	Modifying Factors	148
12.5.2	Pit Optimization	150
12.5.3	Mine Design	153
12.6	Mineral Reserve Estimate	156
12.6.1	Assessment of Reserve Estimate Risks	157
12.7	Material Development and Operations	158
13 Mining Methods		159

13.1	Mine Design	159
13.1.1	Pit Design Parameters	159
13.2	Geotechnical and Hydrological Considerations	160
13.2.1	Geotechnical Considerations	160
13.2.2	Dewatering	162
13.2.3	Hydrogeological Considerations	163
13.2.4	Ore Rehandling Area	164
13.2.5	Haul Roads	164
13.2.6	Explosives Storage	165
13.3	Mining Fleet and Manning	166
13.3.1	Contract Mining	166
13.3.2	Roster	166
13.3.3	Mine Maintenance	166
13.3.4	Mine Technical Services	167
13.3.5	Drilling	167
13.3.6	Blasting	167
13.3.7	Loading	168
13.3.8	Hauling	168
13.3.9	Auxiliary	169
13.4	Mine Plan and Schedule	169
13.4.1	Strategy & Constraints	169
13.4.2	Results	170
14 Processing and Recovery Methods		180
15 Infrastructure		181
15.1	Waste Rock Storage Facility	182
15.1.1	General Project Description	183
15.1.2	Design Update	183
15.1.3	Design Summary	186
15.1.4	Stability Analysis for WRSF and Related Infrastructure	187
15.1.5	Waste Rock Handling Methodology	192

15.2	Water Management	192
15.2.1	Water Management Strategy	192
15.2.2	Projected Infrastructure for Water Management	193
15.2.3	Design Criteria for Basins and Ditches	194
15.2.4	Watersheds	194
15.2.5	Operational Water Balance and Flux Diagrams	195
15.2.6	Basins Sizing and Design	198
15.2.7	Design of the Ditches	198
15.2.8	Pumping Systems	199
15.2.9	Wastewater Treatment	199
15.2.10	Assessment of the Risk of Climate Change	200
15.3	Access Roads ON/OFF and ROM Pads	201
15.3.11	Site Preparation and Pads	201
15.3.12	Haul Roads	202
15.3.13	Internal LV Roads and Car Parking	202
15.4	Electrical Power Supply and Distribution	202
15.5	Water Supply	203
15.5.1	Raw Water	203
15.5.2	Fire Water	203
15.5.3	Sewage	203
15.6	Construction Materials	204
15.6.1	Fuel, Lube and Oil Storage Facility	204
15.6.2	Explosives Magazine	204
15.7	Communications	204
15.8	Security and Access Point	204
15.9	On-Site Infrastructure	205
15.9.1	Temporary Construction Management Facility	205
15.9.2	Offsite Infrastructure	205
15.9.3	General Earthworks	205
15.9.4	General, Green and Regulated Waste	206

15.9.5	Ore Transportation	206
15.9.6	Administration Facility	206
16 Market Studies and Contracts		207
16.1	Market Balance	207
16.2	Demand Forecast	208
16.3	Supply Forecast	209
16.4	Product Pricing	210
16.5	Contract Sales	211
16.6	Packaging and Transportation	211
16.7	Risks and Uncertainties	212
17 Environmental Studies, Permitting, Social or Community Impacts		213
17.1	Environmental Baseline and Impact Studies	213
17.1.1	Environmental Baseline	213
17.1.2	Topography	213
17.1.3	Local Geomorphology	213
17.1.4	Soils Quality	215
17.1.5	Hydrology	215
17.1.6	Underground Water Quality	215
17.1.7	Surface Water Quality	215
17.1.8	Sediments	216
17.1.9	Vegetation and Wetlands	216
17.1.10	Terrestrial and Avian Fauna	216
17.1.11	Fish and Fish Habitat	217
17.1.12	Benthic Community	217
17.1.13	Endangered Wildlife	217
17.2	Monitoring Program	217
17.2.1	Groundwater Monitoring	218
17.2.2	Effluent Monitoring	218
17.2.3	Environmental Effects Monitoring Program	218
17.3	Waste Rock, Ore, and Water Management	218

17.3.1	Preliminary Geochemical Characterization	219
17.3.2	Kinetic Geochemical Characterization	219
17.3.3	Complementary Geochemical Studies	221
17.3.4	Prediction of Water Quality	221
17.4	Project Permitting	221
17.4.1	Provincial Requirements	221
17.4.2	Federal Requirements	223
17.4.3	Other Authorizations	223
17.5	Other Environmental Concerns	225
17.5.1	Air Quality	225
17.5.2	Noise	226
17.5.3	Soils	226
17.5.4	Hydrology	226
17.5.5	Surface Water Quality	226
17.5.6	Hydrogeology and Underground Water Quality	227
17.5.7	Terrestrial Vegetation	228
17.5.8	Wetlands	228
17.5.9	Ichthyofauna	228
17.5.10	Species of Interest	229
17.5.11	Cultural and Archaeological Heritage	229
17.6	Social and Community Impacts	229
17.6.1	Decarbonization Plan	229
17.6.2	Strategy	230
17.6.3	Population	231
17.6.4	Stakeholder Mapping	232
17.6.5	Land Uses	232
17.6.6	Potential Community Related Requirements and Status of Negotiations or Agreements	233
17.7	Closure and Reclamation Plan	235
17.7.1	Overview	236

17.7.2	Post-Closure Monitoring	236
17.7.3	Costs Estimation	236
18 Capital and Operating Costs		238
18.1	Summary of Capital Cost Estimate	238
18.1.1	Mine Capital Expenditure	239
18.1.2	Plant Capital Expenditure	239
18.1.3	Infrastructure Capital Expenditure	239
18.2	Preproduction and Environmental Costs	240
18.3	Basis of Estimate	241
18.3.4	Estimate Overview and Qualifications	241
18.3.5	Base Date	241
18.3.6	Estimate Accuracy	242
18.3.7	Exclusions and Assumptions	242
18.3.8	Wetlands Compensation	242
18.3.9	Royalty Buyback	243
18.3.10	Closure and Reclamation	243
18.4	Sustaining Capital	243
18.4.1	Mining	243
18.4.2	Infrastructure	244
18.4.3	Closure and Reclamation	244
18.5	Summary of Operating Cost Estimate	244
18.6	Mine Operating Cost	245
18.6.1	Mine and Geology	245
18.7	Plant Operating Cost	247
18.8	General & Administration	247
19 Economic Analysis		248
19.1	Economic Base Case, Inputs and Assumptions	248
19.2	Products Considered in the Cash Flow Analysis	250
19.3	Financial Model and Key Metrics	252
19.4	Taxes, Royalties and Other Fees	252

19.4.1	Royalties	252
19.4.2	Working Capital	252
19.4.3	Taxation	253
19.5	Contracts	253
19.6	Indicative Economics, Base Case	254
19.7	Sensitivity Analysis	254
19.8	Alternative Cases / Sensitivity Models	259
20 Adjacent Properties		260
21 Other Relevant Data and Information		263
21.1	Project Execution Plan	263
21.2	Project Organization	263
21.2.1	Engineering and Procurement	263
21.2.2	Construction Management	264
21.3	Risk and Opportunity Assessment	265
22 Interpretation and Conclusions		273
22.1	Project Summary	273
22.2	Key Outcomes	273
22.3	Geology and Resources	273
22.4	Mining and Reserves	274
22.5	Infrastructure and Water Management	274
22.6	Market Studies	274
22.7	Environmental and Social Issues	274
22.8	Project Costs and Financial Evaluation	275
22.8.1	Capital Costs	275
22.8.2	Operating Costs	276
22.8.3	Financial Analysis	276
23 Recommendations		278
23.1	Project Summary	278
23.2	Geology and Resources	278
23.3	Mining and Reserves	279

23.4	Infrastructure	279
23.5	Market Studies	281
23.6	Environmental and Social Recommendations	281
23.7	Project Costs and Financial Evaluation	281
23.8	Waste Dumps Management	281
23.9	Decarbonization	282
23.10	Project Execution	282
24 References		283
24.1	List of References	283
25 Reliance on Information supplied by Registrant		286
25.1	Information Supplied by Registrant	286
25.2	Details of Reliance	286

LIST OF TABLES
Table 1‑1 – List of Authier Property claims	25
Table 1‑2 – Authier Lithium Project Mineral Reserve estimate at Effective Date of June 30, 2024 at CAD$120/t.	28
Table 1‑3 – Authier Mineral Resource statement at effective date June 30, 2024 based on USD $977/t Li₂O, exclusive of Mineral Reserves.	29
Table 1‑4 – Project initial capital cost detailed summary	33
Table 1‑5 – Sustaining Capital Cost Estimate Summary	33
Table 1‑6 – Summary LOM Operating Cost Estimate Summary	34
Table 1‑7 – Financial Analysis Summary	40
Table 1‑8 – Main project risks	42
Table 2‑1 – Chapters responsibility	44
Table 2‑2 – List of Abbreviations	46
Table 2‑3 – Units of Measure	50
Table 3‑1 – List of Authier Property claims	58
Table 3‑2 – Authier project summary royalties	60
Table 4‑1 – Average temperatures by month.	65
Table 4‑2 – Average monthly precipitation with the proportions of rain and snow.	65
Table 5‑1 – Summary of drilling completed on the Property prior to the Sayona acquisition in 2016	71
Table 5‑2 – Glen Eagle 2013 Historical NI 43-101 Mineral Resource Estimate (at 0.5% Li2O cut-off)	72
Table 7‑1 – Phase 1 Sayona drill hole collar location and intercept information (Downhole intersections in meters)	86
Table 7‑2 – Phase 2 Sayona drill hole collar location and intercept information (downhole intersections in meters)	89
Table 7‑3 – Sayona Phase 3 Metallurgical Pilot Plan drill hole collar location and intercept information (downhole intersections in meters).	98
Table 7‑4 – Sayona Phase 3 Metallurgical Pilot Plan drill hole collar location and intercept information (downhole intersections in meters).	99
Table 8‑1 – Results from custom Low-Li and High-Li standards – Sayona Québec 2016	104
Table 8‑2 – Results from custom Low-Li and High-Li standards – Sayona Québec 2017	106

Table 8‑3 – Sayona Québec standard reference material summary	108
Table 8‑4 – Blank Summary – Sayona Québec 2016	110
Table 8‑5 – Blank summary – Sayona Québec 2017	111
Table 8‑6 – Sayona Québec blank summary	111
Table 9‑1 – Comparative results for metallurgical pilot plant drill holes vs. original drill holes - Authier Property	114
Table 11‑1 – Database statistics	117
Table 11‑2 – Range of analytical data for Mineralized domains	118
Table 11‑3 – Statistics for 1.5 m composites	120
Table 11‑4 – Specific gravity measurements statistical parameters (2010 Program)	123
Table 11‑5 – Bulk density statistics (2017 Program)	123
Table 11‑6 – Main Zone Variography	124
Table 11‑7 –Block model parameters	125
Table 11‑8 – Statistical comparison of assay, composite, and block data statistics report	134
Table 11‑9 – Parameters used for Resource pit optimization.	140
Table 11‑10 – Authier Mineral Resource statement at effective date of June 30, 2024 based on USD $977/t Li₂O at a cut-off of 0.55% Li₂O, inclusive of Mineral Reserves.	141
Table 11‑11 – Authier Mineral Resource statement of Resources at effective date of June 30, 2024 based on USD $977/t Li₂O, exclusive of Mineral Reserves.	142
Table 12‑1 – Pit optimization parameters for the Authier Lithium Project.	150
Table 12‑2 – Pit optimization results.	152
Table 12‑3 – Pit design geotechnical parameters.	154
Table 12‑4 – Pit design parameters.	155
Table 12‑5 – Haul road design parameters.	156
Table 12‑6 – Authier Lithium Project Mineral Reserve estimate at Effective Date of June 30, 2024 at CAD$120/t.	157
Table 13‑1 – Pit design parameters.	159
Table 13‑2 – In-pit haul roads design parameters.	159
Table 13‑3 – Pit design geotechnical parameters.	162
Table 13‑4 – Haul road design parameters.	165

Table 13‑5 – Drilling ore and waste patterns.	167
Table 13‑6 – Mine equipment requirements over the LOM.	171
Table 13‑7 – Authier Lithium LOM plan.	172
Table 15‑1 – Summary of the LOM waste material from Authier pit.	183
Table 15‑2 – Authier waste LOM production.	185
Table 15‑3 – Waste rock storage facility required capacity.	186
Table 15‑4 – Waste rock stockpile volumetric LOM requirements.	187
Table 15‑5 – Geotechnical parameters of waste rock stockpile constituent materials.	190
Table 15‑6 – Factor of safety of slope stability analysis.	192
Table 15‑7 – Main outputs of the operational water balance.	196
Table 15‑8 – Crest elevations.	198
Table 15‑9 – Typical Cross-section to be used for the mine site ditches.	199
Table 15‑10 – Pumping system and lines.	199
Table 15‑11 – OURANOS Projections for temperature and precipitation.	200
Table 17‑1 – Provincial and federal acts and regulations.	224
Table 18‑1 – Initial capital costs summary.	238
Table 18‑2 – Initial capital cost estimate for mining.	239
Table 18‑3 – Infrastructure capital cost estimate.	240
Table 18‑4 – Project initial capital cost detailed summary.	241
Table 18‑5 – Sustaining capital costs.	243
Table 18‑6 – Summary LOM operating costs.	244
Table 18‑7 – LOM mining operating costs.	246
Table 18‑8 – LOM mining operating cost breakdown.	247
Table 19‑1 – Authier Lithium operation – Financial analysis summary.	249
Table 19‑2 – Authier Lithium operation – Authier Lithium total project costs.	249
Table 19‑3 – Project cash flows on an annualized basis (CAD).	250
Table 19‑4 – Financial analysis summary (pre-tax and after-tax).	252
Table 19‑5 – Ore price sensitivities on after-tax NPV.	255
Table 19‑6 – Operating costs sensitivities on after-tax NPV.	255

Table 19‑7 – Capital costs sensitivities on after-tax NPV.	256
Table 19‑8 – Sustaining capital costs sensitivities on after-tax NPV.	256
Table 21‑1 – Risks.	266
Table 21‑2 – Main project risks.	266
Table 21‑3 – Main project opportunities.	267
Table 21‑4 – Project risk register.	268
Table 22‑1 – Project initial capital cost detailed summary.	275
Table 22‑2 – Project sustaining capital cost detailed summary.	276
Table 22‑3 – Summary LOM operating costs.	276
Table 22‑4 – Financial analysis summary.	277
Table 23‑1 – Recommended work program for the Authier Lithium Deposit.	279

LIST OF FIGURES
Figure 1‑1 – Authier property location coordinates (Source: Google Earth).	22
Figure 1‑2 – Location of the Property relative to a number of nearby regional townships.	22
Figure 1‑3 – Authier proximity to nearby mining services centers.	23
Figure 1‑4 – Authier location	24
Figure 1‑5 – Authier Lithium LOM production profile.	31
Figure 1‑6 – Site Layout.	32
Figure 1‑7 – Lithium products price forecast 2026-2040	35
Figure 3‑1 – Authier property location coordinates (Source: Google Earth).	52
Figure 3‑2 – Location of the Property relative to a number of nearby regional townships.	53
Figure 3‑3 – Authier proximity to nearby mining services centers.	53
Figure 3‑4 – Authier location	54
Figure 3‑5 – Property mining titles location map.	56
Figure 3‑6 – Proposed pit relative to claim boundaries.	57
Figure 4‑1 – Terrain within Authier tenements	64
Figure 5‑1 – 2010 Authier Property magnetic survey	70
Figure 6‑1 – Regional geology map	75
Figure 6‑2 – Stratigraphy of the Authier Lithium Project	77
Figure 6‑3 – Local geological map	79
Figure 6‑4 – Drill core from hole AL-10-03, showing core and transition zones	81
Figure 6‑5 – Drill core from hole AL-16-10, showing spodumene mineralization in the new Authier North pegmatite	81
Figure 6‑6 – Schematic representation of regional zonation of pegmatites source (Image from Sinclair 1996 [modified from Trueman and Cerny 1982])	83
Figure 7‑1 – Drill hole collar location in isometric view and plan view	86
Figure 7‑2 – Section 707050 m E looking west, demonstrating the extension of mineralization	92
Figure 7‑3 – Section 706800 m E looking west, intersecting narrow zones of low grade to barren mineralization	92
Figure 7‑4 – Section 707400 m E looking west (Gap Zone) showing the dip extension of mineralization	93
Figure 7‑5 – Section 707725 m E looking west	94

Figure 7‑6 – Hole AL-17-10 in the Northern Pegmatite which intersected 7 m of 1.36% Li2O from a downhole depth of 15 m (vertical depth of 12 m), including 2 m of 2.24% Li2O from 17 m	95
Figure 7‑7 – Drill hole collar location plan view, highlighting (light blue) the Metallurgical Pilot Plan drill holes completed during Phase 3 drilling at Authier Project	96
Figure 7‑8 – Drill hole collar location plan view, highlighting (red) Condemnation (sterilization) drill holes completed during Phase 3 drilling at the Authier Property.	100
Figure 8‑1 – RM (STD High) results Sayona Québec 2016	105
Figure 8‑2 – RM (STD Low) results Sayona Québec 2016	105
Figure 8‑3 – RM (STD High) results	106
Figure 8‑4 – RM (STD Low) results	107
Figure 8‑5 – Authier High-Li and SGS NBS183 performance 2016-2017	108
Figure 8‑6 – Authier High-Li performance	109
Figure 8‑7 – Authier Low-Li performance	109
Figure 8‑8 – Blank Performance – Sayona Québec 2016	110
Figure 8‑9 – Blank performance – Sayona Québec 2017	111
Figure 8‑10 – Sayona Québec blank performance	112
Figure 11‑1 – Isometric view of the final mineralized solids	119
Figure 11‑2 – Composite Histogram	121
Figure 11‑3 – Histograms of mineralized original samples compared to the 1.5 m composites	122
Figure 11‑4 – Plan view showing the spatial distribution of composites	122
Figure 11‑5 – Section view showing the spatial distribution of composites (looking north)	122
Figure 11‑6 – Variogram of the 1.5 m composites for Li2O% grades	124
Figure 11‑7 – Search ellipsoids and orientation grid used in the interpolation process	126
Figure 11‑8 – Isometric and plan views of the interpolated block model (ID2)	127
Figure 11‑9 – Section E706800 (looking west) view of the interpolated block model (ID2)	128
Figure 11‑10 – Section E707050 (looking west) view of the interpolated block model (ID2)	128
Figure 11‑11 – Section E707400 (looking west) view of the interpolated block model (ID2)	129
Figure 11‑12 – Section E707500 (looking west) view of the interpolated block model (ID2)	129
Figure 11‑13 – Bench (Z202) view of the interpolated block model (ID2)	130
Figure 11‑14 – Variogram of the 1.5 m composites for Li2O% grades	131

Figure 11‑15 – Histogram of blocks (ID2) vs. composites vs. assays	132
Figure 11‑16 – Boxplot of blocks (ID2) vs. composites vs. assays	132
Figure 11‑17 – Swath plot (X) of blocks vs. composites vs. volume	133
Figure 11‑18 – Swath plot (Y) of blocks vs. composites vs. volume	133
Figure 11‑19 – Swath plot (Z) of blocks vs. composites vs. volume	134
Figure 11‑20 – Comparison of block values versus composites contained within those blocks	135
Figure 11‑21 – Classified block model on bench (Z202).	137
Figure 11‑22 – Classified block model on section E706800.	137
Figure 11‑23 – Classified block model on section E707050.	138
Figure 11‑24 – Classified block model on section E707400.	138
Figure 11‑25 – Classified block model on section E707500.	139
Figure 11‑26 – Block model final classification in plan and isometric views.	139
Figure 11‑27 – Optimized pit shell and block model (no waste/barren material included) in plan and isometric views	143
Figure 11‑28 – Optimized pit shell and block model (waste/barren material included) in plan and isometric views)	144
Figure 11‑29 – Optimized pit shell and classified block model in plan and isometric views	144
Figure 11‑30 – Grade tonnage curve depending on type of estimation	145
Figure 12‑1 – Pit optimization results.	153
Figure 12‑2 – Pit slope design sectors.	155
Figure 12‑3 – Ultimate Authier Lithium pit – plan and isometric views.	156
Figure 13‑1 – Ultimate Authier Lithium pit – plan and isometric views.	160
Figure 13‑2 – Pit slope design sectors.	162
Figure 13‑3 – Authier Lithium LOM production profile.	173
Figure 13‑4 – Isometric view of 2025 pre-production period.	174
Figure 13‑5 – Isometric view of 2025 production period.	174
Figure 13‑6 – Isometric view of 2026.	175
Figure 13‑7 – Isometric view of 2027.	175
Figure 13‑8 – Isometric view of 2028.	176

Figure 13‑9 – Isometric view of 2029.	176
Figure 13‑10 – Isometric view of 2030.	177
Figure 13‑11 – Isometric view of 2031-35.	177
Figure 13‑12 – Isometric view of 2036-2040.	178
Figure 13‑13 – Isometric view of 2041-2046.	178
Figure 13‑14 – Isometric view at the end of 2046.	179
Figure 15‑1 – Site layout.	182
Figure 15‑2 – Waste rock stockpile cross-section – Overall concept.	184
Figure 15‑3 – Critical sections for stability analysis.	189
Figure 15‑4 – Watersheds in developed conditions.	193
Figure 15‑5 – Watersheds in undeveloped conditions for the Project area.	195
Figure 15‑6 – LOM water balance for normal precipitation.	197
Figure 16‑1 – Lithium market balance forecast 2026 - 2040	208
Figure 16‑2 – Lithium products price forecast 2026-2040	211
Figure 17‑1 – Surrounding Terrain Height Lit by Elevation	214
Figure 17‑2 – Decision flowsheet to determine the level of required protective measures (translation of Figure 2.3 of Directive 019, March 2012 version).	220
Figure 19‑1 – After-Tax NPV at 8% discount rate for different sensitivity scenarios.	257
Figure 19‑2 – After-Tax IRR for different sensitivity scenario.	258
Figure 20‑1 – Local metallic deposits and showings.	261
Figure 20‑2 – Adjacent properties map.	262

1	EXECUTIVE SUMMARY

1.1	INTRODUCTION

This S-K §229.1300 compliant Technical Report Summary (the Report) was prepared by Sayona Mining Limited (Sayona Mining or Sayona), based on an existing Technical Report Summary previously published and filed by Piedmont Lithium Inc (Piedmont) with an effective date of 31st of December 2023.

This report was prepared by Optimal Mining Solutions Pty Ltd for Sayona’s Authier property which is wholly owned and operated by Sayona Quebec Inc (Sayona Quebec), with Sayona owning 75% and Piedmont 25% of Sayona Quebec in a Joint Venture agreement.

This report was prepared as a collaborative effort between Optimal Mining Solutions Pty Ltd and Measured Group Pty Ltd. Optimal Mining Solutions Pty Ltd is an independent mining engineering consulting firm based in Brisbane Australia. Measured Group Pty Ltd is an independent geological and mining consulting firm based in Brisbane Australia with offices also in Perth and Singleton, Australia.

Sayona Mining Limited serves as the registrant of this S-K §229.1300 compliant Technical Report Summary. The statement is based on information provided by Sayona Quebec and reviewed by various professionals and Qualified Persons. Copies, or references to information in this Report may not be used without the written permission of Sayona Quebec.

The purpose of the Report is to present the Mineral Resources Estimate and Mineral Reserves Estimate, the potential for mining and all associated infrastructure required for the development of the Authier project.  A Definitive Feasibility Study (DFS) was completed on the project in October 2019, which developed the Project over a 22-year production period, using conventional open-pit truck and shovel methods and concentration of the ore in the NAL concentrator facility that was re-started in March 2023 with substantial upgrades to produce spodumene concentrate between 5.40% to 5.82% Li2O.

The Authier run-of-mine (ROM) ore will be transported to the NAL site, blended with the NAL ore material, and fed to the crusher.

Title to the Property is held by Sayona Quebec, which holds 100% of the ownership.  The property is currently under continued exploration activity.

1.2	FORWARD LOOKING NOTICE

Sections of the report contain estimates, projections and conclusions that are forward-looking information within the meaning of applicable securities laws.  Forward-looking statements are based upon the responsible QP’s opinion at the time that they are made but, in most cases, involve significant risk and uncertainty.  Although the responsible QP has attempted to identify factors that could cause actual events or results to differ materially from those described in this report, there may be other factors that cause events or results to not be as anticipated, estimated, or projected.  None of the QPs undertake any obligation to update any forward-looking information.  There can be no assurance that forward-looking information in any section of the report will prove to be accurate in such statements or information.

Accordingly, readers should not place undue reliance on forward-looking information.

This report also includes methodologies behind the derivation of mineral resources and ore reserves, as defined under the United States Securities and Exchange Commission (SEC), through the consideration of geological, mining, and environmental factors. Proven and probable Mineral reserves, derived from measured and indicated resources respectively, both of which are assessed in this report, ultimately contribute to revenues and profits in a hypothetical business plan which aligns with Sayona Quebec’s mining plan of the subject Property as of June 30th 2024, the effective date of this report.  Certain information set forth in this report contains “forward-looking information”, including production of reserves, associated productivity rates, operating costs, capital costs, sales prices, and other assumptions.  These statements are not guarantees of future performance and undue reliance should not be placed on them.  The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report.

IMPORTANT NOTICE

This document is not for filing or distribution in Canada.

1.3	PROPERTY DESCRIPTION AND OWNERSHIP

The Authier Property is located in the Abitibi-Témiscamingue Region of the Province of Québec, Canada, approximately 45 km northwest of the city of Val-d’Or and 15 km north of the nearest of town of Rivière-Héva.  The center of the Property is situated on NTS sheet 32D08 at about UTM 5,361,055 m N, 706,270 m E, NAD 1983 (48°21'47"N, 78°12'22W, see Figure 1‑1). The property is 29km from NAL operations in a straight line as shown in Figure 1‑4.

The Property is accessible by a high-quality, rural road network connecting to the main highway, Route 109, situated a few kilometers east, which links Rivière-Héva to Amos.

Route 109 connects at Rivière-Héva to Highway 117, a provincial highway that links Val-d’Or and Rouyn-Noranda (the two regional centers of the Abitibi-Témiscamingue region), to Montréal, which is the closest major city, almost 470 km to the southeast (Figure 1‑2 and Figure 1‑3).

Figure 1‑1 – Authier property location coordinates (Source: Google Earth).

Figure 1‑2 – Location of the Property relative to a number of nearby regional townships.

Figure 1‑3 – Authier proximity to nearby mining services centers.

Figure 1‑4 – Authier location

Table 1‑1 – List of Authier Property claims

Claim	Registered holder		Status	Registration	Expiry	Area (ha)	Required
Number				date	date		work ($)
CDC	2116146	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2025	43.24	$2,500
CDC	2116154	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2026	42.88	$2,500
CDC	2116155	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2026	42.87	$2,500
CDC	2116156	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2025	42.86	$2,500
CDC	2183454	Sayona Québec Inc. (100%)	Active	08-08-2007	06-01-2025	42.85	$2,500
CDC	2183455	Sayona Québec Inc. (100%)	Active	06-02-2009	06-01-2025	42.84	$2,500
CDC	2187651	Sayona Québec Inc. (100%)	Active	09-02-2009	09-01-2026	21.39	$1,000
CDC	2187652	Sayona Québec Inc. (100%)	Active	09-02-2009	09-01-2025	21.29	$1,000
CDC	2192470	Sayona Québec Inc. (100%)	Active	10/22/2009	10/21/2025	21.08	$1,000
CDC	2192471	Sayona Québec Inc. (100%)	Active	10/22/2009	10/21/2025	21.39	$1,000
CDC	2194819	Sayona Québec Inc. (100%)	Active	11/19/2009	11/18/2025	42.82	$2,500
CDC	2195725	Sayona Québec Inc. (100%)	Active	11/27/2009	11/26/2026	29.03	$2,500
CDC	2219206	Sayona Québec Inc. (100%)	Active	4/22/2010	4/21/2025	5.51	$1,000
CDC	2219207	Sayona Québec Inc. (100%)	Active	4/22/2010	4/21/2025	17.06	$1,000
CDC	2219208	Sayona Québec Inc. (100%)	Active	4/22/2010	4/21/2025	55.96	$2,500
CDC	2219209	Sayona Québec Inc. (100%)	Active	4/22/2010	4/21/2025	42.71	$2,500
CDC	2240226	Sayona Québec Inc. (100%)	Active	07-09-2010	07-08-2025	42.71	$2,500
CDC	2240227	Sayona Québec Inc. (100%)	Active	07-09-2010	07-08-2025	42.71	$2,500
CDC	2247100	Sayona Québec Inc. (100%)	Active	8/23/2010	8/22/2025	42.75	$2,500
CDC	2247101	Sayona Québec Inc. (100%)	Active	8/23/2010	8/22/2025	53.77	$2,500
CDC	2472424	Sayona Québec Inc. (100%)	Active	01-11-2017	01-10-2026	42.5	$1,800
CDC	2472425	Sayona Québec Inc. (100%)	Active	01-11-2017	01-10-2026	55.96	$1,800
CDC	2480180	Sayona Québec Inc. (100%)	Active	2/22/2017	2/21/2026	42.51	$1,800
CDC	2507910	Sayona Québec Inc. (100%)	Active	12/15/2017	12/14/2026	25.35	$1,800
Total						884.04	$48,200

1.4	GEOLOGY AND MINERALIZATION

The Authier property is located in the southeast part of the Superior Province of the Canadian Shield craton, more specifically in the Southern Volcanic Zone of the Abitibi Greenstone Belt.  The spodumene-bearing pegmatites observed on the Property are genetically related to the Preissac-La Corne batholith located 40 km northeast of the city of Val-d’Or (Corfu, 1993; Boily, 1995; Mulja et al., 1995a).

The Property geology comprises intrusive units of the La Motte pluton to the north and Preissac pluton to the south, with volcano-sedimentary lithologies of the Malartic Group in the center.

The lithium mineralization observed at the Authier Project is mainly spodumene within pegmatite intrusive dykes.

The main intrusive phase observed in the pegmatite is described as a core pegmatitic zone, characterized by large centimeter-scale spodumene crystals and white feldspar minerals.  The core pegmatitic zone shows internally different pegmatitic phases, characterized by different spodumene crystal lengths, ranging from coarse-grained (earlier) to fine-grained (later).  The contacts between different spodumene-bearing pegmatite phases are transitional and well defined at core logging scale. Higher lithium grades are correlated with higher concentrations of larger spodumene crystals.  Late-mineral to post-mineral aplite phases cut earlier spodumene-bearing mineralization, causing local diminishing of lithium grade.  The core zone hosts the majority of the spodumene mineralization at Authier.

The spodumene-bearing pegmatite is principally defined by one single continuous intrusion, or dyke, that contains local rafts, or xenoliths, of the amphibolitic host rock, which are a few meters thick and up to 200 m in length at shallow levels within the western zone.  The main pegmatite outcrops in a small, 50 m by 20 m, area at the central-eastern sector that orients east-west and is mostly covered by up to 10 m of overburden.  Based on the information gathered from the drilling, the pegmatite intrusion is more than 1,100 m in length and can be up to 60 m thick.  The intrusion is generally oriented east-west, dips to the north at angles ranging between 35° and 50° and reaches depths of up to 270 m below surface in drilling to date.

A second spodumene-bearing pegmatite, not visible from the surface, was intersected by diamond hole AL-16-10 at shallow levels, between 15 m and 22 m downhole depth, approximately 400 m north of the main pegmatite.  Follow-up drilling in early 2017 and 2018 outlined this new body, the Authier North pegmatite, which has a strike extension of 500 m east-west, 7 m average width, gently dipping 15 degrees to the north.  The Authier North pegmatite appears at shallow levels, 15 m to 25 m vertical depth, and is open in all directions.

1.5	EXPLORATION STATUS

From 1966 until 1969, exploration work was conducted under the direction and supervision of Mr. George H. Dumont, consulting engineer.  The exploration programs, originally designed for magmatic sulfides, successfully outlined the main spodumene-bearing pegmatite on the Property.  The work included magnetic and electromagnetic surveys, as well as 23 diamond drill holes (DDH) totaling 2,611.37 m.

In 1978, Société Minière Louvem Inc. completed two (2) diamond drill holes, AL-24 and Al-25, on the western extension of the pegmatite dyke for a total of 190.5 m.

In 1980, Société Québécoise d’Exploration Minière (SOQUEM) completed six (6) diamond drill holes (80-26 to 80-31), totaling 619.96 m in the central portion of the spodumene-bearing pegmatite.  At the same time, 224 core samples from previous drilling, done between 1967 and 1980 on the pegmatite dyke, were re-assayed for Li2O.

In 1993, Raymor conducted additional drilling of 33 holes for a total of 3,699.66 m with the objective of verifying the presence and detailing the geometry of the spodumene-bearing pegmatite.  Raymor also conducted geological mapping and trenching and started a 30-t bulk sampling of the pegmatite dyke, which was completed in 1996.

From 2010 to 2012, Glen Eagle completed 8,990 m in 69 diamond, NQ diameter DH on the Authier Property; 7,959 m were drilled on the Authier Deposit; 609 m (five DDH) were drilled on the northwest and 422 m on the south-southwest sectors of the Property.

From these DH, 1,474 samples were collected for analysis, representing approximately 18% of the drill core material.  The DH are generally spaced 25 m to 50 m apart, with azimuth generally south dipping (180°) and dip ranging from 45° to 70°.  The mineralized drill intersection ranged from near true thickness to 85% true thickness.

In August 2016, Sayona completed the acquisition of the Authier Property for CAD4.0M.  In September of the same year, Sayona drilled 19 diamond drill holes, for a total of 3,982 meters, prior to completion of a prefeasibility study undertaken by SGS.

From January to March 2017, 31 diamond drill holes were done, totaling 4,122 meters, drilled for definition and metallurgical testing.  A prefeasibility study update was completed in December 2017 by Wave International Ltd.

From January to March 2018, 19 diamond drill holes were completed, for a total of 2,025 meters, to confirm lithium mineralization at depth.  Towards the end of 2018, Sayona completed a seven (7) diamond drill holes program totaling 342.5 m for condemnation (sterilization) purposes.  A definitive feasibility study was completed for the Project in September 2018 by BBA Inc.

In September 2021, 25 diamond drill holes, totaling 3,908 meters, were completed on exploration and definition targets.

1.6	MINERAL RESERVE ESTIMATES

The Project LOM plan and subsequent Mineral Reserve estimate are based on a ROM ore selling price of $120 CAD/t.  A memorandum of understanding (MOU) was developed between the Authier operation and NAL operation, in which NAL agrees to buy 100% of the Authier ore material at a selling price of $120 CAD/t, delivered to the NAL ore pad area.  The effective date of the Mineral Reserve estimate is June 30, 2024, and based on an exchange rate of $0.75 USD:$1.00 CAD.

Development of the LOM plan included pit optimization, pit design, mine scheduling and the application of modifying factors to the Measured and Indicated portion of the in-situ Mineral Resource.  Tonnages and grades are reported as ROM feed at the NAL crusher and account for mining dilution, geological losses, and operational mining loss factors.

Table 1‑2 summarizes the Proven and Probable Mineral Reserve estimate for the Project.

Table 1‑2 – Authier Lithium Project Mineral Reserve estimate at Effective Date of June 30, 2024 at CAD$120/t.

Authier Lithium Project Ore Reserve Estimate (0.55% Li2O cut-off grade)
Category	Tonnes (Mt)	Grades (%Li2O)	Cut-off Grade % Li2O	Met Recovery %
Proven Ore Reserves	6.2	0.93%	0.55%	73.6%
Probable Ore Reserves	5.1	1.00%	0.55%	73.6%
Total Ore Reserves	11.2	0.96%	0.55%	73.6%

Notes:

1.	Mineral Reserves are measured as dry tonnes at the crusher above a diluted cut-off grade of 0.55% Li2O.
2.
Mineral Reserves result from a positive pre‐tax financial analysis based on an ore selling price of 120 CAD/t and an exchange rate of USD0.75:CAD1.00.  The selected optimized pit shell is based on a revenue factor of 0.86 applied to a base case selling price of USD850/t of spodumene concentrate.

3.	The reference point of the Mineral Reserves is the NAL crusher feed.
4.
In-situ Mineral Resources are converted to Mineral Reserves based on pit optimization, pit design, mine scheduling and the application of modifying factors, all of which supports a positive LOM cash flow model.  According to CIM Definition Standards on Mineral Resources and Reserves, Inferred Resources cannot be converted to Mineral Reserves.

5.
The Mineral Reserves estimate for the Project have been developed under the supervision of Mr. Tony O’Connell, an employee of Optimal Mining Solutions Pty Ltd  in the position of Principal Mining Consultant and Director and a Qualified Person as defined by regulation S-K §229.1300 of the United States Securities and Exchange Commission (SEC).

6.	The Mineral Reserve estimate is valid as of June 30, 2024.
7.	Totals may not add up due to rounding for significant figures.

1.7	MINERAL RESOURCE ESTIMATE

The Mineral Resources of Authier Lithium are reported using an open-pit mining perspective.  Due to the significant depth extent of the resource block model, it is considered that not all the interpolated blocks could meet the requirement of a reasonable prospect of economic extraction stated in the SEC guidelines for resources estimation.  To define the Mineral Resources of Authier lithium, an optimized pit shell generated in the Whittle mine planning package, which corresponded to the ultimate pit shell at a revenue factor of 1.  The final Mineral Resources include the resource blocks located within the optimized pit shell, below the overburden/bedrock interface and above the cut-off grade of 0.55% Li2O.

The following table describes the Authier Mineral Resource Statement exclusive of Mineral Reserves. The final MRE exclusive of Mineral Reserves within the open pit are reported at a cut-off of 0.55% Li2O and total 0.23 Mt, with an average grade of 0.80% Li2O in the Measured category, and 3.18 Mt, with an average grade of 0.98% Li2O in the Indicated category, for a combined total of 3.40 Mt at an average of 0.96% Li2O in the Measured and Indicated categories.  An additional 6.35 Mt, with an average grade of 0.98% Li2O in the Inferred category is also present at Authier Lithium.  The effective date of the Authier MRE is June 30, 2024, and Table 1‑3 shows the Authier Mineral Resource Statement exclusive of Mineral Reserves.

 Table 1‑3 – Authier Mineral Resource statement at effective date June 30, 2024 based on USD $977/t Li₂O, exclusive of Mineral Reserves.

Authier Lithium Project Ore Reserve Estimate (0.55% Li2O cut-off grade)
Category	Tonnes (Mt)	Grades (%Li2O)	Cut-off Grade % Li2O	Met Recovery %
Measured	0.23	0.80%	0.55%	78%
Indicated	3.18	0.98%	0.55%	78%
Measured and Indicated	3.40	0.96%	0.55%	78%
Inferred	6.35	0.98%	0.55%	78%
Notes:

1.	Mineral Resources are 100% attributable to the property. Sayona has 100% interest in Authier.
2.	Mineral Resources are exclusive of Mineral Reserves.
3.
Mineral Resources do not have demonstrated economic viability.  The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.

4.
The Inferred Mineral Resource in this estimate has a lower level of confidence that applied to an Indicated Mineral Resource and is not converted to a Mineral Reserve.  It is reasonably expected that the majority of the Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration.

5.	Numbers in the table might not add precisely due to rounding.
6.	Bulk density of 2.71 t/m³ is used.

7.	Effective date is June 30, 2024.
8.	Only block centroids had to be inside the pit to be considered.
9.
The Mineral Resource estimate has been assembled using the regulation S-K §229.1300 of the United States Securities and Exchange Commission (SEC).  Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability.  Inferred Mineral Resources are exclusive of the Measured and Indicated Resources.

* Rounded to the nearest thousand.

1.8	MATERIAL DEVELOPMENT AND OPERATIONS

There are no material development and operations, that may have impacted resource and reserve statements since stated effective dates.

1.9	RECOVERY METHODS

The current Project considers mining Authier ore for shipment to the North American Lithium (NAL) concentrator for processing.  There is a memorandum of understanding that the NAL operation will purchase the Authier ore.

Historical metallurgical testwork for the Authier project was undertaken as part of feasibility studies carried out for the mine and concentrator project in 2018 and 2019.

1.10	MINE DESIGN

The Authier Lithium Project will be an open-pit mining operation.  The mining activities will be performed by a mining contractor, with Sayona Quebec supervising the work and providing technical services.  For the purposes of this study, certain equipment types were considered, and the requirements estimated.  However, the actual equipment used at the site will be determined during the detailed mine design phase.

The pit will comprise of 5 phases.  The run of mine (ROM) ore feed contained in the final pit is sufficient for a mine life of 22 years.

Due to the phase designs, very little waste material is mined to supply the mill in the first two years.  This strategy keeps the mining activities to a minimum, allowing the operation to improve its mining practices and equipment needs and, consequently, keeps mine operating costs low.

The overall pit has a variable strip ratio.  The annual mining productivity gradually increases to 6.0 Mt in Year 5, and gradually decreases from Year 13 to the end of the mine life.  Figure 1‑5 shows the Authier Lithium LOM production profile.

Figure 1‑5 – Authier Lithium LOM production profile.

1.11	INFRASTRUCTURE, CAPITAL, AND OPERATING COST ESTIMATES

1.11.1	Project Infrastructure

The project infrastructure includes Run of mine (ROM) and loadout pad, administrative building, dry room, lay down area for mining contractor equipment shop, Waste Rock Storage Facility, mine wastewater treatment plant, site access roads, mine hauling and service roads, mine water management infrastructure, electrical distribution facilities, fuel and explosive storage and communication systems (refer to Figure 1‑6).

KEY PLAN
AUTHIER LITHIUM PROJECT
ROUTE 109
LA MOTTE
DITCH BC1-A
DERIVATION DITCH 1A
BASIN BC1
EMERGENCY SPILLWAY
WASTE ROCK STOCKPILE ELEV. 415m
DITCH BC2-A
CHEMIN PREISSAC
LEGEND
EXISTING ROAD
PROPOSED ROAD
EXISTING WATERCOURSES
DITCH WITH SERVICE ROAD FOR MAINTENANCE
ESKER SAINT MATHIEU-BERRY LIMIT
EMERGENCY SPILLWAY
FINAL EFFLUENT
CULVERT
BLASTING EXCLUSION RADIUS
PUMPING STATION
PUMPING LINE
DITCH BC2-B
DERIVATION DITCH 1B
EMERGENCY SPILLWAY
WATER TREATMENT PLANT
STOCKPILE/LOADOUT
ESKER SAINT-MATHIEU-BERRY LIMIT LINE
BASIN BC
ELEV 340m
SERVICE ROAD
WASTE PILE HAUL ROAD (20m)
ELEV 335m
PIT ACCESS RAMP B
WTP ACCESS ROAD (8m)
ELEV 328m
PIT ACCESS RAMP A
PIT
FINAL EFFLUENT
MINE/FUEL/TRUCK SHOP
MAIN HAUL ROAD (20m)
PREISSAC
LA MOTTE
NICKEL ROUTE
200 100 0 200 400 600 800 1000 m
1 : 4000
FENCE AND GATE
BLASTING MATERIALS WATERHOUSE
FOR INFORMATION
BBA

Figure 1‑6 – Site Layout.

1.11.2	Capital and Operating Cost Estimates

The capital cost estimate prepared for this study meets AACE Class 3 criteria, usually prepared to establish a preliminary capital cost forecast and assess the economic viability of the Project.  This allows management, and / or the Project sponsor, to obtain authorization for funds for the Project’s next stages.  As such, this estimate forms the initial control estimate against which subsequent phases will be measured and monitored.

Table 1‑4 summarizes the initial capital cost estimate, Table 1‑5 summarizes the sustaining capital cost estimate, and

Table 1‑6 summarizes the operating cost estimate.

Table 1‑4 – Project initial capital cost detailed summary

Item	Total (M CAD)
Mining	$5.80
Preproduction Mining	$3.39
Owner Equipment and Mine Services	$2.41
Infrastructure	$69.62
Waste Stockpile and Water Management	$44.85
Electrical Work	$0.84
On-site Roads	$2.53
Access Road	$0.65
Owner's Costs	$2.44
EPCM Services	$7.33
Commissioning	$0.28
Overhead	$0.22
Other	$1.37
Contingency	$9.08
Wetland Compensation	$1.50
Wetland Compensation	$1.50
Royalty Buyback	$1.00
1 claim	$1.00
Total	$77.89

Table 1‑5 – Sustaining Capital Cost Estimate Summary

Year	LOM
(M CAD$)
Mining	$3.76
Infrastructure	$70.64
Sustaining Capital Costs	$74.40

Table 1‑6 – Summary LOM Operating Cost Estimate Summary

Cost Area	LOM (M CAD)	Unit (CAD/t Ore)	Unit (USD/t Ore)
Mining	$540.56	$48.16	$36.12
Water treatment management	$58.73	$5.23	$3.92
General and administration	$20.97	$1.87	$1.40
Total operating costs	$620.27	$55.26	$41.44
Reclamation bond insurance payment	$7.65	$0.68	$0.51
Ore transport and logistics costs	$223.36	$19.90	$14.92
Total operating and other costs	$851.28	$75.84	$56.88
Royalty deductions	$28.96	$2.58	$1.94
First Nation royalties	$27.04	$2.41	$1.81
Reclamation and closure costs	$41.71	$3.72	$2.79
Total Operating, Royalties, Reclamation and Closure Costs	$948.99	$84.54	$63.41

1.12	MARKET STUDIES

Market studies have been based on the “Lithium Forecast Report” prepared by Benchmark Materials for Sayona Quebec dated Quarter 2, 2024.

1.12.3	Market Balance

Lithium prices declined sharply in 2023, due to a combination of lower than expected EV sales, build-up of in-process inventories and rising supply, which created an oversupplied market. In 2024, prices levelled off during the first half of the year. However, oversupply in China has been exerting continued downward pressure on prices. Forecast higher demand in the second half of the year, particularly in Q3, will establish support levels for prices. Overall, supply is projected to grow by 24% in 2024, while demand is expected to grow at a faster pace of 31% thereby creating a nearly-balanced market for the year.

In 2025, prices are expected to remain subdued as an oversupplied market emerges from increasing supply in several countries. Although demand is projected to grow by approximately 23% in 2025, this increase will not be sufficient to counterbalance supply growth of nearly 32%.

The lithium market is projected to enter a deficit from 2030 onwards. From this point onwards there is an ever-growing deficit which will lead to either demand destruction or yet-to-be identified new supply coming online to bridge the supply gap.

1.12.4	Spodumene Price Forecast

Forecast lithium product sale prices calculated by BMI are shown in Figure 1‑7. The average sale price of 6% spodumene concentrate is approximately US$1,860/t between 2026 and 2040.

Figure 1‑7 – Lithium products price forecast 2026-2040

1.13	ENVIRONMENTAL, SOCIAL AND PERMITTING

1.13.1	Environmental Studies

Environmental baseline studies including literature review, field works, and laboratory analysis were conducted in 2012, and from 2017 to 2022, by Sayona Quebec and the previous owner.

•	Soils quality studies were carried out in 2017, 2018, 2019 and 2020.
•
Hydrogeological study started in December 2016 and currently includes the installation of 27 observation wells (piezometers), groundwater sampling campaigns, the achievement of variable head permeability tests and tracer profile testing as well as groundwater level surveys;

•
From 2017 to 2022, 14 to 27 wells were sampled for underground water quality.  Samples collected were analyzed for a variety of parameters including metals, nutrients, major anions and cations, volatile compounds, polycyclic aromatic hydrocarbons and C10-C50 petroleum hydrocarbons;

•
Surface water was sampled in 2017, 2018 and 2019.  Sampling of the surface water was conducted in five locations, i.e., four stations in the core study area and one outside the extended study area, along the mainstream draining the core study area.  Some exceedances of criteria for protection of aquatic life were observed for aluminum, iron, copper, manganese, lead and nickel;

•
Sedimentation characterization was carried out in 2018, 2019 and 2020. Although several metal concentrations exceeded criteria in the two lakes under study, all the concentrations analyzed fall within the range of concentrations making up the geochemical background of sediments;

•
Wetlands were characterized from 2017 to 2019 and 2022.  Bogs and swamps are the main wetland classes characterized during the field surveys.  Only a few bogs were located near the Project area.  These bogs did not reveal any major particularities.  Some low ecological value wetlands are located inside the limit of the open-pit and the waste rock dump areas;

•
Field inventory for snakes, salamanders and anurans was carried out in 2017 and 2018.  Bird surveys were conducted in 2017 and 2019.  A bat inventory was completed in 2017.  Finally, a small mammal and rodent inventory was conducted in 2017;

•	Fish and fish habitats surveys were carried out in 2017 and 2019 on nine streams;
•	Air emission modelling has been conducted in 2022;
•	A noise modelling for the mining site was carried out in 2019 and updated in 2022. A noise model was generated in 2022 for the ore transportation to the NAL site.
•	An archaeological potential study carried out in 2018 concluded that the archaeological potential is very low, or even non-existent.
•
Several studies of the mineralogy and environmental risk classification of waste rocks have been caried out from 2017 to 2021 and concluded that acid mine drainage is unlikely to occur in the waste stockpile and the temporary ore pile, but there is a potential for nickel leaching.

•	An environmental site assessment (ESA) - Phase I, conducted in 2020, concludes that there is no activity likely to affect soil and water conditions.
•	A condemnation report for the future waste stockpile produced in 2022 revealed the absence of economic lithiferous mineralization at the future waste stockpile.
•
Floristic inventories of non-timber forest products of interest on mine site were carried out in 2020 and 2022 in collaboration with the Abitibiwini First Nation (AFN).  Sites of interest for acquiring knowledge about NTFPs were targeted by AFN and inventoried during the summer of 2022.

•	A study was carried out in 2022 to assess the impact of the ore transportation between the Authier mine and the North American Lithium plant.

The southern part of the St-Mathieu-Berry Esker is enclosed into the area of influence of the mine.  However, this part of the esker is not connected to the main part of the esker which is being tapped by the drinking facilities of the city of Amos and also by the Eska water bottling society.  Both portions of the esker are separated by a bedrock lump.

In the esker, the groundwater generally flows towards the north, except in the Project area where it is heading south and southeast and to the Harricana River watershed.  The southern portion of the esker, located in the Project area, is in a different watershed than the remainder of the esker.  However, because it is located at a lower altitude than the esker and isolated from it by a bedrock, the Authier Project will not threaten, in any way and under any circumstances, the water quality of this esker.

1.13.2	Decarbonization Plan

A preliminary GHG emission level assessment over the life of the Authier Project showed that nearly 80% of the Project’s GHG emissions will come from mining operations as well as ore transportation.  In order to reduce its environmental impact by reducing its GHG emissions, the Project’s decarbonization plan will address primarily those two emission factors.

It will focus on two initial approaches:

1.	Deploying innovative technologies to reduce GHG emissions produced by vehicles.

2.	Compensating for difficult-to-reduce emissions by investing in GHG offsets.

Sayona will aim at implementing innovative technologies to reduce the GHG emissions for the Authier Project resulting from the Project related vehicles, both for the mining operation and the ore transportation. Three specific initiatives will be studied as part of the company’s decarbonization plan: alternative fuels, electrification and energy efficient vehicle designs.

Because a complete reduction of the Authier Project’s GHG emission cannot be foreseen with the current technology maturity, compensation investments will be considered in the decarbonization plan.

There are two compensation efforts that will be evaluated:

•	Indirect compensation: Purchasing carbon credits from accredited/recognized organizations, with an emphasis on Québec based organizations; Invest in a local GHG reduction initiative.

•
Direct compensation: Restoring natural habitats, such as wetland, impacted by previous mining activities or other with a high sequestration potential; Creating and running a tree planting program with a focus on the Abitibi region.

For Sayona, the decarbonization plan will be an opportunity for unifying venture for its team, its suppliers and its stakeholders going forward.

1.13.3	Population

The Authier Project mine area is at the heart of the ancestral Abitibiwinni Aki territory, which the Abitibiwinni has never yielded. The Abitibiwinni (Community of Pikogan) are the Algonquins of northern Abitibi.  Today, Abitibiwinni is one of nine Algonquin communities in Québec.  The community of residence of Abitibiwinni is known as Pikogan, a reserve established in 1956, 3 km north of the city of Amos.

The Authier Project site is located in La Motte, in the administrative region of Abitibi-Témiscamingue.  The Property is accessible by a rural road network (Preissac Road and Nickel Road) connecting to Route 109, located a few kilometers east of the site (approximately 5 km).  Route 109 connects Rivière-Héva with Amos, then Matagami; then joins Route 117 at Rivière-Héva.  The Project is located approximately 35 km south of the Abitibiwinni Community of Pikogan.

1.13.4	Permitting

In accordance with Québec’s Mining Act and Environmental Quality Act, permits are required in order to build and operate a mine.  A mining lease is required from the Ministère des Ressources naturelles et des Forêts (MRNF), formerly MERN. The application must be accompanied by, among other things, an approved closure and rehabilitation plan and a scoping and market study on processing in Québec. The delivery of the mining lease is conditional on obtaining the approbation of the closure plan.  According to the Quality Environmental Act a certificate of authorization is also required for construction and operation of the mine.  A public consultation must also be part of the legal obligation and should last at least two months and include public open doors in the municipality where the Project is located.

From a federal perspective, no Environmental Impact Assessment (EIA) is required as long as none of the physical activities (SOR/2012-147) would trigger the federal process.

1.13.5	Reclamation and Closure

In accordance with the Mining Act requirements, a detailed closure plan must be submitted to the MRNF.  The closure plan includes the following activities:

•	Rehabilitate the waste rock pile by covering slopes and flat areas with geotextiles, compacted inorganic overburden, organic overburden, and vegetation.
•	Remove from the site all surface and buried pipelines.
•	Remove buildings and other structures.
•	Rehabilitate and secure the open pit.
•	Reclaim any civil engineering works.
•	Remove machinery, equipment, and storage tanks.
•	Complete any other work necessary for final rehabilitation and closure.

1.13.6	Waste Dumps and Tailings

During the lifespan of the open pit mine, a total of 27.39 Mm³ of waste rock and 2.71 Mm³ of overburden material and 0.86 Mm³ of organic material will be generated for a total of 30.96 Mm³.

Results of the geochemical characterization of waste rock concluded:

•	Waste rock is not acid generating.
•	A substantial portion of waste rock could be considered metal leaching (approximatively 70%).
•	Waste rock will not be considered as high-risk level mining waste.

Based on the available geotechnical and hydrogeological investigation information, the current design assumes that the in-situ soils will not meet Québec Directive 019 requirements.  To ensure aquifer protection, a geomembrane impervious structure is required.

Authier waste rock, overburden and organic materials will be contained in the same Waste Rock Storage Facility (WRSF).  Overburden and organic material will be used during construction and closure of the WRSF.  The designed concepts allow management and storage of all Authier waste materials within the same footprint.  The WRSF has a footprint of approximately 75 ha, and a maximum height of ±83 m.  The average height is about 72 m.

Given that the ore will be processed at North American Lithium (NAL), the site does not require a tailings storage facility.

1.14	ECONOMIC ANALYSIS

The economic assessment of the Project was carried out using a discounted cash flow (DCF) approach on a pre-tax and after-tax basis, based on the procurement contract between Authier Lithium and North American Lithium.  No provision was made for the effects of inflation as real prices and costs were used in the financial projections.  Current Canadian tax regulations were applied to assess the corporate tax liabilities, while the most recent provincial regulations were applied to assess the Québec mining tax liabilities.

The key outcomes of the economic evaluation for 100% of the project, before financing costs, are presented in Table 1‑7.

Table 1‑7 – Financial Analysis Summary

Item	Unit	Value	Unit	Value
Mine Life	year	22	year	22
Strip Ratio	t:t	6.1	t:t	6.1
Total Mill Feed Tonnage	Mt	11.2	Mt	11.2
Revenue
Ore Selling Price	CAD/t ore	120	USD/t ore	90
Exchange Rate			USD:CAD	0.75
Project Costs
Open Pit Mining	CAD/t ore	48.16	USD/t ore	36.12
Water Treatment and Management	CAD/t ore	5.23	USD/t ore	3.92
General and Administration (G&A)	CAD/t ore	1.87	USD/t ore	1.4
Reclamation Bond Insurance Payment	CAD/t ore	0.67	USD/t ore	0.5
Ore Transport and Logistic Costs	CAD/t ore	19.9	USD/t ore	14.92
Project Economics
Gross Revenue	CAD M	1347	USD M	1010.3
Total Operating Cost Estimate	CAD M	627.9	USD M	470.9
Reclamation Bond Insurance Payment	CAD M	7.6	USD M	5.7
Transportation and Logistics Cost	CAD M	223.4	USD M	167.5
Total Capital Cost Estimate	CAD M	77.9	USD M	58.4
Total Sustaining Capital Cost Estimate	CAD M	74.4	USD M	55.8
Reclamation and Closure Costs	CAD M	41.7	USD M	31.3
Royalty Deduction	CAD M	29	USD M	21.7
First Nation Royalties	CAD M	27	USD M	20.3
Non-discounted Cash Flow (Pre-Tax)	CAD M	280.4	USD M	210.3
Discount Rate	%	8%	%	8%
PRE-TAX NPV @ 8%	CAD M	58.1	USD M	43.5
Pre-Tax Internal Rate of Return (IRR)%		15%	%	15%

A financial sensitivity analysis was conducted on the base case after-tax cash flow NPV and IRR of the Project.

The sensitivity of the after-tax NPV was evaluated for changes in key variables and parameters such as:

•	Capital costs.
•	Sustaining capital costs.
•	Operating costs.
•	Price of ore sold to NAL.

The after-tax sensitivity analyses show that changes in the price of ore sent to NAL and the Project operating costs create the largest NPV variations.

1.14.1	Project Implementation and Execution

This execution plan is conceptual in nature and will be adjusted and refined during the next phases of the Project.  Construction is expected to begin soon after reception of the certificate of authorization.

The critical path to ore production is the reception of the certificate of authorization, mobilizing the mining contractor, and building the main access roads and the stockpile pads.

1.14.2	Risk and Opportunity

There are a number of risks and uncertainties identifiable to any new project that usually cover the mineralization, process, financial, environmental, and permitting aspects.  This project faces the same challenges, and an evaluation of the possible risks was undertaken.  The resulting register identifies risks, impact category, the severity and probability ratings as well as potential risk mitigation measures.  Table 1‑8 shows the top risks of the Project.

Table 1‑8 – Main project risks

Risks Details
Category	Description	Rating category	Mitigation Measures
Logistics	Worldwide crisis on freight forwarding	Schedule	Dedicate resources for expediting & logistics
Health & Safety	Mining traffic uses segments of roads common to ore transport and employee traffic. Berm separates the mining traffic from the others	Safety	Road to be widened and berm separating mining and other traffic. Add secondary access road to remove crossings
Operation	Start-up during wintertime	Operation	Implement temporary WTP during initial mining development
Operation	NAL will process with new ore from Authier after about six months of operation	Production	Support from external engineering staff during NAL transition to the blended ore processing
Engineering	Consultant engineers are very busy	Schedule	Frequent follow-up
Construction	Local contractors are very busy	Schedule	Reach out to province‑wide contractors
Environment	Delays in obtaining mining and construction permits	Schedule	Frequent follow-up and pro-active approach of permitting authorities

1.15	CONCLUSIONS AND QP RECOMMENDATIONS

The current mine plan and schedule confirms the technical and financial viability of constructing a simple open-cut mining operation, waste rock storage facility and water treatment plant at the Authier site.  The positive study demonstrated the opportunity to create substantial long-term sustainable shareholder value at a low capital cost.

Given the technical feasibility and positive economic results of the current plan, it is recommended to continue the work necessary to support a decision to fund and develop the project.

1.16	REVISION NOTES

This Technical Report Summary is an update to the Technical Report Summary completed in February 2024 (with Piedmont as the registrant), with an effective date of December 31 2023.

2	INTRODUCTION

2.1	TERMS OF REFERENCE AND PURPOSE OF THE REPORT

This S-K §229.1300 compliant Technical Report Summary (the Report) was prepared by Sayona Mining Limited (Sayona Mining or Sayona), based on an existing Technical Report Summary previously published and filed by Piedmont Lithium Inc (Piedmont) with an effective date of 31st of December 2023.

This report was prepared by Optimal Mining Solutions Pty Ltd for Sayona’s Authier property which is wholly owned and operated by Sayona Quebec Inc (Sayona Quebec), with Sayona owning 75% and Piedmont 25% of Sayona Quebec in a Joint Venture agreement.

This report was prepared as a collaborative effort between Optimal Mining Solutions Pty Ltd and Measured Group Pty Ltd. Optimal Mining Solutions Pty Ltd is an independent mining engineering consulting firm based in Brisbane Australia. Measured Group Pty Ltd is an independent geological and mining consulting firm based in Brisbane Australia with offices also in Perth and Singleton, Australia.

Sayona Mining Limited serves as the registrant of this S-K §229.1300 compliant Technical Report Summary. The statement is based on information provided by Sayona Quebec and reviewed by various professionals and Qualified Persons. Copies, or references to information in this Report may not be used without the written permission of Sayona Quebec.

The purpose of the Report is to present the Mineral Resources Estimate and Mineral Reserves Estimate, the potential for mining and all associated infrastructure required for the development of the Authier project.  A Definitive Feasibility Study (DFS) was completed on the project in October 2019, which developed the Project over a 22-year production period, using conventional open-pit truck and shovel methods and concentration of the ore in the NAL concentrator facility that was re-started in March 2023 with substantial upgrades to produce spodumene concentrate between 5.40% to 5.82% Li2O.

The Authier run-of-mine (ROM) ore will be transported to the NAL site, blended with the NAL ore material, and fed to the crusher.

Title to the Property is held by Sayona Quebec, which holds 100% of the ownership.  The property is currently under continued exploration activity.

2.2	QUALIFICATIONS OF QUALIFIED PERSONS/FIRMS

2.2.1	Contributing Authors

Table 2‑1 presents the Qualified Persons (QPs) responsible for each chapter of this Report.  The QPs of this Report are in good standing with the appropriate professional institutions.

The QPs have supervised the preparation of this Report and take responsibility for the contents of the Report as set out in Table 2‑1.  Each QP has also contributed relevant figures, tables, and written information for Chapters 1 (Executive Summary), 21 (Other Relevant Data and Information), 22 (Interpretation and Conclusions), 23 (Recommendations), and 24 (References), 25 (Reliance on Information Supplied by the Registrant).

Table 2‑1 – Chapters responsibility

Qualified Person	Company	Role	Contributing Chapters
Tony O'Connell	Optimal Mining	Principal Mining Consultant	All
Steve Andrews	Measured Group	Principal Geological Consultant	1,6,7,8,9,11,21-23,25

2.2.2	Site Visits

Mr. O’Connell from Optimal Mining Solutions visited the North American Lithium operation, which will process the ore from Authier, between September 10th and 12th 2024 inclusive.

2.3	SOURCE OF INFORMATION

The reports and documentation listed in Chapters 25 (Reliance on Information supplied by Registrant) and 24 (References) were used to support the preparation of this Report.  Sections from reports authored by other consultants may have been directly quoted or summarized in this Report and are so indicated, where appropriate.

The Report has been completed using the aforementioned sources of information as well as available information contained in, but not limited to, the following reports, documents, and discussions:

•	Technical discussions with Sayona Quebec personnel.
•	Technical and financial information provided by Sayona Quebec personnel.
•	Internal unpublished reports received from Authier and NAL.

•	Additional information from public domain sources.

2.4	LIST OF ABBREVIATIONS AND UNITS OF MEASURE

The following units and currency are used throughout this report:

•	All units are metric, unless noted otherwise.
•	All currency is in Canadian dollars (CAD or $), unless noted otherwise.

This Report includes technical information that required subsequent calculations to derive subtotals, totals, and weighted averages.  Such calculations inherently involve a degree of rounding and, consequently, introduce a margin of error.  Where these occur, the authors consider them immaterial.

Table 2‑2 – List of Abbreviations

LIST OF ABBREVIATIONS
Abbreviation	Description
2SD	Two standard deviations
3D	Three dimensional
3SD	Three standard deviations
AA	Atomic absorption
AFN	Abitibiwinni First Nation
AG	Average-grade
AGAT	AGAT Laboratories Ltd.
AI	Abrasion index
ALS	ALS-Chemex / ALS Laboratory Group
ARD	Acid rock drainage
AUD	Austrian dollar
BBA	BBA Inc.
BC1	Water storage basin 1
BC2	Water storage basin 2
BFA	Bench face angle
BM	Block model
BWI	Ball mill work index
CAD	Canadian dollar
CAPEX	Capital expenditure
CDA	Canadian Dam Association
CDC	Map designated cells
CDPNQ	Centre de Données sur le Patrimoine Naturel du Québec
CIM	Canadian Institute of Mining, Metallurgy and Petroleum
CMT	Construction Management Team

COC	Chain of custody
COG	Cut-off grade
COSEWIC	Committee on the Status of Endangered Wildlife in Canada
COVID-19	Coronavirus disease of 2019
CRM	Centre de Recherche Minérale
CWI	Crushing work index
DCF	Discounted cash flow
DD	Diamond drilling
DDH	Diamond drill hole
DFS	Definitive feasibility study
DFO	Department of Fisheries and Oceans Canada
DH	Drillhole
DMS	Dense media separation
EBITDA	Earnings Before Interest, Taxes, Depreciation, and Amortization
EDF	Environmental design flood
EIA	Environmental Impact Assessment
EOY	End of year
EPCM	Engineering, Procurement and Construction Management
ESS	Energy storage systems
ESG	Environmental, social and governance
ETP	Evapotranspiration
EV	Electric vehicles
Fe	Iron
G&A	General and Administration
GER	Glen Eagle Resources
GFE	Services Forestiers et d’Exploration GFE
GHG	Greenhouse gas
GMR	Gross Metal Royalty
GRES UQAT	Groupe de recherche sur l’eau souterraine de l'Université du Québec en Abitibi-
Témiscamingue
HG	High-grade
High-Li	High-grade lithium
HLS	Heavy-liquid separation
HV	Heavy vehicle
IBA	Impacts and Benefits Agreement
ICP-AES	Inductively coupled plasma – atomic emission spectrometry
ICP-MS	Inductively coupled plasma mass spectrometry

ICP-OES	Induced coupled plasma optical emission spectrometry
ID2	Inverse distance squared
ID3	Inverse distance cubed
IDF	Inflow design flood
IRA	Inter ramp angle
IRR	Internal rate of return
JORC	Joint Ore Reserves Committee
LCE	Lithium carbonate equivalent
LFP	Lithium iron phosphate
LIMS	Low-intensity magnetic separator
Li2O	Lithium oxide
LME	London Metal Exchange
LG	Low-grade
LOM	Life of mine
Low-Li	Low-grade lithium
LSB	Loi sur la sécurité des barrage (The Dam Safety Law applied in Québec)
LV	Light vehicle
Max	Maximum
MDDELCC	Ministère du Développement Durable, de l'Environnement et de la Lutte contre les Changements Climatiques
MDMER	Metal and Diamond Mining Effluent Regulations
MELCC	Ministère de l’Environnement, et Lutte contre les changements climatiques (now MELCCFP)
MELCCFP	Ministère de l’Environnement, de la Lutte contre les changements climatiques, de la Faune et des Parcs (formerly MELCC)
MENR	Ministry of Energy and Natural Resources (now MRNE)
MFFP	Ministère des Forêts, de la Faune et des Parcs
MIA	Mine industrial area
Min	Minimum
MMER	Metal and Diamond Mining Effluent Regulation
MOU	Memorandum of understanding
MPSO	Mine plan schedule optimizer
MRE	Mineral Resource Estimate
MRNF	Ministère des Ressources naturelles et des Forêts (formerly MERN)
NAD	North American Datum
NAL	North American Lithium
NCF	Net cash flow

NI	National Instrument
NN	Nearest neighbour
NPV	Net present value
NS	Not significant
NSR	Net smelter return
OB	Overburden
OBVAJ	Organisme de bassin versant Abitibi-Jamésie
OBVT	Organisme de bassin versant du Témiscamingue
OK	Ordinary kriging
OPEX	Operational expenditure
ORG	Organic material
OSA	Overall slope angle
PAH	Polycyclic aromatic hydrocarbon
PCM	Project Construction Management
PEA	Preliminary economic assessment
PMF	Probable maximum flood
PwC	PricewaterhouseCoopers
QA/QC	Quality Assurance / Quality Control
QI	Québec Inc.
QLC	Québec Lithium Corporation
Q1, Q2, etc.	First quarter, Second quarter, etc.
Raymor	Raymor Resources Ltd.
RCM	Regional county municipality
RM	Reference material
ROM	Run of mine
RQD	Rock quality designation
RSB	Règlement sur la sécurité des barrages (The Dam Safety Regulation applied in Québec)
RWI	Rod mill work index
SD	Standard deviation
SESAT	Société de l’eau souterraine d’Abitibi-Témiscamingue
SG	Specific gravity
SGS Minerals	SGS Canada Inc. Minerals Services
SGS Lakefield	SGS Minerals’ laboratory in Lakefield
SOQUEM	Société Québécoise d’Exploration Minière
Synectiq Inc.	Synectiq
TSF	Tailings storage facility

TSS	Total suspended solids
UDFS	Updated Definitive Feasibility Study
USD	United States dollar
UTM	Universal Transverse Mercator
WHIMS	Wet high-intensity magnetic separation
WR	Waste rock
WRSF	Waste rock storage facility
WTP	Water treatment plant
XRD	X-ray diffraction

Table 2‑3 – Units of Measure

Units of Measurement
Unit	Description
°C	Degrees Celsius
°F	Degrees Fahrenheit
µm	micrometre / micron
µS	microsecond
A	ampere
cfm	cubic feet per minute
cm	centimetre
d	day (24 hours)
deg. or °	angular degree
dia	diameter
G	giga (billion)
g	gram
g/t	grams per tonne
h or hr	hour (60 minutes)
ha	hectare
hp	horsepower
Hz	hertz
in.	inch
k	kilo (thousand)
kg	kilogram
km	kilometre
km2	square kilometre
kV	kilovolt
kVA	kilovolt-amperes

kW	kilowatt
kWh	kilowatt hour
L	litre
L/s	litres per second
LV	low voltage
M	mega (million); molar
m	metre
m3	cubic metre
m3/s	cubic metres per second
m3/h	cubic metres per hour
mm	millimetre
mpd	metres per day
Mt	million tonne
Mtpy	milled tonnage per year
MV	medium voltage
MVA	megavolt ampere
MW	megawatt
oz	troy ounce (31.1035g)
ppm	parts per million
psi	pound per square inch
s	second
sm3	standard cubic metre
t	tonne (metric ton)
tpd	tonne per day
tph	tonne per hour
tpy	tonnes per year
V	volt
W	watt
w/w	mass percentage of the solute in solution
wt%	weight percent
y	year (365 days)
yd	yard

3	PROPERTY DESCRIPTION

3.1	PROPERTY LOCATION, COUNTRY, REGIONAL AND GOVERNMENT SETTING

The Authier Property is located in the Abitibi-Témiscamingue Region of the Province of Québec, Canada, approximately 45 km northwest of the city of Val-d’Or and 15 km north of the nearest of town of Rivière-Héva.  The center of the Property is situated on NTS sheet 32D08 at about UTM 5,361,055 m N, 706,270 m E, NAD 1983 (48°21'47"N, 78°12'22W, see Figure 3‑1). The property is 29km from NAL operations in a straight line as shown in Figure 3‑4.

The Property is accessible by a high-quality, rural road network connecting to the main highway, Route 109, situated a few kilometers east, which links Rivière-Héva to Amos.

Route 109 connects at Rivière-Héva to Highway 117, a provincial highway that links Val-d’Or and Rouyn-Noranda (the two regional centers of the Abitibi-Témiscamingue region), to Montréal, which is the closest major city, almost 470 km to the southeast (Figure 3‑2 and Figure 3‑3).

          Figure 3‑1 – Authier property location coordinates (Source: Google Earth).

Figure 3‑2 – Location of the Property relative to a number of nearby regional townships.

Figure 3‑3 – Authier proximity to nearby mining services centers.

Figure 3‑4 – Authier location

3.1.1	Government Setting

Canada is a North American country with its center of government located in Ottawa, in the Province of Ontario.  Canada is a constitutional monarchy which forms part of the British Commonwealth and is ruled by a parliamentary democratic government.  The Crown assumes and oversees the roles of the executive, as the Crown-in-Council; the legislative, as the Crown-in-Parliament; and the judicial, as the Crown-on-the-Bench.

The country is politically stable, comprised of ten provinces and three territories, of which Québec is one.  The Canadian Federation is currently governed by the elected Liberal Party of Canada, while the province of Québec is governed by the Coalition Avenir Québec.

3.2	PROPERTY OWNERSHIP, MINERAL TENURE, AGREEMENT AND ROYALTIES

The Property currently consists of one block totaling 24 mineral claims covering 884 ha.  The claims are located on Crown Lands in the La Motte and the Preissac Townships.  The Property area extends 4.0 km in the east-west direction and 3.2 km in the north-south direction.  All of the claims comprising the Property are map designated cells (CDC).  Figure 3‑5 shows the claims map of the Property, and a detailed listing of the Authier Property claims is included in Table 3‑1.

Approximately 75% of the mineral resources are situated in CDC 2183455, 2194819 and 2116146, with the remainder in claims 2183454 and 2187652 (Figure 3‑6).

Figure 3‑5 – Property mining titles location map.

Figure 3‑6 – Proposed pit relative to claim boundaries.

Table 3‑1 – List of Authier Property claims

Claim Number		Registered holder	Status	Registration Date	Expiry date	Area (ha)	Required work ($)
CDC	2116146	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2025	43.24	$2,500
CDC	2116154	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2026	42.88	$2,500
CDC	2116155	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2026	42.87	$2,500
CDC	2116156	Sayona Québec Inc. (100%)	Active	08-08-2007	08-07-2025	42.86	$2,500
CDC	2183454	Sayona Québec Inc. (100%)	Active	08-08-2007	06-01-2025	42.85	$2,500
CDC	2183455	Sayona Québec Inc. (100%)	Active	06-02-2009	06-01-2025	42.84	$2,500
CDC	2187651	Sayona Québec Inc. (100%)	Active	09-02-2009	09-01-2026	21.39	$1,000
CDC	2187652	Sayona Québec Inc. (100%)	Active	09-02-2009	09-01-2025	21.29	$1,000
CDC	2192470	Sayona Québec Inc. (100%)	Active	10-22-2009	10-21-2025	21.08	$1,000
CDC	2192471	Sayona Québec Inc. (100%)	Active	10-22-2009	10-21-2025	21.39	$1,000
CDC	2194819	Sayona Québec Inc. (100%)	Active	11-19-2009	11-18-2025	42.82	$2,500
CDC	2195725	Sayona Québec Inc. (100%)	Active	11-27-2009	11-26-2026	29.03	$2,500
CDC	2219206	Sayona Québec Inc. (100%)	Active	4-22-2010	4-21-2025	5.51	$1,000
CDC	2219207	Sayona Québec Inc. (100%)	Active	4-22-2010	4-21-2025	17.06	$1,000
CDC	2219208	Sayona Québec Inc. (100%)	Active	4-22-2010	4-21-2025	55.96	$2,500
CDC	2219209	Sayona Québec Inc. (100%)	Active	4-22-2010	4-21-2025	42.71	$2,500
CDC	2240226	Sayona Québec Inc. (100%)	Active	07-09-2010	07-08-2025	42.71	$2,500
CDC	2240227	Sayona Québec Inc. (100%)	Active	07-09-2010	07-08-2025	42.71	$2,500
CDC	2247100	Sayona Québec Inc. (100%)	Active	8-23-2010	8-22-2025	42.75	$2,500
CDC	2247101	Sayona Québec Inc. (100%)	Active	8-23-2010	8-22-2025	53.77	$2,500
CDC	2472424	Sayona Québec Inc. (100%)	Active	01-11-2017	01-10-2026	42.5	$1,800
CDC	2472425	Sayona Québec Inc. (100%)	Active	01-11-2017	01-10-2026	55.96	$1,800
CDC	2480180	Sayona Québec Inc. (100%)	Active	2-22-2017	2-21-2026	42.51	$1,800
CDC	2507910	Sayona Québec Inc. (100%)	Active	12-15-2017	12-14-2026	25.35	$1,800
Total						884.04	$48,200

3.2.2	Mineral Rights and Permitting

In order to construct and operate the mine, Sayona is required to acquire various permits from federal and provincial authorities.  Following reception of the general governmental decree, specific permits are required from the regional office of the Québec Ministère de l’Environnement, de la Lutte contre les changements climatiques, de la Faune et des Parcs (MELCCFP).  Some other permits are also required by Québec Ministère des Ressources naturelles et des Forêts (MRNF).  Lastly, additional permits will be required by federal authorities, such as the Department of Fisheries and Oceans Canada (DFO).

As of June 2024, Sayona has not obtained any of the required permits.

In February 2023, the government agreed to Sayona’s request to voluntarily submit the Authier project to the Bureau d’audiences publiques sur l’environnement (BAPE).  In line with its commitment to transparency and collaboration, Sayona’s request will allow citizens to get involved in the project’s development.

BAPE’s mission is to inform government decision-making by issuing findings and opinions that account for the public’s concerns and are based on the principles of the Sustainable Development Act. The BAPE process takes place in 4 stages:

•	Preparatory meeting

•	Preparation before public sessions

•	The first and second part public sessions and;

•	if necessary, private mediation sessions.

Preparatory meeting

During this 30-day period, a public information session hosted by the BAPE takes place. At this session, around twenty minutes are planned for the presentation of the Authier project and it is followed by a question period. It is during this period that a person, group, organization or municipality may request from the MELCCFP the holding of a public examination of the project by a BAPE commission of inquiry.

Preparation before public sessions

This preparation period is necessary in order to prepare clear answers to questions during public sessions. This period is also used to prepare visual materials that will be used during these sessions. Finally, this is the moment when Sayona will designate the spokesperson(s) during the sessions. Technical experts may be invited to participate.

The first and second part public sessions

The first part: it is during the first public session that the commission of inquiry will invite Sayona to publicly present the reasons for the request. An additional period of approximately 20 minutes is allocated for the presentation of the project. Subsequently, Sayona's role will be to answer questions from the public and the committee immediately. Experts may be invited to present or answer questions on technical aspects of the project.

The second part: at this stage, the presence of Sayona is required but is limited to the right of rectification. The interested parties present the briefs which remain confidential until their presentation in public session.

Private mediation sessions

It is possible that certain issues are specific to one of the stakeholders. In this case, BAPE can organize private mediation sessions with the stakeholder. If no commitment from Sayona is possible, or this commitment does not meet the expectations of this stakeholder, the Commission will make a recommendation to the Minister based on the seriousness of this commitment.

After BAPE

BAPE's mandate ends with the submission of the report to the Minister responsible for the Environment, who has 15 days to make it public. It is based on the environmental analysis carried out by his ministry and on the BAPE report that the minister formulates his recommendation to the Council of Ministers, which has the final decision to authorize a project, with or without modifications, or refuse it.

After obtaining the government decree, the process of obtaining ministerial authorization can begin according to article 22 of the Environmental Quality Act.

3.2.3	Agreements and Royalties

Table 3‑2 summarizes the royalties payable from the Authier project.  As of June 2024, only four tenements contain ore reserves that would create royalty obligations.  These are CDC 2183454, 2183455, 2194819 and 2116146.

Table 3‑2 – Authier project summary royalties

Tenement	Royalty	Royalty Details
2,116,146	2% NSR royalty payable to Jefmar Inc.	§ The royalty payable will be based upon the Gross Value less the deductions (costs for treatment and refining, sales, brokerage, certain taxes and transportation).

§ Gross Value is attributable to a London Metal Exchange (LME) benchmark price (not necessarily the price actually received).
§  The royalty enables the owner to transact (for sales or smelting) with an affiliate. However actual prices and treatment charge deductions would be substituted with an arm’s-length value for the purposes of calculating the royalty.

§ 1% of the royalty can be purchased for CAD 1.0 M.
1.5% NSR royalty payable to RNC	§ The royalty payable will be based upon the gross value less the deductions (costs for treatment and refining, sales, brokerage, certain taxes, and transportation).
§ No buy-back provision.
2183454 2483455	2% NSR royalty payable to 9187-1400 Québec Inc.
§  Net Smelter Returns (NSR) means actual proceeds received by Glen Eagle Resources (GER) from any mint, smelter, or purchaser for sale of ores, metals or concentrated products from the Property and sold after deducting:

2194819	1% NSR royalty payable to 9187-1400 Québec Inc.
o Smelting, refining charges;
o Penalties, marketing costs;
o Transportation of ores, metals or concentrates from the Property to any mint, smelter or other purchaser;
o Insurance on all ores, metals, or concentrates; and
o Any export or import taxes on ores, metals or concentrates in Canada or the receiving country.
§ A 1% NSR can be repurchased on claims CDC 2183454, 2183455 and 2194819 for CAD 1,000,000 leading respectively to a 1%, 1% and 0% on CDC 2183454, 2183455 and 2194819.
Note: Prior to these claims being able to be mined, the final option consideration, due on the day on which a positive feasibility study is completed, will need to be paid to Québec Inc. (QI). This amount is equal to CAD500,000 plus an amount equivalent [in cash] to 1,000,000 GER share at that date. This is in addition to the royalty. This remains outstanding and the substitution of GER shares for Sayona shares has not yet been raised with QI.
2194819	1% GMR payable to Globex Enterprises Inc.	§ 1% Gross Metal Royalty (GMR) to Globex.
§ GMR is a percentage of all metals or mineral compounds including, but not limited to, lithium, lithium compounds, gold, silver, tungsten etc. produced from the Property.
§ No costs to be included in the Globex royalty calculation.
§ To be paid in cash or in kind at Globex’s option.
2116154 2116155 2116156 2187651 2192470 2192471 2219206 2219207 2219208 2219209 2247100 2247101	2% GMR payable to Globex Enterprises Inc.	§ 2% GMR to Globex.
§ GMR is a percentage of all metals including, but not limited to, lithium, gold, silver, etc. produced from the Property.
§ No costs to be included in the Globex royalty calculation.
§ To be paid in cash or in kind at Globex’s option.
§ Globex’s royalty and metals or minerals shall exclusively be the property of Globex immediately upon production.

2187652	1.5% NSR royalty payable to Canuck Exploration Inc.	§ 1.5% of NSR payable to Canuck on any resource extracted for commercial purpose derived from the Claim with the exception of surface minerals substances.
§ NSR is a percentage of the actual proceeds derived from any smelter or mill for the sale of all payable metals less deductions.
§ Quarterly payments; Canuck has right to audit calculations.

3.3	ENVIRONMENTAL LIABILITIES AND OTHER PERMITTING REQUIREMENTS

A Phase 1 Environmental Evaluation was carried out in 2019 by Norinfra Engineering.  Soil characterizations were also performed in 2019 and 2020.  No sign of contamination has been observed on this greenfield site and, therefore, there are no environmental liabilities pertaining to the Property as of the effective date of the provided information.

The current locations remain without significant environmental liabilities. With the exception of permit requests for the backfilling or destruction of certain wetlands, the permits that will be necessary for the start of activities will be produced once the government decree is granted, following the BAPE hearings, and will be requested according to the normal process for obtaining ministerial authorization provided for in article 22 of the Environmental Quality Act.

4	ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY, LOCAL RESOURCES, AND INFRASTRUCTURE

4.1	ACCESSIBILITY

The Property is accessible by well-maintained secondary gravel roads that connect to Route 109, situated five kilometers to the east; Route 109 links Rivière-Héva to Amos and continues to Matagami.  Route 109 meets Route 117 at Rivière-Héva, which is the provincial highway linking Val-d’Or and Rouyn-Noranda.

4.2	TOPOGRAPHY, ELEVATION, VEGETATION AND CLIMATE

4.2.1	Physiography

The Property is characterized by a relatively flat topography, with the exception of the northeastern area, where gently rolling hills occur.  Outcrops represent approximately 5% of the Project area.

The overburden is relatively thin and is characterized by glacial tills and clays.  The land is drained westward by small creeks and local grassy swamps occur in topographic lows.

The area is generally covered by forest populated by mixed balsam, spruce, and aspen trees.  The Property’s elevation above sea level ranges from 301 m at the lowest point to 387 m in the northeastern sector, with an average elevation of approximately 350 m. Figure 4‑1 shows a height-lit plot of the terrain within the 24 Authier tenements.

Figure 4‑1 – Terrain within Authier tenements

4.2.2	Climate

The region has a continental climate marked by cold, dry winters and hot, humid summers.  The nearest weather monitoring station with data on climate normal, maintained by Environment Canada, is the Amos station.  According to the available data collected at this weather station from 1981-2010, the coldest month is January with an average daily temperature of -17.2°C.  The warmest month is July, with average daily temperature of 17.4°C.

Table 4‑1 shows average temperatures per month.

Table 4‑1 – Average temperatures by month.

Month	Temperature (°C)
January	-17
February	-15
March	-8
April	1
May	9
June	15
July	17
August	16
September	11
October	5
November	-4
December	-12
Annual	1.5

The extreme temperatures measured between 1981 and 2010 were 37.2°C and -52.8°C.  Temperatures are above freezing approximately 210 days per year.

Data collected shows total annual precipitation was 929 mm, with peak rainfall occurring during July (112 mm average), August (98 mm average) and September (107 mm average).  Snowfall is light to moderate, with annual average of 253 cm.  Snow typically accumulates from October to April, with average peak snowfall occurring in November (45 cm), December (51 cm) and January (51 cm).  Peak snow depth averaged 68 cm in February.  On average, the Property is frost-free for 97 days, though discontinuous permafrost exists in the area.  Hours of sunlight vary from 15.5 hours at the summer solstice in June to 8.1 hours at the winter solstice in December.  Table 4‑2 shows the average annual precipitation with the proportions of rain and snow.

Table 4‑2 – Average monthly precipitation with the proportions of rain and snow.

Month	Precipitation (mm)	Rain (mm)	Snow (mm)
January	56	4	51
February	36	3	33
March	50	12	38
April	65	40	25
May	87	85	2
June	94	94	0
July	112	112	0

August	98	98	0
September	107	107	1
October	87	79	8
November	79	34	45
December	59	7	51
Annual	929	676	253

Under normal circumstances, exploration and mining operations can be conducted year-round without interruption due to weather conditions.

4.2.3	Vegetation and Wetlands

Field surveys were carried out in 2012, 2017 and 2019.  Terrestrial vegetation consists mainly of mixed and coniferous forest stands, with hardwood stands scarce.  Collectively forest areas cover more than 80% of the study area,  with a significant portion of the study area totally or partially cut.

Stands of fir and white spruce, mixed with white birch, dominate the forest landscape of the site.  Other sites are occupied by black spruce, jack pine and larch, often in the company of white birch or trembling aspen.

Wetlands were characterized in 2017, 2018 and 2019.  Bogs and swamps are the main wetland classes characterized during the field surveys.  Only a few bogs were located near the Project area.  These bogs did not reveal any major particularities.  Some low ecological value wetlands are located inside the limit of the open pit and the waste rock dump areas.

4.3	LOCAL INFRASTRUCTURE AND RESOURCES

The Project is located in a well-developed mining region with readily available support facilities and services.  The towns of Val-d’Or and Rouyn-Noranda, with populations of roughly 33,000 and 42,000, respectively, are well known for their mining history.  The agricultural town of Amos, 20 km to the north, has a population of roughly 14,000.

An experienced mining workforce and other mining-related support services will come from these nearby cities.

Val-d’Or and Rouyn-Noranda have well-established hospitals, regional airports, schools, accommodation, and telecommunications, which are also readily accessed from the Project site.

Québec is a major producer of electricity as well as one the largest hydropower generators in the world.  The green and renewable electricity is well distributed through a reliable power network.  Power will be accessed 5 km to the east of the Project site via an electrical grid supplied by low-cost, hydroelectric power.

CN Rail has an extensive railway network throughout Canada.  The closest rail connections to export shipping ports are located at Cadillac, 20 km to the southwest of the Property and Amos, 20km north of the Property.  The rail network connects to Montréal and Québec City, and to the west through the Ontario Northland Railway and North American rail system.

High- and low-pressure natural gas pipelines are located in close proximity to the Authier site, although no immediate reliance upon natural gas is expected.

4.4	SURFACE RIGHTS

All of the claims composing the Property are situated on Crown Lands.  There is no reason to believe that Sayona will not be able to secure the surface rights needed to construct the infrastructure related to a potential mining operation and waste disposal areas and other infrastructures in the mine industrial area (MIA).

5	HISTORY

5.1	GENERAL

Authier is a greenfields deposit with no prior production undertaken at the site.

5.2	HISTORICAL EXPLORATION AND DRILL PROGRAMS

Exploration programs have been undertaken periodically at Authier since 1955.

A series of geological surveys and geoscientific studies were conducted by the Québec Government in the Project area between 1955 and 1959, and again in 1972.

In 1956, an electrical resistivity (potential) survey was completed by Kopp Scientific Inc. in the central portion of the Property.  In 1958, East-Sullivan Mines Ltd. conducted magnetic and polarization surveys, followed by six (6) diamond drill holes located in the southwestern area of the Property.  In 1963, Space Age Metals Corp., exploring for magmatic sulfides, completed magnetic and electromagnetic surveys in the area of the main pegmatite dyke.  In 1965, Delta Mining Corp. Ltd. conducted additional magnetic surveys in the area.

From 1966 until 1969, exploration work was conducted under the direction and supervision of Mr. George H. Dumont, consulting engineer.  The exploration programs, originally designed for magmatic sulfides, successfully outlined the main spodumene-bearing pegmatite on the Property.  The work included magnetic and electromagnetic surveys, as well as 23 diamond drill holes totaling 2,611.37 m.

In 1969, the Québec Department of Natural Resources carried out a series of flotation tests on two drill core composite samples.  The bulk sample was composed of split core from DH AL 14 (50 m) and DH AL-19 (38.1 m).  The results confirmed that the material was amenable to concentration by flotation, producing commercial grade spodumene concentrate, assaying between 5.13% and 5.81% Li2O with recovery ranging from 67% and 82%.

In 1978, Société Minière Louvem Inc. completed two (2) diamond drill holes, AL-24 and Al-25, on the western extension of the pegmatite dyke for a total of 190.50 m.

In 1980, Société Québécoise d’Exploration Minière (SOQUEM) completed six (6) diamond drill holes (80-26 to 8031), totaling 619.96 m in the central portion of the spodumene-bearing pegmatite.  At the same time, 224 core samples from previous drilling, done between 1967 and 1980 on the pegmatite dyke, were re-assayed for Li2O.

In 1989, the Ministre de l’énergie et des ressources, today the Ministère des Ressources Naturelles et de la Faune (MRNF), released the results of a regional metallogenic study on lithium prospects and other high technology commodities in the Abitibi-Témiscamingue region (Boily et al. 1989).

In 1991, Raymor Resources Ltd (Raymor) conducted small-scale metallurgical testing of pegmatite rocks mineralized in spodumene sampled on the Property.  An 18.3 kg sample grading 1.66% Li2O was tested in 1991 by the Centre de Recherche Minérale (CRM).  Results of the metallurgical testing returned a concentrate grade of 6.3% Li2O with recovery rate of 73%.

In 1993, Raymor conducted additional drilling of 33 holes for a total of 3,699.66 m with the objective of verifying the presence and detailing the geometry of the spodumene-bearing pegmatite.  Raymor also conducted geological mapping and trenching and started a 30-t bulk sampling of the pegmatite dyke, which was completed in 1996.

In 1997, Raymor contracted the CRM to conduct additional metallurgical testing.  The tests were conducted on two different samples weighing roughly 18 t (with an average grade of 1.32% Li2O), and 12 t, (with an average grade of 1.10% Li2O).  Testwork results for the first sample returned a concentrate grade of 5.61% Li2O with a recovery rate of 61% following magnetic separation.  The second sample returned a final concentrate grade of 5.16% with a recovery rate of 58%.

Historical mineral resource estimates from 1994 were then revised in 1999 by Karpoff for SOQUEM and Raymor.  The final historical mineral resources totaled 2,424,400 t at an average grade of 1.05% Li2O, using a cut-off grade of 0.5% Li2O.  To these mineral resources, Karpoff defined an additional 1,580,000 t of historical resources in the “possible” category, without specifying the Li2O grade.

Raymor concluded an agreement with SOQUEM in 1999.  The group completed a prefeasibility study on the Project, including additional metallurgical testing.  The metallurgical test results underlined the difficulty of generating a high quality spodumene concentrate.  The economic analysis returned a negative internal rate of return (IRR), making the Project uneconomic at that time.

Glen Eagle Resources (Glen Eagle or GER) acquired the Project in 2010, and completed some of the mapping, sampling, drilling, metallurgical, and resource definition programs as well as a Preliminary Economic Study in 2012.

In November 2010, a ground magnetic survey was performed on the Authier Property.  The survey was executed by Services Forestiers et d’Exploration (GFE) and the data was processed by MB Geosolutions at the request of Glen Eagle.  The survey totaled 53.5 line-km and was done through the forest without a cut line grid.  The lines were read with a GSM-19 Overhauser magnetometer, built by the company GEM of

Toronto, which was used in walking mode with the locations of the readings determined by an integrated GPS.

The magnetic measurements were taken continuously along 23 traverse lines for a total of 66,027 readings at every 1.25 m. Magnetic diurnal was monitored with a base station and the magnetic readings were corrected accordingly.  Figure 5‑1 presents the results of this survey.

Figure 5‑1 – 2010 Authier Property magnetic survey

In August 2011, a geochemical survey program was completed in an effort to discover new spodumene-bearing pegmatites.  Eighty-six (86) samples were collected, mainly in the northwest sector of the Property.  Four (4) samples were collected on the main pegmatite and were analyzed for the major elements.  The geochemical signature of the collected samples was compared to the signature of the main pegmatite and only a few samples were determined to have a similar signature.  Three (3) diamond drill holes (NQ diameter) were drilled in the area of these samples; muscovite-bearing pegmatites were discovered with little, or no, spodumene.

From 2010 to 2012, Glen Eagle completed 8,990 m in 69 diamond drill holes (NQ diameter) on the Authier Property; 7,959 m (xx DDH) were drilled on the Authier Deposit; 609 m (five DDH) were drilled on the northwest and 422 m on the south-southwest sectors of the Property, respectively.

From these drill holes, 1,474 samples were collected for analysis, representing approximately 18% of the drill core material.  The drill holes are generally spaced 25 m to 50 m apart, with azimuth generally south dipping (180°) and dip ranging from 45° to 70°.  The mineralized drill intersection ranged from near true thickness to 85% true thickness.

The spodumene-bearing pegmatite is principally defined by one single continuous intrusion or dyke, which contains local rafts or xenoliths of the amphibolitic host rock that can be a few meters thick and up to 200 m in length.

A total of 19,736 m of historical drilling has been completed on the Property.  Table 5‑1 shows a list of the historical drill holes.  All the historical drilling that predates Sayona was diamond core of NQ diameter.

Table 5‑1 – Summary of drilling completed on the Property prior to the Sayona acquisition in 2016

Period	Drill hole Series	No. of Diamond Drill holes (DDH)	Meters Drilled
Historical	GM-XX	5	1,176
	LG-XX	12	2,437
	AL-XX	31	3,433
	R-93-XX	33	3,700
Glen Eagle Resources	AL-10-XX	18	1,905
	AL-11-XX	27	4,051
	AL-12-XX	24	3,034
Total		150	19,736

5.3	HISTORICAL RESOURCE AND RESERVE ESTIMATES

In 2012, Glen Eagle conducted further testing on a 270 kg composite sample and achieved very attractive results, including an 88% metallurgical recovery to a 6.09% Li2O concentrate.  The results were achieved in batch flotation tests, after passing the concentrate through wet high-intensity magnetic separation (WHIMS) and two-stage cleaning, without mica pre-flotation.  Bumigème Inc. used the results of this program to design a conventional process flowsheet incorporating crushing, grinding and flotation for the Authier NI 43-101 Preliminary Economic Assessment (2013).  The flowsheet contemplated the processing of 2,200 tpd of ore at 85% metallurgical recovery, producing a 6.0% Li2O spodumene concentrate.  This assessment suggested the technical and commercial viability of developing the deposit and reported mineral resources of 7.67 Mt at 0.96% Li2O (Table 5‑2).

Table 5‑2 – Glen Eagle 2013 Historical NI 43-101 Mineral Resource Estimate (at 0.5% Li2O cut-off)

Category	Tonnes	Grade (% Li2O)	Contained Li2O (t)
Measured	2,244,000	0.95	21,318
Indicated	5,431,000	0.97	52,681
Total	7,675,000	0.96	73,999
Inferred	1,552,000	0.96	14,899

The 2013 Glen Eagle Authier historical estimate was completed from a block model estimated by inverse distance squared, utilizing composited datapoints within a mineralized 3D wireframe model. The 2013 Glen Eagle Authier historical estimate is from a previous owner and should not be relied upon. It is provided solely for comparative purposes.

The current Mineral Resource Estimate is provided in Section 11.  The historical estimate

In August 2016, Sayona completed the acquisition of the Authier Property for CAD4.0M.  In September of the same year, Sayona drilled 19 diamond drill holes, for a total of 3,982 meters, prior to completion of a prefeasibility study undertaken by SGS Minerals.

From January to March 2017, 31 diamond drill holes were done, totaling 4,122 meters, drilled for definition and metallurgical testing.  A prefeasibility study update was completed in December 2017 by Wave International Ltd.

From January to March 2018, 19 diamond drill holes were completed, for a total of 2,025 meters, to confirm lithium mineralization at depth.  Following this program, an updated Joint Ore Reserves Committee (JORC) Mineral Resources was produced returning 17.18 Mt at 1.01% Li2O in the Measured and Indicated category and 3.76 Mt @ 0.98% Li2O in the Inferred category.  Towards the end of 2018, Sayona completed a seven (7) diamond drill hole program totaling 342.5 meters for condemnation (sterilization) purposes.  A definitive feasibility study was completed for the Project in September 2018 by BBA Inc.  The Project contemplated an open pit mine and 675,500 tpy flotation concentrator.

In October 2019, BBA Inc. produced an updated feasibility study for the Authier Project.  The Project contemplated an open pit mine and 883,000 tpy flotation concentrator.

In September 2021, 25 diamond drill holes, totaling 3,908 meters, were completed on exploration and definition targets.

5.4	HISTORICAL PRODUCTION

The Authier project is a greenfield project with no previous bulk production from this project.

6	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

This chapter describes the process and results of the Authier Property geological setting and mineralization.  Information contained in this chapter was previously published by Piedmont Lithium Inc in a Technical Report Summary with an effective date of 31st of December 2023.

6.1	REGIONAL GEOLOGY

The Authier property is located in the southeast part of the Superior Province of the Canadian Shield craton, more specifically in the Southern Volcanic Zone of the Abitibi Greenstone Belt.  The spodumene-bearing pegmatites observed on the Property are genetically related to the Preissac-La Corne batholith (Figure 6‑1) located 40 km northeast of the city of Val-d’Or (Corfu, 1993; Boily, 1995; Mulja et al., 1995a).

The Preissac-La Corne batholith is an Archean-age syn- to post-tectonic intrusive complex that intruded along the La Pause anticline into the volcano-sedimentary units of the Malartic Composite Group.  The rocks of the Malartic Group are metamorphosed to the greenschist to lower amphibolite metamorphic grade and are bounded to the north by the Manneville fault and by the Cadillac-Larder Lake fault to the south.  The units comprising the Malartic Group are mafic to ultramafic metavolcanic rocks (serpentinized peridotites, amphibolitic mafic flows) and metasedimentary units (biotite schists derived from greywackes).  The Preissac-La Corne batholith comprises early-stage metaluminous intrusive suites, dioritic to granodioritic in composition, and four late-stage peraluminous monzogranitic plutons: Preissac, La Corne, and La Motte and Moly Hill plutons.  Late Proterozoic-age diabase dykes crosscutting all the lithologies can also be observed in the region (Boily, 1995; Mulja et al., 1995; Desrocher and Hubert, 1996).

The pegmatite dykes and other aplitic dykes and veins observed in the region are genetically derived from the late peraluminous plutons.  More than one thousand intrusions of mineralized, but mostly barren, pegmatite dykes have been mapped in the vicinity of the Preissac-La Corne batholith.  These intrusions crosscut all of the units of the Malartic Group and intrusive lithologies of the batholith, with the exception of the late Proterozoic diabase dykes.  The pegmatites and the aplitic intrusions occur in two distinct morphologies: tabular, generally strongly dipping dykes with sharp contacts, and irregularly shaped dykes, often comprised of mixed pegmatitic and aplitic lithologies in contact with the country rocks.  The dykes can be up to hundreds of meters in length with a thickness varying from a few centimeters to tens of meters, with the majority having less than 1 m in thickness.

The pegmatites can be classified by their spatial distribution within and around the lithologies of the Preissac-La Corne batholith.  The pegmatites occurring within, or in, the vicinity of the La Motte and La Corne plutons are generally mineralized in beryl and columbite-tantalite as opposed to the pegmatites observed in association with the Preissac pluton, which are mostly un-mineralized.  The spodumene-bearing pegmatites almost exclusively cross-cut lithologies located outside the late-stage plutons of the Preissac-La Corne Batholith and can be uniform or present internal zoning enriched in spodumene.  The hydrothermal veins mineralized in molybdenite occur inside, near the edges, of the intrusives related to the Preissac and Moly Hill plutons.

Figure 6‑1 – Regional geology map

6.2	LOCAL GEOLOGY

The Project primarily encompasses extensive sections of massive to spinifex ultramafic flows from the Preissac pluton.  The pegmatites occur within basaltic flows and komatiites, while being adjacent to a felsic intrusive towards the western boundary.  Below is a concise overview of these rock types present within the Project area and Figure 6‑2 illustrates the stratigraphic column of the local geology.

Numerous small pegmatites, generally composed of quartz monzonite, intruded the volcanic stratigraphy, including the larger Authier spodumene-bearing pegmatite, which is the focus of study.  This pegmatite is principally defined by a single, continuous intrusion, or dyke, that contains local rafts, or xenoliths, of the amphibolitic host rock, which are a few meters thick and up to 200m in length at shallow levels within the western zone.  Based on the information gathered from the drilling, the pegmatite intrusion is more than 1,100 m in length with an average thickness of 25 m, ranging from 4 to 60 m, and dipping 35 to 50 degrees to the north.  It outcrops in a small, 50 m by 20 m, area at the central-eastern sector that orients east-west and is mostly covered by up to 10 m of overburden reaches depths of up to 270 m below surface in drilling to date.

Figure 6‑2 – Stratigraphy of the Authier Lithium Project

A second spodumene-bearing pegmatite, not visible from surface, was intersected by diamond drill hole AL-16-10 at a shallow depth, between 15 m and 22 m, approximately 400 m north of the main pegmatite.  Follow-up drilling in early 2017 and 2018 outlined this new mineral body, the Authier North pegmatite, which has a strike extension of 500 m east-west, 7 m average width, and dips gently 15 degrees to the north.  The Authier North pegmatite appears at 15 m to 25 m vertical depth and is open in all directions.  Figure 6‑5 is a photograph showing spodumene mineralization from the new shallow pegmatite intersected by drill hole AL 16-10.

The volcanic assemblages predominantly comprise ultramafic (peridotitic) metavolcanic flows, with a smaller presence of basaltic metavolcanics and Komatiites.  The basaltic formations exhibit a range of appearances, varying from fine to coarse-grained textures, characterized by either massive or variolitic structures.  Pillowed structures are frequently observed within these formations.  Furthermore, it is common for basaltic rocks to contain chlorite and exhibit a high magnesium content.  The Komatiite is often aphanitic in appearance and blueish or greenish in color.  Spinifex to massive texture is common along with strong magnetism, however, this is variable at the contacts.

The Authier Pegmatite is adjacent to a Felsic Intrusive formation situated towards its western boundary.  This unit exhibits varying shades of gray and pink, dependent on its composition.  The intrusive primarily consists of quartz, with occasional occurrences of feldspar and biotite.  Contact zones between these rock formations often exhibit irregular or diffuse boundaries.

6.3	PROPERTY GEOLOGY

The Property geology comprises intrusive units of the La Motte pluton to the north and Preissac pluton to the south, with volcano-sedimentary lithologies of the Malartic Group in the center (Figure 6‑3).  The volcano-sedimentary stratigraphy is generally oriented east-west and ranges between 500 m and 850 m in thickness (north-south).  The volcanic units comprise principally ultramafic (peridotitic) metavolcanic flows with less abundant basaltic metavolcanics.  Several highly metamorphosed metasedimentary units, described as hornblende-chlorite-biotite schists, occur on the south-central portion of the Property, generally in contact with the La Motte pluton to the north (Karpoff, 1994).

The northern border of the Preissac pluton, composed of granodiorite and monzodiorite, runs east-west along the southern edge on the Property.  To the north, muscovite monzogranitic units of the La Motte pluton cover the Property.  Numerous small pegmatites, generally composed of quartz monzonite, intruded the volcanic stratigraphy, including the larger Authier spodumene-bearing pegmatite, which is the focus of study.

Figure 6‑3 – Local geological map

6.4	MINERALIZATION

The lithium mineralization observed at the Authier Project predominantly comprises spodumene within pegmatite intrusive dykes.  There are also trace amounts of beryllium, molybdenum, tantalum, niobium, cesium, and rubidium.

Detailed logging of drill core suggests that the main pegmatite at Authier is composed of several internal phases related to intrusive placement and progressive cooling.  The outside border of the pegmatite in contact with the host rocks has been identified as a transition zone or border zone.  This transition zone is often significantly less mineralized in spodumene and is characterized by a centimeter-scale fine- to medium-grained chill margin, followed by a medium- to coarse-grained decimeter to meter-scale zone.  The transition zone often includes fragments of the host rock and can also be intermixed with the material from the core zone.

The main intrusive phase observed in the pegmatite is described as a core pegmatitic zone, characterized by large centimeter-scale spodumene crystals and white feldspar minerals.  The core pegmatitic zone shows internally different pegmatitic phases, characterized by different spodumene crystal lengths, ranging from coarse-grained (earlier) to fine-grained (later).  The contacts between different spodumene-bearing pegmatite phases are transitional and well defined at core logging scale.  Higher lithium grades are correlated with higher concentrations of larger spodumene crystals.  Late-mineral to post-mineral aplite phases cut earlier spodumene–bearing mineralization, causing local diminishing of lithium grade.  The core zone hosts the majority of the spodumene mineralization at Authier.  Figure 6‑4 is a photograph that illustrates the transition and core zones from drill hole AL-10-03.

The spodumene-bearing pegmatite is principally defined by one single continuous intrusion, or dyke, that contains local rafts, or xenoliths, of the amphibolitic host rock, which are a few meters thick and up to 200 m in length at shallow levels within the western zone.  The main pegmatite outcrops in a small, 50 m by 20 m, area at the central-eastern sector that orients east-west and is mostly covered by up to 10 m of overburden.  Based on the information gathered from the drilling, the pegmatite intrusion is more than 1,100 m in length and can be up to 60 m thick.  The intrusion is generally oriented east-west, dips to the north at angles ranging between 35° and 50° and reaches depths of up to 270 m below surface in drilling to date.

A second spodumene-bearing pegmatite, not visible from the surface, was intersected by diamond hole AL-16-10 at shallow levels, between 15 m and 22 m downhole depth, approximately 400 m north of the main pegmatite.  Follow-up drilling in early 2017 and 2018 outlined this new body, the Authier North pegmatite, which has a strike extension of 500 m east-west, 7 m average width, gently dipping 15 degrees to the north.  The Authier North pegmatite appears at shallow levels, 15 m to 25 m vertical depth, and is open in all directions.  Figure 6‑5 is a photograph showing spodumene mineralization from the new shallow pegmatite intersected by drill hole AL 16-10.

Figure 6‑4 – Drill core from hole AL-10-03, showing core and transition zones

Figure 6‑5 – Drill core from hole AL-16-10, showing spodumene mineralization in the new Authier North pegmatite

6.5	DEPOSIT TYPES

The deposit type for the lithium mineralization occurring on the Authier Property is a granitic pegmatite type, more specifically the rare-element pegmatites subtype, due to the presence of spodumene.

Rare-element pegmatites typically occur in metamorphic terrains and are commonly peripheral to larger granitic plutons which, in many cases, represent the parental granite from which the pegmatite was derived.

The late Archean pegmatites of the Superior Province are typically located along deep fault systems that, in many areas, coincide with major metamorphic and tectonic boundaries.  Most pegmatites range in size from a few meters to hundreds of meters long and from centimetric-scale to several hundred meters wide, and even more for a few known cases.

Rare-element pegmatites can have complex internal structures where the internal units in complex pegmatites consist of a sequence of zones, mainly concentric, which conform roughly to the shape of the pegmatite, but differ in mineral assemblages and textures.  From the margin inward, these zones consist of a border zone, a wall zone, intermediate zones, and a core zone.

The border zone is generally thin and typically aplitic or fine-grained in texture.  The wall zone, composed mainly of quartz-feldspar-muscovite, is wider and coarser grained than the border zone and marks the beginning of coarse crystallization characteristic of pegmatites.  Intermediate zones, where present, are more complex mineralogically and contain a variety of economically important minerals such as sheet mica, beryl and spodumene.

In the intermediate zones of some pegmatites, individual crystal size can reach meters to tens of meters.  The core zone consists mainly of quartz, either as solid masses or as euhedral crystals.

Rare-element pegmatites, typically associated with granitic intrusions, are distributed in zonal patterns around such intrusions.  In general, the pegmatites most enriched in rare metals and volatile components are located farthest from intrusions (Figure 6‑6).

Rare-element pegmatites are generally considered to form by primary crystallization from volatile-rich siliceous melt related to highly differentiated granitic magmas.

The lithology of the source rocks for these melts is a major control on the ultimate composition of subsequently formed rare-element pegmatites (Cerny, 1993; Sinclair, 1996).

Figure 6‑6 – Schematic representation of regional zonation of pegmatites source (Image from Sinclair 1996 [modified from Trueman and Cerny 1982])

7	EXPLORATION

This chapter describes the process and results of the Authier Property exploration activities.  Information contained in this chapter was previously published by Piedmont Lithium Inc in a Technical Report Summary with an effective date of 31st of December 2023.

7.1	GENERAL

Exploration drilling conducted by Sayona Québec is divided into three Phases: 2016, 2017 and 2018, respectively and are summarized individually.

•
Phase 1 program in October/November 2016 of 18 holes, totaling 3,967 m.  Following the drilling program, Sayona completed an upgrade of the resource and completed a Prefeasibility Study, dated February 2017

•	Phase 2 diamond drilling program in May 2017 of 31 holes totaling 4,117 m

and

•
Phase 3 diamond drilling program in November/December 2017, which comprised seven diamond holes (680 m PQ and 89.5 m HQ) for a total of 769.5 m and the collection of five tonnes of core for pilot metallurgical testing; January / March 2018, which comprised 19 holes, NQ diameter, totaling 2,170.45 m; April 2018, involving condemnation (sterilization) drilling, six (6) holes, NQ diameter, for 342.65 m.

Core was oriented using a Reflex ACT III tool for Phase 1 and Phase 2, whereas Phase 3 diamond core was not oriented.

The drilling programs were planned and managed by Sayona’s Competent Person, assisted by one of Sayona’s Project geologists. In addition, Sayona contracted Services Forestiers et d’Exploration GFE (“GFE”) for the permitting and logistic support of the drilling program. GFE provided the office, core logging and storage facilities to Sayona, which are located less than 4 km southeast from the main pegmatite zone, near the town of La Motte. All drill core handling was done on-site with logging and sampling processes conducted by employees and contractors of Sayona.

Drill core was placed in wooden core boxes and collected twice a day at the drill site and then transported to the core logging facilities. The drill core was first aligned and measured by a technician or the geologist for core recovery. After a summary review of the core, it was oriented and geologically and geotechnically logged, including rock type, spodumene abundance, mica abundance, rock quality designation (“RQD”), orientation data (alpha and beta angles) for structures (faults, fractures, etc.). Point load tests (one each, 10 m average) have also been undertaken. The logging of the geological features was predominately qualitative. Parameters such as spodumene abundance are visual estimates by the logging geologist. Footwall and hanging wall barren host rock not adjacent to mineralization was summary logged.

The observations of lithology, structure, mineralization, sample number and location were noted by the geologists and geotechnicians in hard copy and an excel spreadsheet and then recorded in a Microsoft Access digital database. Copies of the database are stored on an external hard drive for security. Sampling intervals were defined by a geologist. Before sampling, core was photographed using a digital camera after metre marks and sample intervals have been clearly marked on the core. The core was photographed dry and wet. The core boxes were identified with the box number, hole ID, from and to using aluminum tags. Target mineralization i.e., spodumene pegmatite, and adjacent barren host rock was logged, sampled, and assayed.

Core recovery in target mineralization and adjacent barren host rocks had an average around 99% and so sampling is considered representative.

7.2	SAYONA QUÉBEC DRILLING 2016

Sayona Québec completed a Phase 1 diamond drilling program at the Authier Property, including 18 holes for 3,967 m (Figure 7‑1), which had the following objectives:

•	Converting the Inferred Mineral Resources to be Measured and Indicated through further drilling.
•	Exploring extensions to existing Mineral Resources and other potential mineralization within the tenement package.
•	Collecting geotechnical data for incorporation in the Authier prefeasibility study.
•	Collecting additional drill core for any additional metallurgical testing that may be required to complete a definitive feasibility study.

Figure 7‑1 – Drill hole collar location in isometric view and plan view

Holes were typically drilled perpendicular to the strike of the mineralized pegmatite to provide high confidence in the grade, strike, and vertical extensions of mineralization.

All diamond drill holes (Table 7‑1) intersected high-grade spodumene mineralization.

Table 7‑1 – Phase 1 Sayona drill hole collar location and intercept information

(Downhole intersections in meters)

Drill hole	East	North	RL (m)	Azimuth	Dip	Depth (m)	From (m)	To (m)	Thickness (m)	Grade (% Li2O)
AL-16-001	707,525	5,360,175	330	180	-45	87	12	74	62	1.35
including							27	43	16	1.65
AL-16-002	707,525	5,360,245	330	180	-45	111	50	99	49	1.18
including							81	98	17	1.49
AL-16-003	707,600	5,360,500	331	180	-55	267	170	197	27	1.46
including							181	192	11	1.66
							213	223	10	1.24
including							218	221	3	1.63
AL-16-004	707,525	5,360,430	331	180	-55	246	156	206	50	1.13
including							157	168	11	1.40
							200	205	5	1.89
AL-16-005	707,500	5,360,520	332	180	-55	294	197	202	5	1.44
							218	243	25	1.08
including							218	232	14	1.18
AL-16-006	707,650	5,360,210	330	180	-45	105	16	60	44	1.02
including							16	35	19	1.45
AL-16-007	707,479	5,360,174	330	180	-45	90	4	44	40	1.27
including							13	33	20	1.47
AL-16-008	707,475	5,360,425	330	180	-60	234	162	198	36	0.93
including							163	173	10	1.32
AL-16-009	707,245	5,360,478	330	180	-60	249	192	230	38	1.10
including							192	215	23	1.35
AL-16-010	707,500	5,360,580	330	180	-55	330	15	22	7	1.36
including							17	19	2	2.24
							236	241	5	1.36
							258	266	8	0.85
including							264	266	2	1.42
AL-16-011	707,220	5,360,420	330	180	-65	204	135	181	46	1.26
including							137	161	24	1.62
AL-16-012	707,500	5,360,460	331	180	-55	240	161	208	47	1.05
including							167	194	27	1.31
AL-16-013	707,175	5,360,478	331	180	-60	234	184	208	24	1.25
							216	224	8	0.91
AL-16-014	707,600	5,360,440	331	180	-55	241	148	193	45	1.08
including							149	157	8	1.36
							171	189	18	1.34
							203	207	4	1.65
AL-16-015	707,175	5,360,550	330	180	-60	279	242	262	20	1.32
including							248	259	11	1.61
AL-16-016	707,400	5,360,425	331	180	-60	252	158	186	28	1.20
including							162	180	18	1.39
AL-16-017	707,280	5,360,500	330	180	-60	240	190	235	45	1.28
including							190	213	23	1.77
AL-16-018	707,318	5,360,465	330	170	-55	264	197	201	4	0.99
							206	213	7	0.95
							218	228	10	1.20
including							219	225	6	1.48
Note: Downhole widths are not true widths

Key achievements of the 2016 drilling program were:

•	Fourteen (14) new drill holes successfully tested the deep extensions of mineralization on the main Authier pegmatite.

•
Holes AL-16-01, 02, 06, and 07 effectively delineated the geometry of the Authier pegmatite at shallow depths in the eastern and central sectors, facilitating the upgrade of resource categories from Indicated to Measured.

•	Hole AL-16-16 intersected a substantial zone of spodumene mineralization within the gap zone, bridging the eastern and western segments of the main pegmatite.

•	Holes AL-16-03, 04, 05, 08, 10, 12, and 14 extended the lithium mineralization in the eastern sector of the main Authier pegmatite to depths exceeding 200 meters.

•	Additionally, hole AL-16-10 intercepted a previously undetected pegmatite at shallow depths between 15 meters and 22 meters, located 400 meters north of the main Authier pegmatite.

•	Holes AL-16-09, 11, 13, 15, 17, and 18 extended the lithium mineralization in the western sector of the main Authier pegmatite to depths beyond 200 meters.

Mineralization remained open in all directions.

7.3	SAYONA QUÉBEC DRILLING 2017

Sayona Québec completed a Phase 2 diamond drilling program in May 2017 at the Authier Property, including 31 holes for 4,117 m (Figure 7‑1), having the following objectives:

•
Defining the mineralized boundaries and lifting the resource categories in zones in the western sector that were drilled during the 2016 drill program.  The 2016 drilling program in the west zone highlighted a number of new high-grade intersections between 120 m to 220 m vertical depth, such as hole AL-16-11, which returned 46 m of 1.26% Li2O from 135 m, including 24 m of 1.62% Li2O from 137 m.

•
Testing for mineralization in the eastern strike extension at both shallow and deeper levels at a similar vertical level to hole AL-16-14, which intercepted 45 m of 1.08% Li2O from 148 m, including 8 m of 1.36% Li2O from 149 m and 18 m of 1.34% Li2O from 171 m.

•	Testing for a vertical extension of mineralization in the gap zone to follow up hole AL-16-16, which intersected 28 m of 1.20% Li2O from 158 m, including 18 m of 1.32% Li2O from 149 m.
•	Assessing the resource potential of the new northern pegmatite, which intersected 7 m of 1.36% Li2O from 15 m in Sayona’s 2016 drilling.

The Phase 2 diamond drill holes are detailed in Table 7‑2.

Table 7‑2 – Phase 2 Sayona drill hole collar location and intercept information (downhole intersections in meters)

Drill hole	East	North	RL (m)	Azimuth	Dip	Depth (m)	From (m)	To (m)	Thickness (m)	Grade (% Li2O)
AL-17-01	707,210	5,360,520	332	180	-60	283	242	252	10	NS
AL-17-02	707,080	5,360,460	331	180	-65	253	165	197	32	1.15
including							177	184	7	1.44
and							186	192	6	1.37
AL-17-03	707,000	5,360,500	330	180	-60	268	222	233	11	1.07
including							226	231	5	1.42
							236	240	4	1.00
AL-17-04	706,900	5,360,425	335	180	-70	264	166	177	11	0.88
including							166	169	3	1.26
							214	225	11	1.03
including							218	222	7	1.26
AL-17-05	706,800	5,360,425	345	180	-75	303	199	205	6	1.09
							224	243	19	1.26
including							224	233	9	1.69
AL-17-06	706,900	5,360,360	332	180	-55	240				NS
AL-17-07	706,803	5,360,356	339	180	-55	246	210	211	1	0.64
							214	219	6	0.89
including							215	216	1	1.48
AL-17-08	706,802	5,360,310	335	180	-45	219	165	173	8	1.07
including							167	170	3	1.31
AL-17-09	707,500	5,360,630	339	180	-55	90	26	31	5	0.84
including							28	29	1	2.34
AL-17-10	707,500	5,360,680	340	180	-55	78	20	21	1	0.62
AL-17-11	707,450	5,360,615	337	180	-55	48	23	29	6	1.32
including							24	27	3	1.76
AL-17-12	707,550	5,360,615	339	180	-55	72	27	32	5	0.90
including							30	31	1	1.71
AL-17-13	707,720	5,360,440	333	180	-55	228	153	156	3	1.17
including							154	156	2	1.32
							163	189	26	1.26
including							169	184	15	1.42
AL-17-14	707,780	5,360,440	332	180	-55	213	169	189	20	0.95
including							170	180	10	1.19
AL-17-15	707,780	5,360,250	330	180	-55	81	11	14	3	1.02
including							12	13	1	1.40
AL-17-16	707,700	5,360,210	329	180	-50	87	8	15	7	0.76
including							10	11	1	1.10

Drill hole	East	North	RL (m)	Azimuth	Dip	Depth (m)	From (m)	To (m)	Thickness (m)	Grade (% Li2O)
AL-17-17	707,830	5,360,250	327	180	-60	57	22	23	1	1.13
AL-17-18	707,400	5,360,610	336	180	-55	39	22	26	4	0.82
AL-17-19	707,350	5,360,610	336	180	-55	45	11	19	8	0.88
including							11	15	4	1.27
AL-17-20	707,450	5,360,680	338	180	-55	51				NS
AL-17-21	707,550	5,360,680	342	180	-90	69				NS
AL-17-22	707,400	5,360,525	334	180	-60	271	227	256	29	0.92
including							232	245	13	1.10
including							248	249	4	1.46
AL-17-23	707,600	5,360,615	339	180	-55	36	16	24	9	0.82
including							21	24	3	1.53
AL-17-24	707,323	5,360,628	336	180	-55	39	12	15	3	0.56
including							12	13	1	1.13
AL-17-25	707,308	5,360,671	336	180	-65	42				NS
AL-17-26	707,890	5,360,265	333	180	-65	60	27	39	13	0.73
including							27	31	4	0.95
including							37	39	2	1.33
AL-17-27	707,890	5,360,345	333	180	-65	87				NS
AL-17-28	707,720	5,360,345	331	180	-65	181				NS
AL-17-29	707,935	5,360,341	333	180	-45	71				NS
AL-17-30	707,833	5,360,286	333	180	-45	66	16	19	3	0.84
							30	40	10	1.04
including							30	33	3	1.26
including							35	39	4	1.16
AL-17-31	707,740	5,360,615	333	180	-65	30				NS
Note: Downhole widths are not true widths
NS: Not Significant Results

The main findings of the 2017 drilling program included:

•
Extension of mineralization within the main pegmatite orebody by 150 meters to the east, up to 300 meters to the west at deeper levels, and 200 meters to the west at shallower levels and at depth in the gap zone.

•
The east-west strike length of the main deposit has been extended from 850 meters to 1,100 meters, with an average thickness of 25 meters, ranging from 4 meters to 55 meters, dipping at 40 to 50 degrees to the north. The orebody remained open to the east, west, and at depth.

•	Delineation of the Authier North pegmatite, with 670 meters of drilling completed in 13 holes. The northern pegmatite exhibits a narrow and gently dipping geometry between 10 meters and

25 meters vertical depth, not visible from the surface, with downhole intersections typically averaging 5 to 8 meters in width. The pegmatite remained open in all directions. Sayona Québec aimed to delineate a resource at shallow levels that would be suitable for open-cut mining at a low stripping ratio.

Drilling successfully defined a 300 m western extension of the main Authier pegmatite at between 110 m and 220 m vertical depth, including:

•	AL-17-02: 32 m of 1.15% Li2O, including 7 m of 1.44% Li2O
•	AL-17-05: 19 m of 1.26% Li2O, including 9 m of 1.69% Li2O
•	AL-17-08: 8 m of 1.07 % Li2O from 165 m, including 3 m of 1.31% Li2O from 167 m

AL-17-02 and AL-17-05 demonstrated similar widths and grades to those in the deeper, Phase 1 holes, which included:

•	AL-16-13: 24 m of 1.25% Li2O from 184 m and 8 m of 0.91% Li2O from 216 m
•	AL-16-15: 20 m of 1.32% Li2O from 242 m, including 11 m of 1.61% Li2O from 248 m

The results indicate a potential western plunge of the high-grade mineralization at deeper levels within the western sector.  The higher-grade mineralization below the economic open pit depths could be amenable to future underground mining (Figure 7‑2).

Figure 7‑2 – Section 707050 m E looking west, demonstrating the extension of mineralization

AL-17-01, AL-17-06 and AL-17-07 (Section 706,800 m East, see Figure 7‑3) intercepted narrow zones of low-grade to barren pegmatite, which had been affected by a large north-south fault cross-cutting the mineralization in the Beaver Dam area on Section 707560 m East.  The pegmatite pinched within the fault zone but shows no significant evidence of post-mineral displacement.

Figure 7‑3 – Section 706800 m E looking west, intersecting narrow zones of low grade to barren mineralization

AL-17-22 intersected a thick zone of spodumene mineralization in the gap zone, 29 m of 0.92% Li2O, confirming an 85 m down-dip extension of the exploratory Phase 1 drill hole AL-16-16, which intersected 28 m of 1.20% Li2O from 158 m, including 18 m of 1.39% Li2O from 162 m. AL 17-22 confirmed an extension of the resource down to approximately 200 m in the gap zone (see Figure 7‑4).

Figure 7‑4 – Section 707400 m E looking west (Gap Zone) showing the dip extension of mineralization

Holes AL-17-13 (section 707725 m East, Figure 7‑5) and AL-17-14 (section 707775 m East) in the eastern deep zone have extended mineralization 150 m to the east.  Hole AL-17-13 yielded 26 m of 1.26% Li2O from 163 m, including 15 m of 1.42% Li2O from 169 m, and is located 120 m east of AL-16-14, which intercepted mineralized pegmatite from a vertical depth of 120 m and was expected to result in an 80 m deepening of the current pit outline.

Hole AL-17-28, a 100 m step forward from AL-17-13, intercepted low-grade pegmatite that was affected by a fault zone, which caused a local pinching of the main Authier pegmatite.

Figure 7‑5 – Section 707725 m E looking west

Drilling results 2017 in eastern zone showing important findings. Hole AL-17-16 intercepted a narrow zone of mineralized pegmatite, 7 m of 0.76% Li2O, within a wider zone of low-grade to barren pegmatite at shallow levels.  It was interpreted that mineralization was pinched with respect to the wider pegmatite intercepted by the following holes:

•	AL-17-30: 10 m of 1.04% Li2O from 30 m, including 3 m of 1.26% Li2O from 30 m
•	AL-17-26: 13 m of 0.73% Li2O from 27 m, including 2 m of 1.33% Li2O from 37 m

Hole AL-17-17 intercepted the narrow, lower portion of the eroded pegmatite, 1 m of 1.03% Li2O, immediately below 12 m of overburden being collared 35 m south (same section) of AL-17-30.

Holes AL-17-30 and AL-17-26, separated 65 m east-west, intercepted the main pegmatite slightly deeper than AL-17-15 and AL-17-17.  The narrow mineralization intercepted by AL-17-15 was extended 165 m down-dip by AL-17-14, which yielded 20 m of 0.95% Li2O from 169 m, including 10 m of 1.19% Li2O from 170 m, from a vertical depth of 135 m and collared 185 m north in the same section.

Holes AL-17-27 and AL-17-29, the easternmost holes, intercepted narrow barren pegmatite in fault zones. The geometry of the pegmatite at narrow levels pinches and swells, but it is considered open and further drilling was required to test the easternmost strike extent.

During Phase 2, drilling began to define the geometry of the new northern pegmatite, located 400 m north of the main Authier pegmatite.  During the Phase 1 drilling, AL-16-10 intersected 7 m of 1.36% Li2O from

7 m in a step-back hole targeting deeper mineralization in the main pegmatite.  Drilling from the Phase 2 program defined additional mineralization over 300 m in strike length and the system remains open in all directions.

Such a mineralized zone was built using a reference east–west line, 35 m north of AL-16-11, in a 50 m by 50 m drilling grid.  The most significant holes are:

•	AL-17-11: 6 m of 1.32% Li2O from 23 m, including 3 m of 1.76% Li2O from 24 m
•	AL-17-12: 5 m of 0.90% Li2O from 27 m, including 1 m of 1.71% Li2O from 30 m
•	AL-17-19: 8.27 m of 0.88% Li2O from 10.7 m, including 4.27 m of 1.27% Li2O from 10.7 m
•	AL-17-23: 8 m of 0.86% Li2O from 16 m, including 3 m of 1.53% Li2O from 21 m

Fifty-meter step-back holes AL-17-10 (Figure 7‑6), AL-17-20, AL-17-21, AL-17-24, and AL-17-25, as well as scout hole AL-17-31, intercepted narrow and low-grade to barren pegmatite.  While the grades were lower than anticipated, Sayona Québec believes the system has good potential to host further mineralization.  Zones within the pegmatite occur as coarse-grained, narrow, high-grade mineralization, suggesting potential for a large feeder system at depth.  Further drilling will be required to test the down-dip extensions of the pegmatite, which has only been drilled to shallow levels.

Figure 7‑6 – Hole AL-17-10 in the Northern Pegmatite which intersected 7 m of 1.36% Li2O from a downhole depth of 15 m (vertical depth of 12 m), including 2 m of 2.24% Li2O from 17 m

7.4	SAYONA QUÉBEC DRILLING 2018

Sayona Québec completed a Phase 3 diamond drilling program at the Authier Property, including 33 holes for 3,282.6 m (Figure 7‑7) and having the following objectives:

•	Converting the Inferred Mineral Resources to Measured and Indicated and upgrading Ore Reserves for the DFS.
•	Exploring for extensions to the existing mineral resources and other potential mineralization within the tenement package.
•	Collecting geotechnical data for incorporation into the DFS and 5,000 kg of core for pilot metallurgical testing.
•	Condemnation (sterilization) drilling in areas planned for infrastructure.

Figure 7‑7 – Drill hole collar location plan view, highlighting (light blue) the Metallurgical Pilot Plan drill holes completed during Phase 3 drilling at Authier Project

A total of 19 diamond core holes (NQ diameter), for 2,170 m, were completed as part of the Phase 3 drilling program.

A number of diamond drill holes intercepted high-grade spodumene mineralization with the best intercepts including:

•	AL-18-09: 25 m of 1.48% Li2O from 79 m, including 6 m of 1.77% Li2O from 80 m and 6 m of 1.78% Li2O from 94 m
•	AL-18-10: 6 m of 1.26% Li2O from 97.4 m, including 4 m of 1.52% Li2O from 98.4 m
•	AL-18-16: 37 m of 1.03% Li2O from 255 m, including 11 m of 1.24% Li2O from 266 m and 3 m of 1.67% Li2O from 281 m
•	AL-18-17: 33 m of 1.18% Li2O from 160 m, including 10 m of 1.25% Li2O from 166 m and 3 m of 1.75% Li2O from 190 m

Drilling successfully demonstrated depth extensions of mineralization at the main Authier pegmatite.  Infill drilling successfully targeted areas of low drilling density with the objective of upgrading the resource categories.  A number of holes tested the eastern extensions of the main Authier pegmatite at shallow levels were stopped due to the presence of a fault zone but warrant further testing in a future drilling program.

A potential third deep pegmatite dyke was intercepted at a depth of 300 m and returned low-grade mineralization due to the replacement of spodumene by phengite.  Further drilling will be required to test the potential of this system, especially at shallower levels.

Drilling successfully extended the mineralization at the Authier North pegmatite from 300 m to 500 m in strike length and at depth.  The system remains open in all directions.  Mineralization remains open in all directions.

7.4.1	Results in Main Authier Pegmatite

The following summarizes the key outcomes of the resource expansion and exploration drilling program within Phase 3 drilling:

•	AL-18-01 and AL-18-02 were stopped before hitting the target due to a fault zone.
•	AL-18-09, 18-04, 18-05, 18-06 and 18-07 tested the eastern extension of the main Authier pegmatite at shallow levels, intercepting narrow zones of weak lithium mineralization.
•
AL-18-08 and AL-18-09 filled the gaps within the East zone of the main Authier pegmatite resource from 40 m to 70 m vertical depth.  AL-18-09 yielded 25 m of 1.48% Li2O from 79 m, including 6 m of 1.77% Li2O from 80 m and 6 m of 1.78% Li2O from 94 m.

•
AL-18-10 intercepted a narrow lithium-mineralized zone that filled the gap of the main Authier pegmatite resource in the central part, including 6 m of 1.26% Li2O from 97.4 m, including 4 m of 1.52% Li2O from 98.4 m.

•	AL-18-12 drilled within a NNE fault zone intercepted narrow and weak lithium anomalies in the west zone.

•
AL-18-16 at the deep west zone of the main Authier pegmatite intercepted a wide deep extension of the pegmatite at a vertical depth of 235 m to 270 m, 75 m step back of hole AL-16-15 (20 m of 1.32% Li2O from 242 m).  A potential third pegmatite dyke was intercepted at a vertical depth of 300 m with 25 m downhole width, which returned no significant spodumene mineralization due the replacement of spodumene by phengite.  Additionally, AL-18-16 intercepted the Authier North pegmatite with lithium mineralization at shallow levels.

•
AL-18-17, an infill hole at the East zone of the main Authier pegmatite, intercepted a wide mineralized pegmatite zone of 33 m of 1.18% Li2O from 160 m, including 10 m of 1.25% Li2O from 166 m and 3 m of 1.75% Li2O from 190 m (Figure 7‑7).

Sayona Québec believes that the main Authier pegmatite is still open in all directions.  The geometry of the mineralized pegmatite at shallow levels in both east and west extensions seem affected by post-mineral faulting, and further drilling should be conducted at mid-to-deep levels to test along strike extension of the main pegmatite.  The deep extensions of the main pegmatite demonstrated excellent grades and widths.

7.4.2	Results in Northern Authier Pegmatite

Holes AL-18-13, AL-18-14 and AL-18-16 extended the mineralization from 250 m to 500 m in strike extension; AL-18-13, AL-18-18 and AL-18-19 were infill holes.  The Authier North pegmatite is narrow, gently dipping to the north, and is still open along strike.

The resource expansion and exploration drill hole results as part of Phase 3 diamond drilling (Table 7‑3) are detailed as follows:

Table 7‑3 – Sayona Phase 3 Metallurgical Pilot Plan drill hole collar location and intercept information (downhole intersections in meters).

Drill hole	East	North	RL (m)	Azimuth	Dip	Depth (m)	From (m)	To (m)	Thickness (m)	Grade (%Li2O)
AL-17-32	707,520	5,360,175	329	180	-45	98	13	78	65	1.29
including							27	48	21	1.54
AL-17-33	707,520	5,360,240	331	180	-45	120	53	99	46	1.28
including							54	66	12	1.50
AL-17-34	707,550	5,360,240	331	177	-45	96	56	91	35	1.09
AL-17-35	707,425	5,360,225	330	177	-45	74	5	42	37	0.98
including							27	42	15	1.10
AL-17-36	707,150	5,360,350	330	180	-52	112	67	81	14	1.47
							83	95	12	1.57
							104	112	8	1.49
AL-17-37	707,218	5,360,418	330	180	-65	186	139	146	7	1.15

Drill hole	East	North	RL (m)	Azimuth	Dip	Depth (m)	From (m)	To (m)	Thickness (m)	Grade (%Li2O)
							151	167	16	0.54
AL-17-38	707,375	5,360,300	330	180	-45	85	34	52	18	0.96
							54	60	6	1.32
							63	65	2	1.30
Note: Downhole widths are not true widths

7.4.3	Condemnation/ Sterilization Drill Holes

In 2018, seven (7) diamond drill holes, NQ diameter, for 342.65 m, were completed in the zone north of the Authier deposit to test and discard potential mineralized pegmatite within the planned infrastructure zone.  The areas tested were selected based on geological mapping and sampling, close to outcropping pegmatite, which returned low-grade lithium anomalies after surface rock chip sampling or nearby historical drilling (Figure 7‑8).  All of the holes intercepted narrow zones of low-grade to barren pegmatite dykes at different depths.  Sampling was undertaken to confirm the low-grade to barren character of the pegmatites dykes and results were not yet available.

The condemnation (sterilization) drill hole results for Phase 3 diamond drilling are presented in Table 7‑4.

Table 7‑4 – Sayona Phase 3 Metallurgical Pilot Plan drill hole collar location and intercept information (downhole intersections in meters).

Drill hole	East	North	RL (m)	Azimuth	Dip	Depth (m)	From (m)	To (m)	Thickness (m)	Grade (%Li2O)
AL-18-20	707,348	5,360,950	340	180	-50	48				NS
AL-18-21	707,037	5,360,304	341	180	-50	42				NS
AL-18-22	706,039	5,360,905	341	180	-50	51				NS
AL-18-23	706,115	5,360,890	340	180	-50	51				NS
AL-18-24	706,107	5,361,328	342	180	-50	49				NS
AL-18-25	706,446	5,361,165	341	180	-50	51				NS
AL-18-26	706,450	5,360,970	340	180	-50	51				NS
Note: Downhole widths are not true widths
NS: Not significant results

Figure 7‑8 – Drill hole collar location plan view, highlighting (red) Condemnation (sterilization) drill holes completed during Phase 3 drilling at the Authier Property.

8	SAMPLE PREPARATION, ANALYSES AND SECURITY

This chapter describes the sample preparation, analysis and security procedures employed by Sayona Québec for diamond drill core collected during the 2016-2018 programs. Information contained in this chapter was previously published by Piedmont Lithium Inc in a Technical Report Summary with an effective date of 31st of December 2023.

8.1	CORE HANDLING, SAMPLING AND SECURITY

Exploration drilling was undertaken by Sayona Québec. All drill core handling was done on-site with logging and sampling processes conducted by employees and contractors of Sayona Québec. Main rock units, i.e., pegmatite and host rock, are representative with core recovery around 99%.

Sampling intervals were determined by the geologist, marked and tagged based on observations of the lithology and mineralization. The typical sample length is 1.0 m, starting 2 m to 3 m above and below the contact of the pegmatite with the barren host rock. In general, at least two host rock samples were collected each side from the contact with the pegmatite. High- to low-grade lithium-bearing mineralization, i.e., spodumene, is visible during geological logging and sampling.

The drill core samples were split into two halves with one half-placed in a new plastic bag along with the sample tag; the other half was placed in the core box with the second sample tag for reference. The third sample tag was archived on-site. The samples were then catalogued and placed in rice bags or sealed pails for shipping. The sample shipment forms were prepared on-site with one copy inserted into one of the shipment bags and one copy kept for reference. Full core was sent to the laboratory for PQ and NQ diameter samples taken for the metallurgical drilling program.

Samples were transported on a regular basis by a courier truck contracted by Sayona Québec, directly to the SGS facilities in Lakefield, Ontario. Analytical Laboratory Procedures.

All drill core handling was done on-site with logging and sampling processes conducted by employees and contractors of Sayona.

Drill core of HQ size was placed in wooden core boxes and collected twice a day at the drill site and then transported to the core logging facilities.  The drill core was first aligned and measured by a technician or the geologist for core recovery.  After a summary review of the core, it was oriented and geologically and geotechnically logged, including rock type, spodumene abundance, mica abundance, rock quality designation (RQD), orientation data (alpha and beta angles) for structures (faults, fractures, etc.).  Point load tests (one each, 10 m average) have also been undertaken.  The logging of the geological features was predominately qualitative.  Parameters such as spodumene abundance are visual estimates by the logging geologist.

The observations of lithology, structure, mineralization, sample number and location were noted by the geologists and geotechnicians in hard copy and an excel spreadsheet and then recorded in a Microsoft® Access digital database.  Copies of the database are stored on an external hard drive for security.  Sampling intervals were defined by a geologist.  Before sampling, the core was photographed using a digital camera after meter marks and sample intervals have been clearly marked on the core.  The core was photographed dry and wet.  The core boxes were identified with the box number, hole ID, from and to using aluminum tags.  The entire target mineralization type core, i.e., spodumene pegmatite, and surrounding barren host rock has been logged, sampled, and assayed.

The footwall and hanging wall barren host rock has been summary logged.  Main rock units, i.e., pegmatite and host rock, are competent with average core recovery of around 99%.  High competence of the core tends to preclude any potential issue of sampling bias and sampling is considered representative.

Sampling intervals were determined by the geologist, marked, and tagged based on observations of the lithology and mineralization.  The typical sample length is 1.0 m, starting 2 m to 3 m above and below the contact of the pegmatite with the barren host rock.  In general, at least two host rock samples were collected from each side from the contact with the pegmatite.  High- to low-grade lithium-bearing mineralization, i.e., spodumene, is visible during geological logging and sampling.

The drill core samples were split into two halves with one half-placed in a new plastic bag along with the sample tag; the other half was placed in the core box with the second sample tag for reference.  The third sample tag was archived on-site.  The samples were then catalogued and placed in rice bags or sealed pails for shipping.  The sample shipment forms were prepared on-site with one copy inserted into one of the shipment bags and one copy kept for reference.

Full core was sent to the laboratory for PQ and NQ diameter samples taken for the metallurgical drilling program.

8.2	ANALYTICAL LABORATORY PROCEDURES

8.2.1	Laboratory accreditation and certification

ALS laboratories hold Standards Council of Canada ISO/IEC 17025 accreditation. They operate independently of Sayona Québec and have no interests in the Property.

8.2.2	Laboratory preparation and assays

ALS employed the following procedures:

•	Samples are sorted, bar-coded, and entered into the laboratory tracking system.

•	Each sample is dried, weighed, and then crushed to 70% passing through a 2 mm sieve. A 250 g split is taken using a riffle splitter and pulverised to 85% passing through a 75 μm sieve.

•
GE ICP90A 29 element analysis was used in 2016 and 2017 – sodium peroxide fusion that involved the complete dissolution of the sample in molten flux for ICP-AES analysis with detection limits for lithium of 10 ppm (lower) and 10,000 ppm (upper).  In 2018 GE ICP91A was utilized for 28 elements – sodium peroxide fusion ICP-OES with HCl finish with the lower detection limit for lithium of 0.001%

•	Results are provided in Excel spreadsheets, and the official certificate is issued as a sealed and signed PDF.

•	Pulverised pulp is placed in kraft sample bags, and un-pulverised portions are returned to the original sample bags.

•	Remaining crushed samples (rejects) and pulverised pulps are sent to Sayona for storage.

8.3	QA/QC (ANALYTICAL) PROCEDURES

During the 2016, 2017 and 2018 programs Sayona Québec inserted one high-Li standard, one low-Li standard and one uncertified blank sample in each batch of 20 samples.  No field duplicate (quarter-core split) was employed.

Geologists managed the QA/QC program and database compilation. Upon receiving analytical results, they reviewed the results for blanks and standards to ensure they met expected values. If the QA/QC criteria were met, the data were entered into the Project database; otherwise, the batch (or part of it) was retested.

8.3.3	Certified reference materials (standards)

Two different standards were used by Sayona Québec for the internal QA/QC program: one Low-Li and one High-Li standard.  The samples were the same standards used by Glen Eagle for the 2010-2012 drilling programs.  Both standards were custom-made references produced from mineralized material from the main pegmatite intrusion at the Authier Property.  Both Low-Li and High-Li standards were analyzed 15 times each at the SGS Minerals laboratory in Toronto, Ontario, and 15 times each at the ALS laboratory in North Vancouver, British-Colombia.

The analytical protocol used at SGS Minerals was the mineral grade sodium peroxide fusion with ICP-OES finish.  The analytical protocol used at ALS was the ore grade lithium four-acid digestion with ICP-AES finish.

For the Low-Li standard, the analytical results returned from SGS Minerals for the 15 samples averaged 0.63% Li2O versus an average of 0.61% Li2O for the 15 samples submitted to ALS.  For the High-Li standard, the average of the 15 samples analyzed at SGS Minerals returned 2.91% Li2O versus an average of 2.88% Li2O for the 15 samples processed at ALS.  Each laboratory shows relatively consistent analytical results from one sample to another for each standard analyzed.  The averages for each standard also show a good correlation between SGS Minerals and ALS.  The results from the analysis of the 30 samples for each Low-Li and High-Li are used to determine the expected values, based upon a mean value from the 30 samples, and the QA/QC warning/failure thresholds, i.e., ±2 standard deviations and ±3 standard deviations, respectively which shown in Table 8‑1.

Rock Solid Data Consultancy Pty. (RSDC) reported on the QA/QC performance to Sayona Québec and all QA/QC data was stored by RSDC in a custom-relational SQL database.

All 2016 program results for both the High-Li and Low-Li reported above the expected values and fell within ±10% from expected value.  The results show a consistent bias with a mean of +4.91% for High-Li and +4.56% for Low-Li.  The bias might be attributed to the difference between the SGS method by which the standard samples were analyzed (SGS GE_ICP90A) and the methods used for deriving the expected value for the standards (SGS ICP90Q and ALS Li-OG63).

In Figure 8‑1 and Figure 8‑2, orange lines represent the ±3σ from the expected value and the red lines represent ±10% of the expected value.  The results for the 29 High-Li and 25 Low-Li samples are summarized in Table 8‑1.

Table 8‑1 – Results from custom Low-Li and High-Li standards – Sayona Québec 2016

Li Standard(s)					No. of Samples	Calculated Values
Standard	Method	Exp Method	Exp Value	Exp SD		Mean Li	SD	CV	Mean Bias
High_Li	FS_ICPES	FS_ICPES	1.346	0.025	29	1.412	0.032	0.022	4.91%
Low_Li	FS_ICPES	4A_ICPES	0.289	0.014	25	0.301	0.005	0.018	4.56%

Figure 8‑1 – RM (STD High) results Sayona Québec 2016

Figure 8‑2 – RM (STD Low) results Sayona Québec 2016

In the 2017 program the two Sayona Québec standards, High-Li, and Low-Li, and SGS laboratory standards, NBS183, NIST97B and SY-4, exhibited a bias shift in the results reported during April 2017 compared to the results reported in March 2017.  All results for laboratory standard NBS183, reported during April 2017, fell below 3σ from the expected value, which is in contrast to the results for March 2017 and for the 2016 drilling campaign, where all results reported within ±3σ from the expected value.  The apparent bias is considered due to laboratory calibration error.

In the charts that follow, the orange lines represent the ±3σ from the expected value and the red lines represent ±10% from expected value.  The results for the 17 High-Li and 19 Low-Li samples are summarized in Table 8‑2.

Table 8‑2 – Results from custom Low-Li and High-Li standards – Sayona Québec 2017

Li Standard(s)					No. of Samples	Calculated Values
Standard	Method	Exp Method	Exp Value	Exp SD		Mean Li	SD	CV	Mean Bias
High_Li	FS_ICPES	UN_UN	1.346	0.025	17	1.360	0.051	0.038	1.05%
Low_Li	FS_ICPES	UN_UN	0.288	0.014	19	0.289	0.010	0.035	0.29%

Figure 8‑3 – RM (STD High) results

Figure 8‑4 – RM (STD Low) results

Figure 8‑5 – Authier High-Li and SGS NBS183 performance 2016-2017

In 2018 samples were submitted to SGS Lakefield and analyzed for lithium and 27 additional elements by sodium peroxide fusion ICP-OES with HCl finish with lower detection limit for lithium of 0.001% (GE_ICP91A; not GE_ICP90A as in 2016 and 2017).

The lithium results for the company standards are summarized in Table 8‑3, Figure 8‑6 and Figure 8‑7.  A total of 13 standards were analyzed.  All results for High-Li were within ±3σ from the expected value and all results for Low-Li were within ±2σ from the expected value.

Table 8‑3 – Sayona Québec standard reference material summary

Li Standard(s)					No. of Samples	Calculated Values
Standard	Method	Exp Method	Exp Value	Exp SD		Mean Li	SD	CV	Mean Bias
High_Li	GE_ICP91A	-	1.346	0.025	6	1.366	0.023	0.002	1.50%
Low_Li	GE_ICP91A	-	0.288	0.014	7	0.294	0.008	0.003	2.25%

Figure 8‑6 – Authier High-Li performance

Figure 8‑7 – Authier Low-Li performance

8.3.4	Blank Samples

The uncertified blank was purchased at Walmart under the name "Special Kitty” Natural Clay Cat Litter Walmart and was stored in airtight plastic tubs to prevent contamination.  Each sample consisted of approximately 200 g of material scooped with a dedicated mug into the plastic sample bags.

The expected value and standard deviation for the blank were set to 0.001% lithium, which is the detection limit for the analysis method.  The control limits were set as ±3σ from the expected value.

The 2016 blank material performed well with all samples <0.003% and no outliers reported.  The results for the 57 blank samples are summarized in the Table 8‑4 and Figure 8‑8.

Table 8‑4 – Blank Summary – Sayona Québec 2016

Li Standard(s)					No. of Samples	Calculated Values
Standard	Method	Exp Method	Exp Value	Exp SD		Mean Li	SD	CV	Mean Bias
Blk_SpKi Litter	FS_ICPES	FS_ICPES	0.001	0.001	57	0.000	0.001	0.000	n/a

Figure 8‑8 – Blank Performance – Sayona Québec 2016

The 2017 blank material performed well with all samples <0.003% and no outliers reported.  The results for the 44 blank samples are summarized in Table 8‑5 and Figure 8‑9.

Table 8‑5 – Blank summary – Sayona Québec 2017

Li Standard(s)					No. of Samples	Calculated Values
Standard	Method	Exp Method	Exp Value	Exp SD		Mean Li	SD	CV	Mean Bias
Blank	FS_ICPES	FS_ICPES	0.000	0.001	44	-0.001	0.001	0.000	0.00%

Figure 8‑9 – Blank performance – Sayona Québec 2017

In the 2018 blank program a total of 20 blank samples were analyzed.  Results for the blanks are summarized in Table 8‑6 and Figure 8‑10.

Table 8‑6 – Sayona Québec blank summary

Li Standard(s)					No. of Samples	Calculated Values
Standard	Method	Exp Method	Exp Value	Exp SD		Mean Li	SD	CV	Mean Bias
Blank	GE_ICP91A	-	-	-	20	0.004	0.001	0.161	-

Figure 8‑10 – Sayona Québec blank performance

8.4	QUALIFIED PERSON COMMENTARY

Previously reported sample procedures followed were based upon industry’s best practice.

Previously reported QA/QC studies showed that 94% of the samples had acceptable results and consistent biases in the certified reference materials were explained by the different methodologies applied.

It was previously reported that field duplicates were not utilized and it is recommended that this industry best practice be implemented.

In the Qualified Person’s opinion, the methods used for sample preparation and analysis provide sufficiently reliable results for application in the Project database and use in the estimation of mineral resources.  Chain of custody systems appear adequate to ensure sample security and transfer.

9	DATA VERIFICATION

This chapter describes the data verification process for the Authier Mineral Resource Estimate.  Information contained in this chapter was previously published by Piedmont Lithium Inc in a Technical Report Summary with an effective date of 31st of December 2023.

9.1	PROJECT DATABASE

The Project database used in the MRE contains information for 225 drill holes completed between 1955 and 2018:

−	81 historical diamond drill holes

−	69 drill holes drilled by Glen Eagle between 2010 and 2012

−	75 drill holes drilled by Sayona Québec between 2016 and 2018

The database contains the survey collar location, lithology, and analytical results.

The database cut-off date is August 31, 2021.  The author is of the opinion that the final drill hole database is adequate to support the MRE.

From this database, 199 drill holes were used for the previously reported solid modelling and MRE.

There is a total of 5,049 assay intervals in the database used for the previously reported MRE having 2,456 assay intervals contained inside the previously reported modelled mineralized solids.

9.1.1	Drillhole Locations

Previous reporting had stated that collar survey information was verified for 5% of drill holes contained in the Project database including field verification using a handheld GPS and comparison with the Lidar topographic surface.

9.1.2	Downhole Surveys

Downhole survey information was verified in previous reports.

9.1.3	Assay Certificates

Assay certificates were verified in previous reports and represented 20% of the overall laboratory certificates of the Property.

9.2	TWINNED HISTORICAL DRILL HOLES

9.2.4	Sayona Québec 2017 Twin Drilling

As part of the Stage 3 drilling program in December 2017, Sayona Québec drilled seven (7) diamond core holes for 769.5 m, PQ diameter, to collect 5.5 tonnes of pegmatite material for the pilot plant program.

All PQ drill holes were from the same drill pad as the historical drill holes and full core was sampled meter by meter.  The diamond drill core was assayed and stage-crushed to the appropriate particle size to feed the pilot plant.  Samples were processed and assayed at SGS Lakefield for lithium using sodium peroxide fusion, followed by ICP-OES analysis (XXXX) and whole rock analysis (major elements) using X-ray fluorescence (XRF76V) with majors by lithium metaborate fusion.  No internal or laboratory QA/QC was applied for the metallurgical sampling as the aim of the analysis was to estimate composition of the two composite pilot plant feed samples, which represented Years 0 to 5 and Years 5+ of the operation.

The results of the previously reported comparison study of historical and previous drilling with PQ drill holes is provided in Table 9‑1.  The report considered the grade and geometry variability showed a fair to good correlation for geology, historical drill hole thicknesses and Li2O% grades.

Table 9‑1 – Comparative results for metallurgical pilot plant drill holes vs. original drill holes - Authier Property

Drill hole	From (m)	To (m)	Thickness (m)	Grade (% Li2O)	Relative Difference (%)
AL-17-32 Metallurgical	13	78	65	1.29	4.55
AL-16-01 Original	12	74	62	1.35
AL-17-33 Metallurgical	53	99	46	1.28	8.14
AL-16-02 Original	50	99	49	1.18
AL-17-34 Metallurgical	56	91	35	1.09	15.05
AL-14 Original	49.38	99.36	49.98	1.27
AL-17-35 Metallurgical	4.7	42	37.3	0.98	NC (1)
AL-12-09 Original	6	33	27	0.85
AL-17-36 Metallurgical	67	81	14	1.47	NC (2)

	83	95	12	1.57
	104	112	8	1.49
AL-10-01 Original	72	112.5	40.5	1.38
AL-17-37 Metallurgical	139	146	7	1.15	NC (3)
	151	167	16	0.54
AL-16-11 Original	135	175	40	1.39
AL-17-38 Metallurgical	34	52	18	0.96	NC (4)
	54	60	6	1.32
	63	65	2	1.30
R-93-06 Original	36.58	70.10	33.52	1.12

Table 9‑1 shows a good correlation between AL-17-32 vs. AL-16-01 and AL-17-33 vs. AL-16-02, which were collared less than 5 m from original and drilled at the same azimuth and dip.  The correlation is fair for AL-17-34 vs. AL-14.

Note that NC means no comparison done due to technical or operational differences:

•	NC (1): No comparison was made between AL-17-35 and AL-12-09 because both holes were drilled at different azimuths and dips.

•
NC (2): No comparison was made between AL-17-36 and AL-10-01 because 2 m portions of pegmatite cores from AL-17-36 were used during the pilot plant setup and assays were not reported for such intervals.

•	NC (3): No comparisons were made between AL-17-37 and AL-16-11 because 2 m portions of pegmatite cores from AL-17-37 were used during pilot plant setup and assays were not reported for such intervals.

•	NC (4): No comparison was made between AL-17-38 and R-93-06 because 2 m portions of pegmatite cores from AL-17-38 were used during pilot plant setup and assays were not reported for such intervals.

9.3	QUALIFIED PERSON’S OPINION

It is the QP’s opinion that the drilling, sampling and assaying protocols employed by Sayona are adequate. The drillhole database provided by Sayona is of good overall quality and suitable for use in the estimation of mineral resources.

10	MINERAL PROCESSING AND METALLURGICAL TESTING

A memorandum of understanding (MOU) was developed between the Authier operation and NAL operation, in which NAL agrees to buy 100% of the Authier ore material at a selling price of 120 CAD/t, delivered to the NAL ore pad area.  The Project ore will be sent to the NAL spodumene concentrator to be blended with the NAL run-of-mine (ROM) ore.  The Project ROM ore will be stockpiled and loaded into highway trucks that will transport the ore to the NAL site during weekdays.  At the NAL site, the ore will be combined with the NAL ore and fed to the crusher.

Due to the MoU, the Authier Project does not require its own processing facilities.

Processing information for the NAL processing facilities is covered in Chapter 10 of the S-K 1300 compliant report for the North American Lithium titled “S-K 1300 Technical Report Summary for Mineral Resource and Mineral Reserves at North American Lithium” with an effective date of June 30 2024.

Previous metallurgical test work, which was based on Authier utilizing its own processing facilities ( currently not planned), can be found in the Technical Report Summary previously published and filed by Piedmont Lithium Inc with an effective date of 31st of December 2023.

11	MINERAL RESOURCE ESTIMATES

This chapter describes the process and results of the Authier Property mineral resource estimate (MRE).  Information contained in this chapter was previously published by Piedmont Lithium Inc in a Technical Report Summary with an effective date of 31st of December 2023.

11.1	METHODOLOGY

The MRE was based on the review of:

−	diamond drill hole database

−	three-dimensional (3D) mineralized solids

−	2018 LiDAR topographic surface

−	3D block model derived from geologically-controlled interpolated Li2O% grades via Inverse Distance Squared (ID2)

−	2021 pit optimization produced by SGS Geological Services with Whittle software

−	the classification of the mineral resource estimate

11.2	PROJECT DATABASE

The Project database used in the MRE review includes data for 192 surface drill holes totaling 31,123.82 meters completed between 1993 and 2018. Historical drill holes remain present in the database and on the basis of previous reporting regarding twin drilling and sampling the historical data was previously reported as acceptable and not excluded.

The Project database contains information for collar survey data, deviation survey data, assay sample intervals, analytical data, along with lithological, alteration, mineralization, and structural descriptions.  Table 11‑1 shows the database available data statistics.

 Table 11‑1 – Database statistics

Database Description	Record Number
Holes	192
Surveys	1,289
Assays	5,049
Intervals	203
Lithologies	2,738
Alterations	589
Mineralization	592

Previous work completed a validation process for any inconsistencies of length, grade, lithological records, and aberrant deviation records.  The Database was then imported in the SGS proprietary geological modelling and resource estimation software called Genesis© for statistical analysis, QA/QC verification, block modelling and resource estimation and classification.

There is a total of 5,049 assay intervals in the database that were used for the MRE. These data comprise pegmatite and adjacent hangingwall and footwall host rock samples representing a total of 6,608.31 meters of drilling.  Table 11‑2 shows the range of Li2O values from the analytical data.

Table 11‑2 – Range of analytical data for Mineralized domains

Assays in 2020 Authier Mineralized domains	Li2O (%)
Min Value	-
Max Value	2.77
Average	1.01
Length Weighted Average	1.00
Sum of Length	3,234
Variance	0.24
Standard Deviation	0.49
% Variation	0.48
Median	1.00
First Quartile	0.66
Third Quartile	1.37
Count*	2,405
Count Missing (-1)	1

Assays received as Li values had been transformed into Li2O values using the conversion factor of 2.153 as per the Ministry of Petroleum and Mines of British Columbia:

https://www2.gov.bc.ca/gov/content/industry/mineral-exploration-mining/british-columbia-geological-survey/mineralinventory/documentation/minfile-coding-manual?keyword=element&keyword=conversion#appendices

The drill holes drilled on the Project are generally oriented south (163° to 194°), perpendicular to the general orientation of the pegmatite intrusions, and have a weak to moderate deviation towards the west (Figure 11‑4).  Drill hole spacing is typically 25 m with larger spacing of 50 m spacing between sections 706750 mE and 707975 mE.  Drill hole dips range from 43° to 75° with an average of 50° and so drill hole intercepts range from approximately 70% of the true width of mineralization to approximating true width.

11.3	GEOLOGICAL DOMAINING

Mineralized pegmatite intervals were previously determined as comprising a minimum grade of 0.4% Li2O over a minimum drill hole interval length of 2 m, notwithstanding that lower-grade pegmatite intervals (internal waste – 100) had been included for reasons of “geological continuity”.  Mineralization within footwall or hanging wall material was excluded.

Mineralized solids comprised the following (Figure 11‑1):

Authier Main 1 – 110

Authier Main 2 – 201 and

Authier North – 301

Barren pegmatite (999) occurs sporadically in association with mineralized pegmatite at hangingwall and footwall contacts.

In 2018 Sayona subcontracted a high precision LiDAR topographic surface.  All drill hole collars were draped to the surface in previously reported work.

Figure 11‑1 – Isometric view of the final mineralized solids

11.4	EXPLORATORY DATA ANALYSIS

Basic univariate statistical analysis was previously reported for mineralized pegmatites. Following the statistical analysis, it was determined that high grades would not be capped.

Lithium assays from the Project database were previously reported as composited into 1.5 metre lengths. The 0.5 m length was selected based on the average assay length. Historical drilling focused on 1.5 m samples (5 feet) and drilling in 2016-2018 utilized 1 m samples. Approximately 45% of assays are between 1 m and 1.5 m and a further 24% of the assay data had an average interval of 1.5 m.  A maximum of 1.5 m and a minimum of 0.25 m were applied to creating composites. A total of 3,321 composites were generated for the Project.  Table 11‑3 shows the statistics of the composited used for the interpolation of the resource block model.  Figure 11‑2 and Figure 11‑3 show the related histograms for Li2O.  Figure 11‑4 and Figure 11‑5 display the spatial distribution of the composites in plan and longitudinal view, respectively.

Table 11‑3 – Statistics for 1.5 m composites

Descriptive Statistics	Li2O(%)
Min Value	-
Max Value	2.61
Average	0.70
Length Weighted Average	0.70
dateSum of Length	4,936
Variance	0.32
Standard Deviation	0.57
% Variation	0.81
Median	0.71
First Quartile	0.08
Third Quartile	1.16
Count	3,321
Count Missing	-

* Histogram does not show the very low-grade composites associated with internal waste (999) and barren pegmatite (100).

Figure 11‑2 – Composite Histogram

Figure 11‑3 – Histograms of mineralized original samples compared to the 1.5 m composites

Figure 11‑4 – Plan view showing the spatial distribution of composites

Figure 11‑5 – Section view showing the spatial distribution of composites (looking north)

11.5	BULK DENSITY ESTIMATION

Previous work at the Project indicated that 38 bulk density measurements from were collected by SGS from representative mineralized pegmatite taken from the AL 10-01 and AL-10-11 from the 2010 Glen Eagle drilling campaign. The measurements were performed using the water displacement method, i.e., weight in air divided by volume of water displaced, on representative half-core pieces weighing between 0.67 kg and 1.33 kg, with an average of 1.15 kg, and gave an average SG value of 2.71 t/m3 (Table 11‑4).

Table 11‑4 – Specific gravity measurements statistical parameters (2010 Program)

	Unit	Mineralized Material
Count	#	38
Mean	t/m3	2.71
Std Dev	t/m3	0.01
Minimum	t/m3	2.64
Median	t/m3	2.71
Maximum	t/m3	2.81

In 2017 it was previously reported that Sayona collected a further 29 samples from mineralized and un-mineralized material which were sent to ALS in Val-d’Or, Québec for bulk density measurements using the same water displacement method.  The results of these tests are presented Table 11‑5.

Table 11‑5 – Bulk density statistics (2017 Program)

	Unit	Non-mineralized Material	Mineralized Material
Count	#	14	15
Mean	t/m3	2.90	2.70
Std Dev	t/m3	0.07	0.05
Minimum	t/m3	2.77	2.62
Median	t/m3	2.91	2.70
Maximum	t/m3	2.99	2.86

11.6	GEOSTATISTICS AND GRADE ESTIMATION

11.6.1	Variography

A 3D directional variography study was completed by SGS in 2018 and revised in 2020. The composites show a normal distribution (Figure 11‑2) with a relatively low coefficient of variation (standard deviation to the mean) of 52%.  A variogram was generated for Authier Main 1 (110) and Authier Main 2 (201).  Table 11‑6 shows the resulting combined 2020 model variogram for the Main zone.

Table 11‑6 – Main Zone Variography

Name	Variable	Type	Sill	Longest Range	Median Range	Shortest Range	Azimuth	Dip	Spin
2020Main	Li2O	Nugget	0.3	0	0	0	0	0	0
2020Main	Li2O	Exponential	0.2	15	15	5	90	0	-55
2020Main	Li2O	Exponential	0.5	20	20	10	90	0	-55

A nugget effect of 30% and maximum continuity of 60 m (First Exponential component: 45 m, 45 m, 15 m and Second Exponential Component: 60 m, 60 m, 30 m) were found along both the strike and the dip orientations (-55°) and the shortest range is found across mineralization with a range of 15 m* dipping 35° towards the south (Figure 11‑6).

Figure 11‑6 – Variogram of the 1.5 m composites for Li2O% grades

11.6.2	Block Model

A block model was previously reported as developed to cover the entire deposit with each block having block dimensions of 3 m (NE-SW) by 3 m (NW-SE) by 3 m (vertical). Dimensions were chosen on the basis on average drill hole spacing, thickness of mineralized bodies (average minimum width) and general geometry of mineralization and potential mining methods presented in the previous feasibility study.  The 3 m vertical dimension was considered to correspond with the bench height of a potential small open pit mining operation and the 3 m NE-SW dimension to correspond with potential selective mining.  Previous work reported that the resource block model contained 473,962 blocks within the mineralized solids (Authier Main1 (110), Authier Main2 (201), Authier North (301)) totaling 7,993,779.19 m3 and two barren solids (Internal waste (999), Barren Pegmatite (100)) totaling 2,539,939.33 m3, for a total combined volume of 10,533,712.52 m3. The Block model was created with block fractions ranging from 0 to 1.  Table 11‑7 summarizes the parameters of the block model.

Table 11‑7 –Block model parameters

Direction	Block Size (m)	Block Model Origin (Block Edge)	Number of Blocks	Coordinates (Block Edges)
				Min (m)	Max (m)
NW-SE (y)	3	5,359,998.5	235	5,359,998.5	5,360,703.5
Elevation (z)	3	-51.5	133	-51.5	347.5

11.6.3	Grade Interpolation

The grade interpolation methodology utilized for the Authier block model was inverse distance squared (ID2). Based on the variogram study the interpolation process was conducted using three (3) successive passes with more inclusive search conditions from one (1) pass to the next until most blocks were interpolated for each mineralised zone and the barren pegmatite.

Variable search ellipse orientations were used to interpolate the blocks.  The general dip direction and strike of the mineralized pegmatite were modelled on each section and then interpolated in each block.  During the interpolation process, the search ellipse was orientated following the orientation grid.  The orientation grid generated the interpolation direction, azimuth-dip (dip direction) and spin (strike direction) for each block, hence better representing the dip and orientation of mineralization.

The first pass was interpolated using a search ellipsoid distance of 50 m (long axis) by 50 m (intermediate axis) and 25 m (short axis) with an average orientation of 90° azimuth (local grid), -55° dip and 0° spin which represents the general geometry of the pegmatites in the Deposit.  Using search conditions defined by a minimum of five composites, a maximum of 15 composites and a maximum of two composites per hole (minimum of three holes), 40% of the blocks were estimated.  For the second pass, the search distance was twice the search distance of the first pass and composite selection criteria were kept the same as for the first pass.  A total of 79% of the blocks were interpolated following the second pass.  Finally, the search distance of the third pass was increased to 300 m (long axis) by 300 m (intermediate axis) by 150 m (short axis) and again the same composites selection criteria were applied.  The purpose of the last interpolation pass was to interpolate the remaining un-estimated blocks mostly located at the edges of the block model, representing 21% of the blocks.  Figure 11‑7 illustrates the three search ellipsoids used for the different interpolation passes.  The following figures show the results of the block model interpolation (Figure 11‑8, Figure 11‑9, Figure 11‑10, Figure 11‑11, Figure 11‑12 and Figure 11‑13).

Figure 11‑7 – Search ellipsoids and orientation grid used in the interpolation process

Figure 11‑8 – Isometric and plan views of the interpolated block model (ID2)

Figure 11‑9 – Section E706800 (looking west) view of the interpolated block model (ID2)

Figure 11‑10 – Section E707050 (looking west) view of the interpolated block model (ID2)

Figure 11‑11 – Section E707400 (looking west) view of the interpolated block model (ID2)

Figure 11‑12 – Section E707500 (looking west) view of the interpolated block model (ID2)

Figure 11‑13 – Bench (Z202) view of the interpolated block model (ID2)

11.6.4	Block Model Validation

Previous work (the NI 43-101 Technical Report titled “NI 43-101 Technical Report Updated Definitive Feasibility Study for the Authier Lithium Project, La Motte, Québec, Canada”, dated April 14, 2023) showed that the selection of parameters and methods used during the resource estimation process underwent peer review at various stages and that visual and statistical validations were completed to ensure that the final resource block model accurately reflected the primary data.

Previous work indicated that the volume of blocks for each rock code was also compared with the volumes of corresponding 3D wireframe models and no discrepancies were found during this comparison. Block model grades, composite grades, and assay results were visually compared across sections, plans, and longitudinal views and no significant differences were noted. The grade distribution showed a generally good match (see Figure 11‑6) however some excessive smoothing in the block model appears evident in Swath plot (Z) of blocks vs. composites vs. volume (Figure 11‑19).

In order to validate the interpolation process, previous work compared the block model statistically, to the assays and composites.  The distribution of the assays, composites and blocks were considered normal and showed a similar average value with decreasing levels of variance (Figure 11‑15 to Figure 11‑20). The assays and composites have respective averages of 0.79% Li2O and 0.69% Li2O with variances of 0.34 and 0.32.  The resulting interpolated blocks have an average value of 0.74% Li2O with a variance of 0.20%

which may indicate over-estimation (Table 11‑8). Furthermore, the block values were compared to the composite values located inside the interpolated blocks.

Figure 11‑14 – Variogram of the 1.5 m composites for Li2O% grades

Figure 11‑15 – Histogram of blocks (ID2) vs. composites vs. assays

Figure 11‑16 – Boxplot of blocks (ID2) vs. composites vs. assays

Figure 11‑17 – Swath plot (X) of blocks vs. composites vs. volume

Figure 11‑18 – Swath plot (Y) of blocks vs. composites vs. volume

Figure 11‑19 – Swath plot (Z) of blocks vs. composites vs. volume

Table 11‑8 – Statistical comparison of assay, composite, and block data statistics report

Statistics Li2O(%)	Blocks	Composites	Assays
Min Value	0	0	0
Max Value	2.18	2.61	2.76
Average	0.74	0.69	0.79
Length Weighted Average	-	0.70	0.79
Sum of Length		4,936	4,331
Variance	0.20	0.32	0.34
Standard Deviation	0.44	0.57	0.58
% Variation	0.60	0.81	0.74
Median	0.84	0.71	0.80
First Quartile	0.30	0.08	0.22
Third Quartile	1.08	1.16	1.26
Count	473,962	3,321	3,251

Figure 11‑20 – Comparison of block values versus composites contained within those blocks

11.7	MINERAL RESOURCE CLASSIFICATION

This section reports the review of the Mineral Resource Estimate (MRE) for the Authier lithium Project.  The previously reported Mineral Resource Estimate utilized the digital database supplied by Sayona (as of August 21, 2021) which included drill hole data completed by Sayona and previous owners since 2009.  The 3D wireframe modelling, block model, and MRE were completed by SGS based on information provided by Sayona.

The Mineral Resource classification follows the S-K §229.1300 definitions and guidelines includes mineral resources classified as measured, indicated and inferred categories.  The classification of mineral resources was based on the following criteria:

•	Density of analytical information

•	Grade variability and

•	Spatial continuity

The method used to determine each category was undertaken in two successive stages: automatic classification followed by manual editing.

The first automatic classification stage is focused on composites (and drill holes) rather than blocks to significantly limit the “spotty dog” effect. The classification process focuses around each composite respecting a minimum number of nearby composites from a minimum number of holes located within a search ellipsoid of a given size and orientation.

Measured:

−
The search ellipsoid was 50 m (strike) by 50 m (dip) by 25 m with a minimum of seven (7) composites in at least three (3) different drill holes (maximum of 2 composites per hole) An ellipse fill factor of 55% was applied to the measured category i.e., that only 55% of the blocks were tagged as Measured within the search ellipse.

Indicated:

−
The search ellipsoid was 100 m (strike) by 100 m (dip) by 50 m with a minimum of seven (7) composites in at least three (3) different drill holes (maximum of 2 composites per hole) An ellipse fill factor of 55% was applied to the measured category i.e., that only 55% of the blocks were tagged as Indicated within the search ellipse.

Inferred:

−	The Inferred category was allocated to remaining blocks.

The subsequent manual classification involved the manual addition of Indicated block clusters into the Measured category. The objective here was to smooth the spotted dog effect most evident in the Measured category; and also to take into account geological continuity and grade. The manual classification also involved transfer of Indicated block clusters into the Inferred category commensurate with lack of density and quality of geological information.

Figure 11‑21 to Figure 11‑26 show the block model automatic classification on different sections and benches and the final manual classification of the blocks  on sections, plan views and isometric view with respective categories (categories: Measured – red, Indicated – blue, and Inferred – grey).

Figure 11‑21 – Classified block model on bench (Z202).

 Figure 11‑22 – Classified block model on section E706800.

Figure 11‑23 – Classified block model on section E707050.

Figure 11‑24 – Classified block model on section E707400.

Figure 11‑25 – Classified block model on section E707500.

Figure 11‑26 – Block model final classification in plan and isometric views.

11.8	RPEE CONSIDERATION AND CUT-OFF GRADE

To ensure that mineral resource statements for the Authier Property satisfy the Reasonable Prospects for Eventual Economic Extraction (RPEEE) requirement, several technical and economic factors were considered in previous reporting (NI 43-101 Technical Report titled “NI 43-101 Technical Report Updated Definitive Feasibility Study for the Authier Lithium Project, La Motte, Québec, Canada”, dated April 14, 2023) in the process of derivation of the mineral resource Volume used to constrain the mineralization.

A Whittle pit shell produced by SGS Geological Services in 2021 was used to constrain the MRE. A resource-level optimised pit shell and corresponding cut-off grade was used for the open pit mineral resource statement.

The Whittle pit shell constraining the MRE contained a bedrock slope angle between 43° and 54°and an overburden slope angle of 30°.

The pit-constrained mineral resource estimate is reported at a cut-off grade (COG) of 0.55% Li2O, based on the assumptions and parameters presented in Table 11‑9. The COG should be reassessed periodically, considering market conditions and factors such as the price of lithium, exchange rates, mining techniques and associated costs.

Note that the selling prices, costs, and technical parameters used were based on the best available information at the time reported study, including adjusted costs from the 2019 UDFS and geotechnical information from Journeaux Assoc.’s (Journeaux) report (2018).

Table 11‑9 – Parameters used for Resource pit optimization.

Parameters	Value	Unit	References
Sales Revenues
Concentrate Price (6% Li2O: 2.81% Li)	977	USD/tonne	Sayona
	1221.25*	CAD/tonne	Sayona
Operating Costs
Mining Mineralized Material	6.26	CAD/t milled	BBA
Mining Overburden	5	CAD/t	BBA
Mining Waste	5.26	CAD/t	BBA
Process, General and Administration	5.71	CAD/t milled	BBA
Freight Mine to Refinery	61.09	CAD/Conc.	Sayona
Metallurgy and Royalties
Concentration Recovery	78%		JQCI
Royalties on claims	15.23	CAD/t conc.	Sayona

Geotechnical Parameters
Pit Slopes	43° and 54°	Degrees	BBA
Mineralized Material Density	2.71	t/m3	SGS Canada Inc.
Waste Material Density	2.94	t/m3	BBA
Overburden	1.9	t/m3	BBA
Cut-Off Grade	0.55	% Li2O	Sayona
*Exchange rate: 0.75

11.9	MINERAL RESOURCE STATEMENT

The mineral resource estimate as of June 30, 2024, inclusive of reserves is shown in Table 11‑10.

Table 11‑10 – Authier Mineral Resource statement at effective date of June 30, 2024 based on USD $977/t Li₂O at a cut-off of 0.55% Li₂O, inclusive of Mineral Reserves.

Authier – Open Pit Mineral Resource Statement
Category	Tonnes* (t)	Grade (% Li2O)
Measured	6,042,000	0.98
Indicated	8,098,000	1.03
Measured and Indicated	14,140,000	1.01
Inferred	2,996,000	1.00

Notes:
1.
The information presented in this chapter was compiled from information previously reported by Sayona in a NI 43-101 Technical Report titled “NI 43-101 Technical Report Updated Definitive Feasibility Study for the Authier Lithium Project, La Motte, Québec, Canada”, dated April 14, 2023.

2.	The effective date of the MRE is June 30, 2024.
3.	Mineral Resources are inclusive of Mineral Reserves.
4.	These mineral resources are not mineral reserves and do not have demonstrated economic viability.
5.	Pegmatite bodies were modelled for the Main Zone (Authier Main 1 and Authier Main 2), and Authier North (Authier Main 3).
6.	No assays were capped. Composites 1.5 m long were generated using the grade of the adjacent material.
7.	The mineral resources were estimated using Inverse Distance Squared method on composited assays to interpolate a sub-blocked model (parent block size = 3m x 3m x 3 m).
8.
The measured category was assigned to blocks estimated with a minimum of seven (7) composites in at least three (3) different drill holes in a search ellipse area of 50 m (strike) x 50 m (dip) x 25 m. The indicated category was assigned to blocks estimated with a minimum of seven (7) composites in at least three (3) different drill holes in a search ellipse area of 100 m (strike) x 100 m (dip) x 50 m. The inferred category was assigned to remaining blocks. Manual re-assignment was made to transfer block clusters from the Indicated to Measured category to account for geological continuity and from Indicated into Inferred where the density and quality of geological information was insufficient.

9.	Pegmatite bulk densities (grams per cubic centimeter) were measured on representative mineralized pegmatite at 2.71 g/cm3.
10.
The RPEEE requirement is satisfied by using reasonable cut-off grades for an open pit extraction scenario and constraining pit shells. The estimate is reported at a cut-off grade of 0.55% Li2O (based on iterative analysis. The estimate was calculated using a price of 977 USD/t 6% Li2O concentrate, a CAD:USD exchange rate of 0.76, recovery of

78%, mining cost of 5.50 $/t mined, transport cost of 157.90 $/t concentrate, G&A cost of 12.35 $/t, tailings management cost of 0.80 $/t processed, and processing cost of 35.00 $/t. The cut-off grade takes into account a royalty of 2%. The cut-off grades should be re-evaluated in light of future prevailing market conditions (metal prices, exchange rate, mining cost, etc.).
11.	The number of tonnes has been rounded to the nearest thousand. Any discrepancy in the totals is due to rounding effects.
12.
The authors are not aware of any known environmental, permitting, legal, title-related, taxation, socio-political, marketing, or other relevant issues that could materially affect the mineral resources estimate other than those disclosed in this report.

The total open pit constrained Mineral Resource Statement is provided in Table 11‑11.

Table 11‑11 – Authier Mineral Resource statement of Resources at effective date of June 30, 2024 based on USD $977/t Li₂O, exclusive of Mineral Reserves.

Authier – Total Open Pit Mineral Resource Statement
Category	Tonnes (Mt)	Grade (% Li2O)	Cut-Off Grade (% Li2O)	Met Recovery (%)
Measured	0.23	0.8	0.55	78
Indicated	3.18	0.98	0.55	78
Measured and Indicated	3.40	0.96	0.55	78
Inferred	6.35	0.98	0.55	78

Notes:

1.
The information presented in this table was compiled from information previously reported by Sayona in a NI 43-101 Technical Report titled “NI 43-101 Technical Report Updated Definitive Feasibility Study for the Authier Lithium Project, La Motte, Québec, Canada”, dated April 14, 2023.

2.	Mineral Resources are 100% attributable to the property. Sayona has 100% interest in Authier.
3.	Mineral Resources are exclusive of Mineral Reserves.
4.
Mineral Resources do not have demonstrated economic viability.  The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.

5.
The Inferred Mineral Resource in this estimate has a lower level of confidence that applied to an Indicated Mineral Resource and is not converted to a Mineral Reserve.  It is reasonably expected that the majority of the Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration.

6.	Numbers in the table might not add precisely due to rounding.
7.	Bulk density of 2.71 t/m³ is used.
8.	Effective date June 30, 2024.
9.	Only block centroids had to be inside the pit to be considered.
10.
The Mineral Resource estimate has been assembled using the regulation S-K §229.1300 of the United States Securities and Exchange Commission (SEC).  Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability.  Inferred Mineral Resources are exclusive of the Measured and Indicated Resources.

* Rounded to the nearest thousand.

Figure 11‑27, Figure 11‑28 and Figure 11‑29 present plans and cross-sections of the mineral resources, inclusive of reserves constrained within the optimised pit shell.

Figure 11‑27 – Optimized pit shell and block model (no waste/barren material included) in plan and isometric views

Figure 11‑28 – Optimized pit shell and block model (waste/barren material included) in plan and isometric views)

Figure 11‑29 – Optimized pit shell and classified block model in plan and isometric views

11.10	TONNAGE – GRADE DISTRIBUTION AND SENSITIVITY ANALYSIS

A limited sensitivity analysis was conducted using different estimation methods, from Ordinary Kriging (OK) to Inverse Distance Cubed (ID3).  The Sensitivity analysis outlined that the OK Mineral Resources and grades are affected by smoothing and that the ID3 estimation is the one with the highest average grades (Figure 11‑30).  Overall, the ID2 and ID3 are relatively close in terms of tonnage and average grades.

Drilling by Sayona supports the interpretation that the Authier Main Zone pegmatite is reasonably predictable in both grade and geological continuity, given the consistency of mineralized widths and grades along the strike extension tested to date.

Figure 11‑30 – Grade tonnage curve depending on type of estimation

11.11	UNCERTAINTY

This report considers a variety of factors of uncertainty associated with estimates of inferred, indicated and measured resources on the Property, including:

Reliability of sampling data -

•	Drilling, sampling and assaying protocols employed by Sayona are adequate.

•	The drillhole database provided by Sayona is of good overall quality and suitable for use in the estimation of mineral resources.

Confidence in the modelling of geological and estimation domains -

•
Measured and indicated resources are expected to be defined at a sufficient level of confidence to assume geological and grade continuity between points of observation.  Previous reviews of three-dimensional models, plans and cross-section in this study validate this to be the case.

•
Lack of evidence for the continuity of pegmatite domains and grades in some areas of the deposit is adequately dealt with the categorisation of resources as inferred.  Inferred Resources do not convert to mineral reserves during the reserve estimation process and are treated as waste in mine scheduling and reserve economic calculations.

Economic uncertainty associated with the resources –

•
Economic uncertainty is mitigated to a large degree by Sayona’s operating experience at North America Lithium (NAL) deposit over many years. Pit optimisation and Cut-off grade assumptions are believed to be appropriate for the purpose of the MRE.

A baseline consideration for all factors of uncertainty is that Sayona owns and operates an existing lithium operation at North American Lithium (NAL) mine, Québec. Sayona contains extensive experience with the exploration, definition, and conversion of mineral resources to mineral reserves which have been mined profitably.

11.12	QUALIFIED PERSON’S OPINION

It is the Qualified Person’s opinion that the data, model and classification are appropriate for the reported MRE. No technical or economic factors likely to influence the prospect of economic extraction have been identified.

12	MINERAL RESERVES ESTIMATES

12.1	RESERVE ESTIMATE METHODOLOGY, ASSUMPTIONS, PARAMETERS AND CUT-OFF-VALUE

The previous Mineral Reserve estimate was completed in March 2023 and is based on the November 2021 block model prepared by SGS. This block model was used to report the Mineral Resources presented in Chapter 11 of this report. The Mineral Reserve estimate presented in this report was reviewed by Tony O’Connell, who serves as the QP for this report and has an effective date of June 30, 2024.

The Project run-of-mine (ROM) ore will be sent to the North American Lithium (NAL) spodumene concentrator to be blended with the NAL run-of-mine (ROM) ore.  The Project ROM ore will be stockpiled and loaded into highway trucks that will transport the ore to the NAL site during weekdays.  At the NAL site, the ore will be combined with the NAL ore and fed to the crusher.  The life-of-mine (LOM) production plan has been reviewed to reflect this processing strategy.

The Project LOM plan and subsequent Mineral Reserve estimate are based on an ore selling price of 120 CAD/t.  A memorandum of understanding (MOU) was developed between the Authier operation and NAL operation, in which NAL agrees to buy 100% of the Authier ore material at a selling price of 120 CAD/t, delivered to the NAL ore pad area.  The effective date of the Mineral Reserve estimate is June 30, 2024, and based on an exchange rate of 0.75 USD:1.00 CAD.

Development of the LOM plan included pit optimization, pit design, mine scheduling and the application of modifying factors to the Measured and Indicated portion of the in-situ Mineral Resource.  Tonnages and grades are reported as ROM feed at the NAL crusher and account for mining dilution, geological losses, and operational mining loss factors.

12.2	RESOURCE BLOCK MODEL

The resource model for the Project was provided by SGS Canada.  The resource model was supplied in a file titled “20211117Authier.csv”.  The model was supplied with the 3D wireframes used to define the different lithological zones.  The overburden surface was also provided. This model was reviewed and validated by Steve Andrews from Measured Group, who serves as the QP for the Resources in this report.

The block model file provided contained the mineralized zones and the waste material.  The resource estimate considers a parent block size of 3 m x 3 m x 3 m.  The resource model considers a constant pegmatite density of 2.71 t/m³.

12.3	TOPOGRAPHY DATA

Sayona provided a LiDAR topographic survey completed in 2016 by Geoposition arpenteurs géomètres (LiDAR, 2016).

Topographic contours were provided at 0.5 m intervals for the Project site in the UTM NAD 83 coordinate system.  This surface was used as the reference datum for the Mineral Reserves estimate.

12.4	MINING BLOCK MODEL

Based on the resource model described above, a mining block model was created to be used for mine design and planning purposes.  The resource model was sub-celled along the boundaries of the different lithologies.  Overburden material was assigned a constant density of 1.90 t/m³, whilst the waste densities were provided in the resource model.

The sub-celled model was then regularized to the parent block size of 3 m x 3 m x 3 m, with tonnages and grades coded for each type of material, with the resource classification conserved from the resource model. The final mining block model was titled “md_nal_2021_v4.csv”.

12.5	MINE AND PLANT PRODUCTION SCENARIOS

12.5.1	Modifying Factors

For the conversion of Mineral Resources to Mineral Reserves, it is necessary to apply a range of modifying factors, as discussed in the following chapters.

12.5.1.1	Metallurgical Recoveries

ROM ore is subject to a variety of metallurgical recovery factors, once feed material enters the crusher. Refer to chapter 10 of the S-K 1300 compliant report for the North American Lithium titled “S-K 1300 Technical Report Summary for Mineral Resource and Mineral Reserves at North American Lithium” with an effective date of June 30, 2024, for more information on the metallurgical recoveries.

12.5.1.2	Mill Cut-off Grade Calculation

The breakeven cut-off grade (COG) is calculated considering costs for processing, G&A, and other costs related to concentrate production and transport.  Based on a 6.0% Li2O concentrate selling price of 850 USD per tonne, the COG would be 0.32% Li2O.  However, due to metallurgical recovery limitations, a metallurgical COG of 0.55% Li2O was selected based on iterative analysis.

12.5.1.3	Mining Dilution and Mining Ore Losses

The Project hosts spodumene-bearing pegmatite dykes.  The main dyke, which represents the majority of the resource, dips at approximately 25° to 50° and has a varying thickness between 4 m and 55 m.  A second minor dyke is located to the north of the main dyke. The minor dyke dips at approximately 15° and has an average thickness of 7 m.

As an industrial mineral, the specification of the final product must meet relatively tight tolerances for Li2O content, as well as contaminants, such as iron.  The contaminant grade in the final product is directly linked to the quantity of diluting host waste rock in the mill feed.

Dilution is the quantity of non-economical material that will be sent to the mill as part of mining activities.  Ore losses are the quantity of economically viable material that will be sent to the waste rock stockpiles.  Typical causes for dilution and ore losses include blast movement, improper identification of ore and waste zone limits (i.e., grade control) and selectivity limitations of mining equipment.

A detailed dilution model was developed using Deswik’s Stope Optimizer tool (Deswik.SO) which generated shapes of continuous mineralization above a minimum lithium content.  This approach provided an automated method of evaluating on a local scale, whether the combination of a particular dyke width, pegmatite grade and distance to the next dyke, i.e., waste separation, could result in producing a mill feed above a diluted COG of 0.55% Li2O.  Mineable shapes were created by the tool.  Mineralized material that did not pass this selectivity test were considered ore losses.

A dilution skin of 0.75 m was applied to the orebody.  Based on this methodology and the final pit design, the mining ore losses totaled 2.3% and mining dilution approximately 9.0%.  To account for operational errors and additional re-handling, an additional mining ore losses factor of 2.0% was applied, for a total ore losses factor of 4.3%.

12.5.2	Pit Optimization

12.5.2.1	Inputs

The purpose of pit optimization is to determine the ultimate pit limits that satisfy business objectives.  By running a series with a sensitivity on selling prices (revenue factor), the results can also be used to determine the most economical mining phases.  Pit optimization was completed using the Pseudoflow module within the Deswik mining software package.  Inferred resources were not considered as potential ROM ore feed and were converted to waste.

This report’s financial evaluation is based on the selling of ore material to the NAL operation.  However, the pit optimization was developed based on the integration of the costs and parameters associated with the concentration of the ore and production and selling of a 6.0% Li2O spodumene concentrate.

The input parameters used for the pit optimization are presented in Table 12‑1.  Note that the selling prices, costs, and technical parameters used were based on the best available information at the time of the study, including adjusted costs from the 2019 UDFS and geotechnical information from Journeaux Assoc.’s (Journeaux) report (2018).

Table 12‑1 – Pit optimization parameters for the Authier Lithium Project.

Item	Value	Unit	Notes
Revenue
Concentrate price	850	USD/t of conc.
Concentrate grade	6.0%	Li2O
Transportation cost	59.69	USD/t of conc.	Previous estimate for Authier
Royalty	Based on each claim
Economics
Currency	-	Canadian Dollars
Exchange rate	0.76	USD/CAD
Discount rate	8.0%
Costs
Mining
Mining cost - overburden	5.4	CAD/t mined	2023 estimate, assuming contract mining.
Mining cost - ore	8.73	CAD/t mined
Mining cost - waste	6.91	CAD/t mined
Processing & G&A
Cost	39.31	CAD/t milled
Operating Parameters
Ore production	1,682	tpd
Overall mill recovery	74.10%		Incl. ore sorter losses and mill recovery

Geotechnical Parameters
OSA - north wall	53	°	Based on BBA adjustment to Journeaux's report;
OSA - south wall	42	°	-4° to accommodate ramp
OSA - east and west walls	48	°	Assumed by BBA for transition between North and South walls
OSA - overburden	14	°	Journeaux report
Limits and Constraints
Tenements	Claims_Authier_Actifs.dxf		Sayona stated that discussions with MERN were held concerning the suspended claims and will be reactivated when needed.
	Claims_Authier_Suspended.dxf
Setbacks	0	m	No setback applied to tenement boundaries

The optimized parameters do not necessarily correspond with the final design parameters used.  A pit optimization has been run using the final Project’s costs and revenue parameters.  The resulting optimized pit shell has been compared to the initial selected pit shell and deemed sufficiently close to consider the initial selected pit shell adequate.

12.5.2.2	Results

The optimizer estimates best, average- and worst-case discounted values.  The best case requires that each shell be mined sequentially while the worst case mines the deposit on a bench-by-bench basis.  The best case is generally impracticable as shell increments can be very small and therefore not minable by themselves.  The worst case is always achievable but gives much lower discounted cash flows.  In practice, a compromise between the two cases is generally achieved by staging the pit using suitable pushbacks.  The average case discounted values are used as a measure to compare optimization results.  A discount rate of 8% and ROM feed rate of 0.53 Mtpy have been used in this analysis.  The values returned by the optimizer do not include capital investments and are only used as a relative indicator of the sensitivity of the Project to changes in operating costs and revenue.

The revenue factor 0.86 pit shell was selected as a guide for the final pit limits.  This selection was based on maximizing project reserves while respecting a relatively high NPV.  This pit shell contained approximately 11.3 Mt of ROM ore feed and is within 10% of the highest average case discounted cash flow.

Table 12‑2 – Pit optimization results.

Revenue Factor Shell	ROM Feed	Grade	Waste	Strip Ratio	DCFBEST	DCFWORST	DCFAVG
	(Mt)	(% Li2O)	(Mt)	(t:t)	(M$)	(M$)	(M$)
0.40	0.45	1.2	0.20	0.4	41.42	41.42	41.42
0.42	0.67	1.1	0.35	0.5	56.43	56.25	56.34
0.44	0.91	1.1	0.64	0.7	72.19	71.71	71.95
0.46	1.15	1.1	0.95	0.8	86.62	85.71	86.17
0.48	1.62	1.0	1.46	0.9	110.76	108.79	109.78
0.50	1.94	1.0	1.88	1.0	125.24	122.21	123.72
0.52	2.06	1.0	2.03	1.0	129.96	126.48	128.22
0.54	2.17	1.0	2.21	1.0	134.35	130.39	132.37
0.56	2.41	1.0	2.56	1.1	142.47	137.42	139.95
0.58	2.58	1.0	2.95	1.1	148.26	142.4	145.33
0.60	2.73	1.0	3.2	1.2	152.43	145.85	149.14
0.62	3.66	1.0	7.25	2.0	179.89	167.04	173.46
0.64	3.77	1.0	7.65	2.0	182.61	168.81	175.71
0.66	3.88	1.0	8.00	2.1	184.87	170.16	177.52
0.68	3.99	1.0	8.39	2.1	187.17	171.41	179.29
0.70	4.12	1.0	8.94	2.2	189.6	172.54	181.07
0.72	4.19	1.0	9.22	2.2	190.76	172.92	181.84
0.74	4.54	1.0	11.20	2.5	196.48	174.26	185.37
0.76	4.64	1.0	11.76	2.5	197.99	174.37	186.18
0.78	7.69	1.0	32.82	4.3	220.1	165.16	192.63
0.80	8.22	1.0	36.96	4.5	224.17	159.08	191.62
0.82	8.4	1.0	38.21	4.6	225.33	156.84	191.08
0.84	11.08	1.0	59.25	5.3	232.08	117.6	174.84
0.86	11.35	1.0	61.40	5.4	233.02	112.81	172.91
0.88	11.59	1.0	63.63	5.5	233.73	107.45	170.59
0.90	11.72	1.0	64.52	5.5	234	105.15	169.57
0.92	11.82	1.0	65.48	5.5	234.19	102.41	168.3
0.94	11.96	1.0	66.64	5.6	234.38	99.11	166.75
0.96	12.11	1.0	67.85	5.6	234.5	96.03	165.26
0.98	12.27	1.0	69.27	5.6	234.56	91.71	163.14
1.00	12.39	1.0	70.4	5.7	234.57	88.31	161.44

These results are presented graphically in Figure 12‑1.

Figure 12‑1 – Pit optimization results.

With the exception of the revenue factors, a sensitivity analysis was not undertaken on the other parameters.

12.5.3	Mine Design

12.5.3.1	Geotechnical Parameters

The geotechnical requirements for the final pit design were prepared by Journeaux and their recommendations were provided in a report titled “Open Pit Slope Design Authier Lithium Project Feasibility Study”.  Recommendations were provided for the overall slope angle (OSA), inter ramp angle (IRA), bench face angle (BFA) and catch bench width.

A review of the Journeaux (2018) report was conducted, with additional recommendations included to ensure stability of the pit walls:

•	Increase the berm width from 7.2 m to 8.2 m.
•	Integrate a 16.4 m geotechnical berm on the southwest wall where the pit wall height exceeded 120 m.

For design purposes, the following IRA, BFA and catch berm width with triple-bench arrangement were retained and are summarized by sector in Table 12‑3.

Table 12‑3 – Pit design geotechnical parameters.

Pit Slope Sector	IRA (°)	BFA (°)	Berm Width (m)
North	57.7	80.0	8.2
South	47.3	65.0	8.2
Transition	52.4	72.5	8.2
Overburden	14.0	14.0	10.0*
*only at bedrock contact

It is recommended that further geotechnical work be undertaken prior to advancing to the next stage of the Project.

An illustration of the different slope zones is presented in Figure 12‑2.  Journeaux did not specify the parameters for the transition zone.  It has been assumed that the values for the transition zone are between the north and south wall values.

Pit Design Parameters

The detailed mine design was carried out using the selected pit shell as a guide.  The proposed pit design includes the practical geometry required in a mine, including pit access/haulage ramps to all pit benches, pit slope designs, benching configurations, smoothed pit walls and catch benches.  The major design parameters used are described in Table 12‑4 and Table 12‑5.

Figure 12‑2 – Pit slope design sectors.

Table 12‑4 – Pit design parameters.

Item	Value			Unit
	North Wall	South Wall	Transition
Overburden
Berm Width	0			m
Bench Face Angle (BFA)	14			degrees
Setback at the Bedrock/OB Contact	10			m
Rock
Bench Height	6	6	6	m
Benching Arrangement	Triple	Triple	Triple	m
Berm Width	8.2	8.2	8.2	m
Inter-Ramp Angle (IRA)	57.7	47.3	52.4	degrees
Bench Face Angle (BFA)	80.0	65.0	72.5	degrees

Table 12‑5 – Haul road design parameters.

Item	Value	Unit	Notes
Road Width (dual lane)	23	m	Based on 60-65 tonne class haul truck
Road Width (single lane)	17	m	Bottom benches
Max. no. of Benches at Single Lane	9	n/a	Based on 6 m bench height
Maximum Grade - Overburden	10%
Maximum Grade - Hard Rock	10%
Benches Without Ramp Access at Base	1

The design outlines a pit of ~1,000 m in length (east-west), an average of 640 m width (north-south) and down to a final pit depth of 200 m.  Figure 12‑3 presents plan and isometric views of the ultimate Authier pit.

Figure 12‑3 – Ultimate Authier Lithium pit – plan and isometric views.

12.6	MINERAL RESERVE ESTIMATE

The Project LOM plan and subsequent Mineral Reserve estimate are based on a ROM ore selling price of $120 CAD/t.  A memorandum of understanding (MOU) was developed between the Authier operation and NAL operation, in which NAL agrees to buy 100% of the Authier ore material at a selling price of $120 CAD/t, delivered to the NAL ore pad area.  The effective date of the Mineral Reserve estimate is June 30, 2024, and based on an exchange rate of $0.75 USD:$1.00 CAD.

Development of the LOM plan included pit optimization, pit design, mine scheduling and the application of modifying factors to the Measured and Indicated portion of the in-situ Mineral Resource.  Tonnages and grades are reported as ROM feed at the NAL crusher and account for mining dilution, geological losses, and operational mining loss factors.

Table 12‑6 summarizes the Proven and Probable Mineral Reserve estimate for the Project.

Table 12‑6 – Authier Lithium Project Mineral Reserve estimate at Effective Date of June 30, 2024 at CAD$120/t.

Authier Lithium Project Ore Reserve Estimate (0.55% Li2O cut-off grade)
Category	Tonnes (Mt)	Grades (%Li2O)	Cut-off Grade % Li2O	Met Recovery %
Proven Ore Reserves	6.2	0.93%	0.55%	73.6%
Probable Ore Reserves	5.1	1.00%	0.55%	73.6%
Total Ore Reserves	11.2	0.96%	0.55%	73.6%

Notes:

1.	Mineral Reserves are measured as dry tonnes at the crusher above a diluted cut-off grade of 0.55% Li2O.
2.
Mineral Reserves result from a positive pre‐tax financial analysis based on an ore selling price of 120 CAD/t and an exchange rate of USD0.75:CAD1.00.  The selected optimized pit shell is based on a revenue factor of 0.86 applied to a base case selling price of USD850/t of spodumene concentrate.

3.	The reference point of the Mineral Reserves is the NAL crusher feed.
4.
In-situ Mineral Resources are converted to Mineral Reserves based on pit optimization, pit design, mine scheduling and the application of modifying factors, all of which supports a positive LOM cash flow model.  According to CIM Definition Standards on Mineral Resources and Reserves, Inferred Resources cannot be converted to Mineral Reserves.

5.
The Mineral Reserves estimate for the Project have been developed under the supervision of Mr. Tony O’Connell, an employee of Optimal Mining Solutions Pty Ltd  in the position of Principal Mining Consultant and Director and a Qualified Person as defined by regulation S-K §229.1300 of the United States Securities and Exchange Commission (SEC).

6.	The Mineral Reserve estimate is valid as of June 30, 2024.
7.	Totals may not add up due to rounding for significant figures.

12.6.1	Assessment of Reserve Estimate Risks

The author is of the opinion that no other known risks including legal, political, or environmental, would materially affect potential development of the Mineral Reserve estimate, except for those already discussed in this report.

12.7	MATERIAL DEVELOPMENT AND OPERATIONS

The Authier project is a greenfield project with operations slated to commence in the future. As such, no material development and/or operations have occurred.

13	MINING METHODS

13.1	MINE DESIGN

13.1.1	Pit Design Parameters

The detailed mine design was carried out using the selected pit shell as a guide.  The proposed pit design includes the practical geometry required for an operating mine, including pit access and haulage ramps to all pit benches, pit slope designs, benching configurations, smoothed pit walls and catch benches.  The major design parameters used are described in Table 13‑1 and Table 13‑2.

Table 13‑1 – Pit design parameters.

Item	Value			Unit
	North Wall	South Wall	Transition
Overburden
Berm Width	0			m
Bench Face Angle (BFA)	14			degrees
Setback at the Bedrock/OB Contact	10			m
Rock
Bench Height	6	6	6	m
Benching Arrangement	Triple	Triple	Triple	m
Berm Width	8.2	8.2	8.2	m
Inter-Ramp Angle (IRA)	57.7	47.3	52.4	degrees
Bench Face Angle (BFA)	80	65	72.5	degrees

Table 13‑2 – In-pit haul roads design parameters.

Item	Value	Unit	Notes
Road Width (dual lane)	23	m	Based on 60-65 tonne class haul truck
Road Width (single lane)	17	m	Bottom benches
Max. no. of Benches at Single Lane	9		Based on 6 m bench height
Maximum Grade - Overburden	10%
Maximum Grade - Hard Rock	10%
Benches Without Ramp Access at Bottom	1

The design outlines a pit of ~1,000 m in length (east-west), an average of 640 m width (north-south) and down to a final pit depth of 200 m.  Figure 13‑1 presents plan and isometric views of the ultimate Authier Lithium pit.

Figure 13‑1 – Ultimate Authier Lithium pit – plan and isometric views.

13.2	GEOTECHNICAL AND HYDROLOGICAL CONSIDERATIONS

13.2.1	Geotechnical Considerations

The geotechnical requirements for the final pit design were prepared by Journeaux and their recommendations were provided in a report titled “Open Pit Slope Design Authier Lithium Project Feasibility Study”.  Recommendations were provided for the overall slope angle (OSA), inter ramp angle (IRA), bench face angle (BFA) and catch bench width.

An internal review of the Journeaux (2018) report was conducted and additional recommendations where included to ensure stability of the pit walls:

•	Increase the berm width from 7.2 m to 8.2 m.
•	Integrate a 16.4 m geotechnical berm on the southwest wall where the pit wall height exceeded 120 m.

For design purposes, the following IRA, BFA and catch berm width with triple-bench arrangement were retained and are summarized by sector in

Table 13‑3.

Table 13‑3 – Pit design geotechnical parameters.

Pit Slope Sector	IRA (°)	BFA (°)	Berm Width (m)
North	57.7	80	8.2
South	47.3	65	8.2
Transition	52.4	72.5	8.2
Overburden	14	14	10.0*
*only at bedrock contact

An illustration of the different slope zones is presented in Figure 13‑2.  Journeaux did not specify the parameters for the transition zone.  It has been assumed that the values for the transition zone are between the north and south wall values.

Figure 13‑2 – Pit slope design sectors.

13.2.2	Dewatering

A hydrogeological study was completed in 2018 by Richelieu Hydrogéologie Inc. and demonstrated that the mining activities will not affect the quality of the water.

Dewatering is the management of groundwater that, if not diverted from the pit or pumped from it, would impede mining operations and add operating costs, notably for access to ore, blasting, and wear and tear on machinery.  Dewatering requirements for the Project were estimated by Technosub, a supplier of mine dewatering equipment.  The pumping system has been designed in three stages to consider the increasing water inflow over the life of mine (surface and underground combined) estimated in the hydrogeological report.

13.2.3	Hydrogeological Considerations

A hydrogeological study, conducted by Richelieu Hydrogéologie Inc. in 2016 and 2017, included 27 observation wells (piezometers), groundwater sampling campaigns, variable head permeability tests and tracer profile testing as well as groundwater level surveys.  The hydrostratigraphic units identified at the Authier Property are the following:

•	Bedrock, a regional aquifer of a standard to low permeability.
•	Glacial till, an aquitard discontinuously covering the bedrock.
•	Fluvio-glacial sand and gravel (esker), a highly permeable aquifer, covering the till.
•	Glacio-lacustrine sand (aquifer) and silt (aquitard), covering the till unit and, partly, the fluvioglacial unit.
•	Organic layer, a thin and discontinuous aquitard.

Following the water level surveys that were done for all piezometers installed on the site property, the following observations were made: the groundwater level in the area of the Property is in the order of 329 m and the general direction of flow is towards the southwest under a horizontal hydraulic gradient of 0.02.

During the mine life, the groundwater flow, from beneath the waste rock pile, will be directed towards the pit then, at natural flow, it will be directed towards the southwest.  Water will be collected by the drainage ditch surrounding the waste rock pile and directed to the water basins.

The effects of mine dewatering on residential wells are deemed negligible.  In a worst-case scenario, the effect of the Project on the environment would be a reduced groundwater outflow to the local surface water network and to the wetlands.  A reduced flow of brooks or drying of wetlands may occur in the area of influence.

The southern part of the St-Mathieu-Berry Esker is enclosed into the area of influence of the mine.  However, this part of the esker is not connected to the main part of the esker which is being tapped by the drinking facilities of the city of Amos and also by the Eska water bottling society.  Both portions of the esker are separated by a bedrock lump.

In the esker, the groundwater generally flows towards the north, except in the Project area where it heads south and southeast and to the Harricana River watershed.  The southern portion of the esker, located in the Project area, is in a different watershed than the remainder of the esker.  However, because it is located at a lower altitude than the esker and isolated from it by a bedrock, the Authier Project will not threaten, in any way and under any circumstances, the water quality of this esker.

13.2.4	Ore Rehandling Area

Authier ROM ore will be transported to the North American Lithium (NAL) site for processing.  As such, all ore mined from the pit will be temporarily stockpiled on an ore rehandling area situated to the north of the pit.  The ore will then be loaded onto highway transport trucks for transport to the NAL site.  Ore transportation will only occur during the day and only from Monday to Friday.

13.2.5	Haul Roads

To give more flexibility to the mining operation, mining haul roads have been designed to accommodate 2-way traffic for 60 tonne class haul trucks even though the recommended haul truck is the 40 tonne class haul truck.  Roads will incorporate drainage ditches as well as a safety berms.  Single-lane haul routes are proposed in some isolated locations, such as the last benches of phases or the final pit.  Table 13‑4 lists the specified haul road dimensions used for the final pit shell.

Table 13‑4 – Haul road design parameters.

Parameters	Unit	Dual Lane	Single Lane
Haul Truck	-	60 t class	60 t class
Operating Width	m	5.7	5.7
Running Surface Multiplier	factor	3	2
Running Surface Width	m	17	11.5
Tire Diameter	m	2.7	2.7
Berm Height : Tire Ratio	ratio	0.5	0.5
Berm Height	m	1.3	1.3
Berm slope xH:1V Ratio	ratio	1.3H:1.0V	1.3H:1.0V
Berm Width (Top)	m	0.5	0.5
Berm Width (Bottom)	m	4	4
No. of Berms - Surface Road	number	2	2
No. of Berms - Pit Ramp	number	1	1
No. of Berms - Pit Slot	number	0	0
Ditch Depth	m	0.75	0.5
Ditch slope xH:1V Ratio	ratio	1.0H:1.0V	1.0H:1.0V
Ditch Width (Bottom)	m	0.5	0.5
Ditch Width (Top)	m	2	1.5
No. of Ditches - Surface Road	number	0	0
No. of Ditches - Pit Ramp	number	1	1
No. of Ditches - Pit Slot	number	2	2
Overall Width - Surface Road	m	25	19.5
Overall Width - Pit Ramp	m	23	17
Overall Width - Pit Slot	m	21	14.5
Maximum Grade - Permanent Road	%	10	10
Maximum Grade - Temporary Road	%	12	12
Haul Road Drainage Crossfall	%	2	2

13.2.6	Explosives Storage

One magazine of explosives will be brought on site by the explosive provider.  The magazine will house priming explosives, such as caps and detonating cords.  A small number of explosives and boosters will be delivered directly to site as part of the contract mining operations.  Further details are provided in Chapter 15 of this Report.

13.3	MINING FLEET AND MANNING

13.3.1	Contract Mining

Mining activities at the Property will be conducted by a mining contractor for the entire LOM.  The mining contractor will be responsible for:

•	Mine equipment fleet (production fleet, auxiliary fleet and support equipment);
•	Mine equipment operator;
•	Mine operations supervision;
•	Mine equipment maintenance;
•	Tree clearing and grubbing;
•	Overburden removal and bench preparation;
•	Drilling, blasting, loading and hauling of ore and waste material;
•	Mine dewatering;
•	Overall site maintenance;
•	Ore rehandling (loading transport trucks for ore transfer between Authier and NAL).

13.3.2	Roster

The mine will operate 365 days per year with two 12-hour shifts per day.  It is expected that mining contractor equipment operators, mechanics and supervisors will work on a seven-working-day / seven-rest-day schedule.  All other mining contractor staff, as well as Sayona’s on-site staff, will work regular 40-hour weeks.

The total non-contractor mine labour force is only six employees.  Most management, technical services and other labour force are taken on by the NAL operation (e.g., mine manager, HSE coordinator, etc.).  The rest of the workforce will be provided by the mining contractor and other contract service providers.

13.3.3	Mine Maintenance

The mining contractor is expected to provide maintenance buildings and execute all maintenance on their equipment.

13.3.4	Mine Technical Services

The mine technical services team will consist of a senior engineer supported by a mining engineer, mining technicians, and a senior geologist supported by geology technicians.  Some of these staff will be shared with NAL operations.

13.3.5	Drilling

Drilling and blasting activities represent a crucial process when developing and sustaining a hard-rock mining operation.  The performance and efficiency of this primary rock fragmentation process can heavily impact mining dilution, ore losses and downstream mining activities, such as loading, hauling, crushing, and grinding.

Blast fragmentation curves were developed based on rock characterization, types of explosives, blast patterns and powder factors with an ore P80 particle size of 300 mm was targeted.

All hard rock material will be drilled with 3.5” diameter holes by top hammer drill rigs.  Production blasts will be on 6 m bench heights.  The drillhole patterns in ore and waste material are presented in Table 13‑5.

Table 13‑5 – Drilling ore and waste patterns.

Drill Pattern		Ore	Waste
Bench Height	m	6	6
Hole Diameter	in.	3.5	3.5
Hole Diameter	mm	89	89
Burden	m	2.8	3
Spacing	m	2.8	3
Sub-Drill	m	0.6	0.6

Pre-split drillholes will be drilled every 1.50 m along long-term pit walls to improve the pit wall quality.

13.3.6	Blasting

Production drillholes will be loaded with a bulk emulsion explosive, whereas pre-split drillholes will be loaded with a continuous packaged emulsion.  The production blasts will be detonated with an electronic blasting system.  Electronic detonators offer greater flexibility and precision for the blast sequence, which can, in turn, improve rock fragmentation and diggability, and better control the blast movement.

Based on the drilling patterns listed above and blast fragmentation curves for host rock and pegmatite, by using an emulsion blasting agent with an average density (in the hole) of 1.15 g/cm3, the powder factor will vary between 0.21 kg to 0.26 kg of explosives per tonne of rock.

13.3.7	Loading

A maximum of two 10.5 tonne capacity hydraulic backhoe excavators and one 10.0 t-capacity production wheel loader will be required.  These equipment units are compatible with the haul truck selected.

The excavators will be used to load all material from the pit.  The excavators will selectively mine the ore material to minimize dilution and ore losses.

The wheel loader will be used to reclaim material from the ore stockpile into the transportation trucks.  In case of breakdown of an excavator in the pit, this equipment could be used to mine waste material.

13.3.8	Hauling

A maximum of eight 40 tonne capacity rigid haul trucks will be required throughout the mine life.  It should be noted that the ramp width was evaluated considering a larger truck, in case the mining contractor chooses a truck larger than 40 tonnes.

Ore will be hauled to the ore stockpile just north of the pit crest.  The waste rock, overburden and organic material will be hauled and stockpiled at the waste rock storage facility (WRSF).  The overburden and organic material will be used to progressively rehabilitate the WRSF over the life of the Project (see Chapter 18 for more details).

The hauling equipment fleet requirements were estimated based on the quantities of material to be transported in each period and representative haul cycle times.  The haul cycle times were estimated with the MS Haulage simulation software.

13.3.9	Auxiliary

The auxiliary equipment fleet will consist of a variety of support equipment:

•	A 265 hp bulldozer will be required on the waste stockpile and clean up of the dig face.
•	A 14 ft moldboard motor grader will be required for preparing and grading the haul roads.
•	A 50 tonne auxiliary excavator will be required for pit wall scaling and other secondary work around the pit (e.g., pit dewatering activities, ditches, rock breaking, etc.).
•	A water / sand spreader for watering the roads in the summer for dust suppression and spreading sand for better traction in the winter.
•	Tower lights.
•	Equipment transporter.
•	A fuel and lube truck.
•	Pick-up trucks.

All estimated equipment requirements over the mine life are presented in Table 13‑6.

13.4	MINE PLAN AND SCHEDULE

A LOM plan with a 1,560 tpd crusher capacity was completed for Authier, with the details presented in the following chapters.

13.4.1	Strategy & Constraints

The following constraints and objectives were considered during the development of the LOM plan:

•	Mine plan aligned with NAL mine production plan - to be combined with NAL ore and feed to the NAL concentrator;
•	Project ramp-up in Q3 2025;
•	Annual mill feed of approximately 530 ktpy;
•	No long-term stockpile;
•	Maximum mining rate of approximately 6 Mtpy;
•	Mill feed grade ≥0.8% Li2O;
•	Mine planning strategy: maximize NPV.

13.4.2	Results

The run of mine (ROM) ore tonnes contained within the final pit is sufficient for a mine life of 22 years.  Due to the phase designs, very little waste material is mined to supply the mill in the first two years.  This strategy keeps the mining activities to a minimum, allowing the operation to improve its mining practices and equipment needs and, consequently, keeps mine operating costs low.

The overall pit has a variable strip ratio.  The annual mining productivity gradually increases to 6.0 Mt in Year 5, and then gradually decreases from Year 13 to the end of the mine life.

Table 13‑7 presents the mine plan summary and Figure 13‑3 shows the Authier Lithium LOM production profile.

Figure 13‑4 to Figure 13‑14 show isometric views of the Authier Lithium pit evolution over time, according to the production profile.

Table 13‑6 – Mine equipment requirements over the LOM.

Equipment	Pre-Prod	Production
	2023	2023	2024	2025	2026	2027	2028	2029	2030	2031-2035	2036-2040	2041-2044
Production Equipment
Haul Truck – 40-t	2	2	2	2	3	6	7	7	7	8	8	2
Excavator – 10-t capacity	1	1	1	1	1	2	2	2	2	2	2	2
Wheel Loader – 10-t capacity	1	1	1	1	1	1	1	1	1	1	1	1
Drill – 3.5 in.	1	1	1	1	1	2	2	2	2	2	2	1
Auxiliary Equipment
Bulldozer	1	1	1	2	2	2	2	2	2	2	2	2
Motor Grader	1	1	1	1	1	1	1	1	1	1	1	1
Auxiliary Excavator	1	1	1	1	1	1	1	1	1	1	1	1
Wheel Dozer	0	1	1	1	1	1	1	1	1	1	1	1
Water Truck / Sand Spreader	1	1	1	1	1	1	1	1	1	1	1	1
Support Equipment
Fuel & Lube Truck	1	1	1	1	1	1	1	1	1	1	1	1
Service Truck	1	1	1	1	1	1	1	1	1	1	1	1
Pick-Up Trucks	3	3	3	3	3	3	3	3	3	3	3	3
Tower Lights	6	6	6	6	6	6	6	6	6	6	6	6

Table 13‑7 – Authier Lithium LOM plan.

Physicals	Unit	Pre-Prod	Life-of-Mine
		2025	2025	2026	2027	2028	2029	2030	2031-2035	2036-2040	2040-2046	Total
Total Moved	(kt)	395.	1,350	2,415	2,427	3,035	6,521	6,517	32,636	26,891	8,643	90,829
Total Expit	(kt)	395	1,089	1,883	1,893	2,494	5,983	5,979	29,986	24,245	5,656	79,604
Expit Waste Rock	(kt)	138	466	1,289	1,019	447	4,363	4,303	26,730	21,600	2,668	63,023
Expit Overburden	(kt)	257	362	61	341	1,508	1,082	1,138	607	0	0	5,356
Expit Ore to Ore Rehandling Area	(kt)	0	261	533	534	540	538	538	540	2,647	2,631	11,225
Expit Ore to Ore Rehandling Area	(% Li2O)	0.000	0.973	0.939	0.944	0.920	0.851	0.904	0.928	0.966	1.042	0.964
Rehandling	(kt)	0	261	533	534	540	538	538	2,649	2,645	2,987	11,225
Stripping Ratio	(twaste:tRoM)	0.00	1.00	2.00	3.00	4.00	5.00	6.00	10.32	8.17	0.89	6.09

Figure 13‑3 – Authier Lithium LOM production profile.

Figure 13‑4 – Isometric view of 2025 pre-production period.

Figure 13‑5 – Isometric view of 2025 production period.

Figure 13‑6 – Isometric view of 2026.

Figure 13‑7 – Isometric view of 2027.

Figure 13‑8 – Isometric view of 2028.

 Figure 13‑9 –  Isometric view of 2029.

Figure 13‑10 – Isometric view of 2030.

Figure 13‑11 – Isometric view of 2031-35.

Figure 13‑12 – Isometric view of 2036-2040.

Figure 13‑13 – Isometric view of 2041-2046.

Figure 13‑14 – Isometric view at the end of 2046.

14	PROCESSING AND RECOVERY METHODS

The current Project considers mining Authier ore for shipment to the North American Lithium (“NAL”) concentrator for processing. There is a memorandum of understanding that the NAL operation will purchase the Authier ore; therefore, no details on the recovery methods are provided in this Report.

15	INFRASTRUCTURE

The proposed new site infrastructure for the Project include:

•	Run of mine (ROM) and loadout pad;
•	Administrative building;
•	Dry room;
•	Fuel storage;
•	Lay down area for mining contractor equipment shop;
•	Explosive magazine;
•	A waste rock stockpile;
•	A mine wastewater treatment plant;
•	Site access road;
•	Mine hauling and service roads; and
•	Mine water management infrastructure, including, ditches, basins, pipelines, and pumping stations.

Given that the ore will be processed at North American Lithium (NAL), the site no longer requires a processing facility, nor a tailings storage facility.

A preliminary site layout is presented in Figure 15‑1 and shows the operational requirements for the site, light and heavy vehicle traffic flows, site access, pit access, water management infrastructure and ore and waste rock stockpiles.

Figure 15‑1 – Site layout.

15.1	WASTE ROCK STORAGE FACILITY

The following standards and regulations were used for the design of the waste rock storage facility (WRSF) and its related water management structures:

•	Directive 019 specific to the mining industry in Québec;
•	Metal and Diamond Mining Effluent Regulations (MDMER) in Canada;
•	Loi sur la sécurité des barrage (The Dam Safety Law applied in Québec) (LSB) and the associated regulation (RSB);
•	The Dam Safety Guideline produced by the Canadian Dam Association (2007);
•	Manuel de conception des ponceaux (MTQ, 2004);
•	Règlement sur la santé et la sécurité du travail dans les mines, Loi sur la santé et la sécurité du travail - Québec (2014) (Québec health and safety regulations);
•	The Québec and/or the Canadian Legal framework applied to the environment and water sectors.

15.1.1	General Project Description

The following items were considered when designing the WRSF:

•	Waste rock is considered metal leaching. For this reason, the pile foundation and cover will be engineered as impervious layers.
•
Runoff water will be considered potentially contaminated by metals and total suspended solids (TSS).  Site water management infrastructure (ditches and basins) will be designed with engineered impervious features.

•	Ore will not be processed at the Authier site; therefore, no tailings will be produced.
•
Site inorganic overburden and organic material will be handled inside the limit of the waste rock stockpile footprint. Inorganic overburden will be used as the foundation layer of the impervious structure.  For closure, both inorganic overburden and organic material will be progressively used as waste rock stockpile cover.

•	On the western side of the waste rock pile, two fish habitats have been confirmed. Infrastructure has been located outside these protected habitats.
•	On the western side, the footprint of the facility will not be expanded over the limits of the La Motte municipality.
•	At the eastern side, the footprint of the facility cannot be expanded towards the Saint-Mathieu-Berry Esker. The Waste rock stockpile must stay inside the eastern limit of the current footprint.
•	Water management basins will not be placed directly on top of or in close proximity to the mine open pit crest.

15.1.2	Design Update

The waste materials that will be managed at Authier are waste rock, overburden, and organics.  The expected LOM tonnages extracted from the mining plan are summarized in Table 15‑1.

Table 15‑1 – Summary of the LOM waste material from Authier pit.

Waste type	Quantity
Waste rock (WR)	63,000,000 t
Overburden (OB)	4,609,354 t
Organic material (ORG) *	740,646 t
* Pit organic layer is assumed at 1 m thickness

Results of the geochemical characterization of waste rock concluded:

•	Waste rock is not acid generating.
•	A substantial portion of waste rock could be considered metal leaching (approximatively 70%).
•	Waste rock will not be considered as high-risk level mining waste.

It is expected that an average of 30% of the waste rock will be considered inert.  However, the current approach is to place all waste rock in the same stockpile.

For these reasons, as per Directive 019, level A groundwater protection measures will have to be applied at the foundation of the waste rock stockpile.  Based on the available geotechnical and hydrogeological investigation information, the current design assumes that the in-situ soils will not meet Québec Directive 019 requirements.  To ensure aquifer protection, a geomembrane impervious structure is required.  Furthermore, the facility closure plan should also consider the imperviousness of the stockpile final surface.  At this stage of the Project, it is assumed that the pit overburden and organic material will form the cover structure.  Material will be placed between 1% to 2% slope grades to ensure proper water drainage at the crest.

At the selected location, the waste rock stockpile foundation is characterized by the presence of rock outcrops.  Moreover, in different locations, bedrock appears to be close to the surface.  To install impervious liners, the foundation will require some preparation.  It must include organic stripping, site grading earthworks and a layer of subgrade soil for the geomembrane.  Soil cover will also be required as a protection layer for the impervious liner.  Geotechnical investigations indicate that pit overburden material could be appropriate to form the geomembrane structure.

In summary, overburden and organic material will be used during construction and closure of the WRSF.  The designed concepts allow management and storage of all Authier waste materials within the same footprint, as presented in Figure 15‑2.

Figure 15‑2 – Waste rock stockpile cross-section – Overall concept.

Material deposition will take place during different phases.  A synchronized operation between pit development and waste rock stockpile construction will be implemented.  Remaining tonnages will be temporarily stored at the non-developed area of the waste rock stockpile footprint.  Waste rock, overburden and organic material production have been extracted from the mining plan and are presented in Table 15‑2.

Table 15‑2 – Authier waste LOM production.

Period	Waste Material Type
	Waste Rock	Overburden (estimated)	Organic Material (estimated)	Total
	(Mt)	(Mt)	(Mt)	(Mt)
YR1	0.6	0.53	0.09	1.22
YR2	1.31	0.03	0.01	1.35
YR3	1.01	0.31	0.05	1.37
YR4	0.43	1.31	0.21	1.95
YR5	4.38	0.92	0.15	5.45
YR6	4.26	1.02	0.16	5.44
YR7	5.49	0	0	5.49
YR8	5.49	0	0	5.49
YR9	4.93	0.47	0.07	5.47
YR10	5.44	0.02	0	5.46
YR11	5.47	0	0	5.47
YR12	5.48	0	0	5.48
YR13	4.95	0	0	4.95
YR14	5.04	0	0	5.04
YR15	4.07	0	0	4.07
YR16	1.99	0	0	1.99
YR17	0.86	0	0	0.86
YR18	0.51	0	0	0.51
YR19	0.44	0	0	0.44
YR20	0.38	0	0	0.38
YR21	0.3	0	0	0.3
YR22	0.17	0	0	0.17
Total	63	4.61	0.74	68.35

The waste rock stockpile footprint will be surrounded by four surface drainage ditches.  Runoff is collected and directed to two water management basins.  Ditches and basins will also consider a geomembrane structure in the design.  Optimization of the facility construction and design should be completed in detailed engineering.

15.1.3	Design Summary

Authier waste rock, overburden and organic materials will be contained in the same storage facility.  The design was completed utilizing the following parameters:

•	Final overall slope angle: 2.5H:1V;
•	Bench slope angle: to be finalized in detailed engineering;
•	Bench height: to be finalized in detailed engineering;
•	Ramp width: 22 m;
•	Access ramp slope: 10%;
•	Waste rock placed density: 2.3 t/m³;
•	Dry overburden placed density: 1.7 t/m³;
•	Dry organic material placed density: 1.3 t/m³;
•	The organic layer thickness was assumed to be 1 m, which corresponds to approximately 14% of the total soil excavated;
•	Facility foundation condition has been established from the most recent geotechnical information collected by BBA in 2020;
•	The pile has a footprint of approximately 75 ha, and a maximum height of 83 m. The average height is approximately 72 m;
•	Organic material will be stripped from the waste rock facility foundation and will be further used in the closure plan. The foundation layer thickness is assumed at 30 cm.

Table 15‑3 summarizes the capacities of waste material to be managed.

Table 15‑3 – Waste rock storage facility required capacity.

Parameter	Quantity
Overburden quantity	4.61 Mt
Overburden volume	2.71 Mm³
Tonnage of pit footprint organic material	0.74 Mt
Tonnage of stockpile footprint organic material*	0.38 Mt
Organic material volume	0.86 Mm³
Waste rock quantity	63.00 Mt
Waste rock volume	27.39 Mm3
Total stockpile capacity	30.96 Mm³

Extracted materials from the pit will be continuously placed on the waste rock stockpile.  The construction sequence will require coordination between both pit and stockpile developments.  Construction efforts will change every year as per material storage needs.  Table 15‑4 summarizes the LOM volumetric requirements of the WRSF.

Table 15‑4 – Waste rock stockpile volumetric LOM requirements.

Period	Waste Material Type
	Waste rock	Overburden (estimated)	Organic Material (estimated)	Total
	(Mm³)	(Mm³)	(Mm³)	(Mm³)
(YR1)	0.26	0.31	0.07	0.64
(YR2)	0.57	0.02	0	0.59
(YR3)	0.44	0.18	0.04	0.66
(YR4)	0.19	0.77	0.16	1.12
(YR5)	1.9	0.54	0.11	2.56
(YR6)	1.85	0.6	0.13	2.58
(YR7)	2.39	0	0	2.39
(YR8)	2.39	0	0	2.39
(YR9)	2.14	0.27	0.06	2.47
(YR10)	2.37	0.01	0	2.38
(YR11)	2.38	0	0	2.38
(YR12)	2.38	0	0	2.38
(YR13)	2.15	0	0	2.15
(YR14)	2.19	0	0	2.19
(YR15)	1.77	0	0	1.77
(YR16)	0.87	0	0	0.87
(YR17)	0.37	0	0	0.37
(YR18)	0.22	0	0	0.22
(YR19)	0.19	0	0	0.19
(YR20)	0.17	0	0	0.17
(YR21)	0.13	0	0	0.13
(YR22)	0.07	0	0	0.07
Total	27.39	2.71	0.57	30.67

15.1.4	Stability Analysis for WRSF and Related Infrastructure

The following stability analyses have been performed considering different loading conditions.  The geotechnical study focuses on the Authier waste rock stockpile and its related water management infrastructure.  Figure 15‑3 presents the analyzed sections.  Stability analysis considers the stockpile and geomembrane structure constituent materials presented in Figure 15‑2.  Facility foundation stratigraphy was established from the factual data gathered by BBA in 2020 and by Richelieu in 2018.

The following areas are identified:

•	The foundation of the northwest area is mostly silt;
•	The foundation of the west and south areas is till which mixes with sand and silt;
•	The foundation of the southeast area is sandy till;
•	The foundation of the east (northeast) area is loose sand.

The properties of foundation soils and waste rock pile were estimated based on available geotechnical reports and typical data collected from literature, as well as several simplifying assumptions (see below).  The geotechnical parameters used in this stability analysis are presented in

Table 15‑5.

Figure 15‑3 – Critical sections for stability analysis.

Table 15‑5 – Geotechnical parameters of waste rock stockpile constituent materials.

Materials	γ (kN/m3)	C’ (kPa)	Φ’ (˚)	Ksat (m/s)
Waste rock	22	0	36	1×10-4
Foundation (compact to dense silty sand)	19	0	32	1×10-6
Compacted till	19	0	34	1×10-7
Foundation till	18	0	33	1x10-6
Foundation silt	16.5	0	32	1×10-9
MG56	21	0	35	N/A
Organic material	13	0	28	N/A
Rip rap	22	0	37	N/A

The results of slope stability analysis under different loading conditions are presented in

Table 15‑6 for both global and local stability.  The calculated factors of safety show that the stability of WRSF and basins (BC1 and BC2) in the proposed configurations meets the design criteria specified in the Ministère des Ressources naturelles et des Forêts (MRNF formerly MERN) (2017), and Directive 019 (Ministère du Développement Durable, de l'Environnement et des Parcs(MDDEP), 2012) in the context of this study. Stage construction is recommended in the next design phase, especially if clayey soils are identified later at the site from additional geotechnical investigations.  It should also be noted that the validity of various assumptions needs to be confirmed by more detailed geotechnical testing during the detailed engineering phase.

The stability of the waste rock pile at Authier has been analyzed in this study, based on some assumptions regarding the geotechnical properties of the foundation soils and waste rock.  In total, four critical sections were chosen around the waste rock pile (A-A, B-B, C-C, D-D) and stability analyses were performed under the static and pseudo-static conditions, for both short-term and long-term (Figure 15‑3).

A geomembrane will be used in different structures to prevent pollutants from migrating to the groundwater.  The groundwater table was analyzed in section A-A showing that the groundwater table stays close to the foundation of the pile.  The obtained groundwater table was applied as the critical condition in other sections.  The modelling and analysis were carried out with several hypotheses.  Basin BC2 in section B-B is mostly excavated in bedrock.

Table 15‑6 – Factor of safety of slope stability analysis.

Section	Estimated FoS
	After excavation (local stability)	End of construction (Short-term)	Long-term	Pseudo-static
	FoSmin = 1.2	FoSmin = 1.3 to 1.5	FoSmin = 1.5	FoSmin = 1.1
Section A-A – Basin BC1 Excavation	1.2	1.7		1.5
Section A-A – Basin BC1 Dyke	1.2	2.2		1.9
Section A-A – WR Stockpile		1.7	1.7	1.6
Section B-B – Basin BC2 Dyke-downstream			1.5	1.3
Section B-B – Basin BC2 Dyke-upstream			1.6	1.5
Section B-B – WR Stockpile		1.8	1.7	1.5
Section C-C		1.8	1.8	1.6
Section D-D		1.9	1.9	1.6

15.1.5	Waste Rock Handling Methodology

The handling of waste, overburden and organics is to be conducted using 40t trucks from the pit to the WRSF.

15.2	WATER MANAGEMENT

15.2.1	Water Management Strategy

The general water management strategy developed for the Project aims to:

•	Divert all non-contaminated water off-site (clean water) from undisturbed areas surrounding the site;
•	Manage water by collecting, draining, conveying, and containing runoff from all sources including:
o	Surface infrastructure;
o	Waste rock storage area.
•	Treat all contaminated water before releasing it into the environment.
•	Minimize the waste rock footprint to reduce water storage basin requirements.

TSS material and nickel leachate are the key contaminants in the water.  Removal of these parameters can be achieved by using sedimentation of contact water in ponds for partial TSS removal and by conditioning of the water with the addition of chemicals in order to generate metal hydroxides and to precipitate out metal hydroxides and TSS in filters and/or clarifiers prior to release into the environment.  Any other contaminant should be treated using appropriate water treatment processes.

15.2.2	Projected Infrastructure for Water Management

The Authier water management infrastructure is composed of two clean water diversion ditches; four contact water collection ditches that surround the waste rock disposal area and other mining areas; two water storage basins (BC1 and BC2); pumping stations and conveyance pipelines and a water treatment plant (WTP).  The main infrastructure is shown in Figure 15‑4.

Figure 15‑4 – Watersheds in developed conditions.

15.2.3	Design Criteria for Basins and Ditches

The environmental flood design criteria for basins are the following: The water management basins must be able to manage a 1,000-year recurrence 24-h rainfall combined with a 100-year recurrence snowmelt, as per Directive 019 (MDDEP), with the water from rainfall being stored and the snowmelt being treated simultaneously as it arrives at the basin.  The criteria have been defined given that the waste rock is not acid-generating but considered metal-leachable.

Where retained structures are considered in the construction of basins, an emergency spillway and channel must be able to safely discharge the most severe flooding event, i.e., Inflow Design Flood (IDF).  This is the Probable Maximum Flood (PMF) as specified in the Directive 019; freeboard requirements are as stipulated by Directive 019 (section 2.9.3.1) and the Canadian Dam Association (CDA) guidelines (section 6.4).  It is proposed that dykes be designed to have a freeboard of at least 1.0 m, measured between the impermeable dam crest (elevation of membrane anchor and not that of the running coarse) and the maximum water level during the design for Environmental Design Flood (EDF).

The design criteria applying to the ditches of the WRSF are presented below and are based on a design rainfall of a 100-year recurrence as per Directive 019:

•	Minimum depth 1.0 m;
•	Minimum base width 1.0 m;
•	Minimum freeboard m 0.3 m;
•	Minimum longitudinal slope 0.001 m/m;
•	Minimum velocity 0.5 m/s;
•	Lateral slopes are defined according to the natural terrain;
•	Riprap must be defined according to water velocities.

To consider the risks and impacts related to climate change, precipitations used for the design were increased by 18% (see Section 15.2.10).

15.2.4	Watersheds

The watersheds have been delineated to perform the design of ditches and basins.  Figure 15‑4 and Figure 15‑5 show the watersheds of the mine site in natural (undeveloped) and developed conditions.  Topographic information was gathered from Données Québec which gives access to LiDAR information at a resolution of 1 m.

Figure 15‑5 – Watersheds in undeveloped conditions for the Project area.

15.2.5	Operational Water Balance and Flux Diagrams

An operational water balance was performed for the different hydrological conditions.  The following parameters were considered:

•	Total annual precipitations are 903 mm with 651 mm of rainfall and 253 mm of snowfall (SNC Lavalin, 2018);
•	It is assumed that the snowmelt occurs from mid-April to mid-May;
•	The total annual lake evaporation is 460 mm (SNC-Lavalin, 2018);
•	The potential evapotranspiration (ETP) is 364 mm (SNC-Lavalin, 2018). It is assumed that the stockpile and the mine pit have respective rates of 70% and 50% of the ETP;
•	It is assumed that the ice cover of the basins is 1 m thick and forms from mid-December to mid-April;

•	The groundwater infiltration rate into the mine pit is 108 m³/h (SNC-Lavalin, 2018).

The resulting flow diagram and the main outcomes of the water balance are presented in Table 15‑7 and Figure 15‑6.

Table 15‑7 – Main outputs of the operational water balance.

Parameter	Hydrological condition
	Normal	Dry	Wet
	Value (m³)	Value (m³)	Value (m³)
Input	1,610,476	1,312,966	1,746,761
Underground water	946,080	946,080	946,080
Hydrological losses	441,483	412,832	463,262
Yearly volume of water released to the effluent	2,115,073	1,846,213	2,229,579

Figure 15‑6 – LOM water balance for normal precipitation.

15.2.6	Basins Sizing and Design

Based on the design criteria (Directive 019), and the water management approach previously described, the environmental design flood was established.

Two basins, BC1 and BC2 will be required to manage Authier contact water.  BC1 and BC2 require a storage capacity of 53,270 m³ and 114,034 m³ respectively, with both basins impervious.  A geomembrane liner has been considered at this stage of the Project.

Basin capacity has taken into consideration the operation of a water treatment plant  having a capacity of 0.18 m³/s.

Basin volumes will be attained partially through excavation and partially through the construction of dams.  Dam height has been limited to roughly 4.0 m.  Table 15‑8 provides crest elevations for each basin as well as the elevations for each associated spillway.

Table 15‑8 – Crest elevations.

Basin designation	Basin volume (m3)	Crest elevation (m)	Spillway elevation (m)	Freeboard (m)
BC1	53,270	330	328	1.5
BC2	114,034	338.5	337	1

15.2.7	Design of the Ditches

Four main ditches are designed to manage surface water from the waste rock stockpile facility.  Two diches drain towards basin BC1 (BC1A, BC1B) and the other two towards BC2 (BC2A, BC2B).  These ditches will also be lined with a geomembrane.  Two deviation ditches are considered; they are located north and east of the WRSF.  A trapezoidal transversal cross-section was considered for hydraulic calculations.  Dimensions vary depending on the chainage station of each ditch section.  Table 15‑9 summarizes waste rock stockpile ditches dimensioning.

Table 15‑9 – Typical Cross-section to be used for the mine site ditches.

Ditch ID	Length	Discharge	Roughness coefficient	Base	Lateral slope	Water depth	Velocity	Total
				width				depth (1)
	[m]	[m3/s]	[s/m1/3]	[m]	[H:1V]	[m]	[m/s]	[m]
BC1A	979.2	5.08	0.04	1.0	2	0.9	2.3	1.0 – 1.5
BC1B	228.4	1.16	0.04	1.0	2	0.4	2.3	1.0
BC2A	2,056.7	9.25	0.04	1.0 - 3.5	2	1.67	2.04	1.0 – 2.0
BC2B	77.5	1.06	0.04	1.0	2	0.41	1.42	1.0

15.2.8	Pumping Systems

At least three major pumping stations are required over the life of the Project.  One to transfer water from BC1 to BC2, one for pumping water from BC2 to the treatment plant, and a dewatering pumping system is to be installed in the pit to basin BC2.  Detailed design of the pumping stations will be done in the next stage of the Project.  Pumping lines and requirements are summarized in Table 15‑10.

Table 15‑10 – Pumping system and lines.

Pumping System	Pumping requirement (m³/s)	Pumping Line Length
		(m)
Pit	0.18	1,610
BC1	0.18	350
BC2	0.18	60

15.2.9	Wastewater Treatment

Waste rock from the Authier mine is non-acid generating, but is classified as metal-leaching; as such, in addition to conventional sedimentation within the designed ponds for TSS removal, a physico-chemical treatment approach will be required for treatment of metals.  The cost estimates provided for the facility have been derived from wastewater treatment facilities from similar projects.  The required treatment capacity has been estimated to 0.18 m3/s (650 m3/h).

15.2.10	Assessment of the Risk of Climate Change

In general, consequences of climate change are a new risk that needs to be addressed in water management plans and for the design of the water management infrastructures, e.g., basins and ditches.  Mitigation measures and adaptation measures must be considered.

For the Authier Lithium project, the risk was analyzed based on available scientific data including recommendations put forward by the OURANOS consortium for the province of Québec.  According to the simulations performed by OURANOS (https://www.ouranos.ca/climate-portraits/#/) for the Abitibi region, assuming Val-d’Or as a reference station, the projections (2041-2070 horizons) of climate change in terms of temperature increase and precipitation are based on a ‘high level of greenhouse gas emissions’ scenario (50th percentile) and shown in Table 15‑11.

Table 15‑11 – OURANOS Projections for temperature and precipitation.

Seasons	Temperature		Precipitations
	Actual average value	Projected Variation	Actual average value	Projected Variation	Projected Variation
	(° C)	(°C)	(mm)	(mm)	(%)
Annual	2,0	+3,2	900	85	9
Winter	-14,0	+3,8	161	30	19
Spring	1,4	+2,6	188	32	17
Summer	16,3	+3,1	295	-5	-17
Autumn	4,2	+2,9	261	25	10

For the Authier Lithium project, the design for water collecting ditches has assumed an increase by 18% of the Intensity Duration-Frequency values that are available for the Amos weather station (Environment Canada).  Also, to manage the risk, the mine pit was considered as a buffer in case of an extreme precipitation event beyond the design criteria.  It is understood that during extreme events the mining operations will be temporarily stopped.

15.3	ACCESS ROADS ON/OFF AND ROM PADS

15.3.11	Site Preparation and Pads

General site preparation will consist of clearing, grubbing, topsoil and overburden removal, rock excavation, backfilling and surface leveling for all site infrastructures.  Access and hauling roads were designed based on project requirements and additional project constraints provided by Sayona.

Clearing and grubbing will be completed in and around all infrastructure areas.  Topsoil and overburden will be removed to provide a stable sub-base for roads and pads.  A general overview of the Authier site can be found in the general arrangement plan in Figure 15‑1.  Site drainage will be achieved with the excavation of drainage ditches at the extremity of the infrastructure pads and on the side of the roads.  A frost depth of 2.8 m is considered for building foundations not sitting on bedrock and for the underground piping network.

The mine industrial area (MIA) will consist of granular pads to accommodate the structures identified in Section 15.1.1.

The site entrance is located on Chemin des Pêcheurs to the east of the Property.  The main access road has a total width of 20 m and is approximately 440 m long to the ROM loadout area.  From this point to the mining infrastructure pad, the road transforms into a hauling road for about 1,300 m.  For this portion of the road, an additional service road for regular vehicle transit is considered.  The mine operations site access is controlled by an access gate located approximately at the intersection with the Chemin Preissac.

On-site roads consist primarily of heavy-duty traffic haul roads for access between the mine operations pad, the waste rock stockpile, and the open pit.  The total width of the haul roads is 20 m.  A 770 m long and 7 m wide light-vehicle traffic service road also traverses from the mine operations pad to the explosives magazine.

If required, additional traffic gates may be installed at strategic points to control traffic circulation for safety issues.  They will temporarily prevent traffic from entering the Property or leaving the industrial site.  Traffic gates will be closed prior to blasting and standard operating procedures will be developed to sweep the road. Vehicular traffic is to be kept at least 300 m from the pit during blasting or otherwise managed.

All roads and circulation areas are defined based on standard engineering practices and designed according to the subgrade conditions and the different vehicle load types.  Factual geotechnical data indicate that roads and pads will be mainly built over soils composed by silt and sand and, in some areas, over rock outcrops.

15.3.12	Haul Roads

Heavy vehicle (HV) haul roads have been designed to provide access to the active pit, the waste rock stockpile area, the ore stockpile laydown pad, and the MIA.  These are two‑way roads, 20 m wide, with a geometry accommodating mining haul trucks.

Light vehicles (LV) provide access to the pit and ROM dump area and will share the HV haul roads along with the heavy vehicles.  Driving and communication standard operating procedures will be developed to manage HV / LV interaction on HV haul roads.

15.3.13	Internal LV Roads and Car Parking

Internal LV roads will be constructed prior to the commencement of operations.  Two-way LV roads will be constructed with a 7 m wide gravel surface.

One LV car park, for 20 vehicles, will be provided adjacent to the administration building at the mine operations pad.

The explosive magazine storage area will only be accessible via the main hauling road, 770 m from the security gate.  It consists of a single-lane road suitable for LV traffic.

15.4	ELECTRICAL POWER SUPPLY AND DISTRIBUTION

The expected power demand for the Project is approximately 3 MW.  For this amount of power, the local utility company, Hydro-Québec, will deliver the power directly at 600 V.

Hydro-Québec will need to extend an existing 25 kV power line, located approximately five kilometers away, to the southeast of the site, and perform upgrades on a portion of the existing line so it can deliver the required three-phase power.

At the Authier site, the 25 kV will be stepped down to 600 V through a pad-mount transformer.  For such a 600 V service entrance, Hydro-Québec supplies and installs all that is required at 25 kV as well as the step-down transformer.  The Project will provide and install the required civil infrastructures to install the transformer and cabling according to Hydro-Québec requirements.

On-site, near the step-down transformer, a prefabricated electrical room will house the 600 V switchboard which will be the source of all main 600 V feeders to the different site loads: truck shop, water treatment plant, offices, main gate, etc.  This switchboard will be sized for more than the original expected power demand to simplify the addition of potential future loads.  The site power distribution will be done mainly using cables in trays or buried underground.

15.5	WATER SUPPLY

15.5.1	Raw Water

Raw water will be untreated and used for washrooms and emergency showers.  It is proposed to be supplied either from site-treated effluent or from one or two well(s) located on-site.  Raw water will be pumped directly to a reservoir and then distributed to the various buildings for use via underground PVC piping installed below frost depth.

Potable water will be distributed in bottles to the administrative building and the MIA.

15.5.2	Fire Water

Fire water for the mine site will be drawn, initially, from the freshwater tank located on the mine infrastructure pad; if more supply is needed then BC2 basin will be used.  The fire water pumping system will consist of both an electric delivery pump, to supply firefighting water to buildings throughout the mine site at the required pressure and flows, and a diesel driven electric start pump that will start in the event that power is unavailable to the electric pump, or it fails to start within a set time of a fire demand being registered.  An electric “jockey” pump will be used to maintain pressure in the fire mains.  The maximum fire water requirement has been estimated at 268 m³/h over a 2-hour period, with full replenishment required within 8 h.  Water will be supplied to the freshwater tank from BC2 basin.

Fire water will be distributed from the tank to the administrative building and the MIA via underground PVC piping installed below frost depth.

15.5.3	Sewage

Sewage and domestic wastewater generated in the occupied areas of the MIA will be collected in underground PVC piping installed below frost depth and directed to a central collection tank located to the west of the administration building.  Effluent from the collection tank will be discharged into a buried disposal field.  Solid waste from the collection tank will be collected on a regular basis by a local cartage contractor and disposed of at a local authority sewage treatment farm.

15.6	CONSTRUCTION MATERIALS

15.6.1	Fuel, Lube and Oil Storage Facility

An external bunded fuel facility will hold two x 50,000 L diesel storage tanks, a 10,000 L gasoline storage tank as well as bulk lubricant and coolant supplies, which will be moved into the maintenance workshop as required.  All tanks and piping will be of steel construction.  The diesel supply will be fitted with high flow reticulation to the HV refueling bay and both diesel and gasoline with low flow reticulation to a LV fuel dispenser.  These quantities are deemed sufficient for more than a week of supply at peak operations.  A dedicated, self-bunded, semi-trailer sized bay will be provided for fuel and bulk lube deliveries.  A fuel truck will be used for fueling track-mounted equipment.

15.6.2	Explosives Magazine

One explosives magazine will be brought on-site by the explosives provider.  The magazine will house priming explosives, such as caps and detonating cords.  A small number of explosives and boosters will be delivered direct to site as part of contract mining operations.

The magazine will be strategically located in a fenced and gated area on the southwest corner of the Property to meet provincial and federal explosives regulations.  A gravel road from the MIA will be built to access this area.  As the proposed main supplier of explosives is near the mine, the magazine capacity will be kept at a minimum.

15.7	COMMUNICATIONS

A factored allowance was made in this study for a site-wide communications system.  No details have been developed around its components or implementation.  Cell phone coverage is currently available at site.  A site-wide radio system will be installed for the mining operation and emergency response.

15.8	SECURITY AND ACCESS POINT

A guard house and gate will be erected at the entrance to the mine site, along the main access road.  This area may also be the site of the weigh station, which will weigh incoming and outgoing ore transport trucks.  The guard house will be a serviced, prefabricated building, similar in construction to a mobile home.

15.9	ON-SITE INFRASTRUCTURE

15.9.1	Temporary Construction Management Facility

At early stages of the Project, an area of approximately 1 ha will be provided for the establishment of a construction management building and car park.  Construction facilities will be a pre-engineered, re-locatable type of structure with temporary services (tank and pump for potable water delivered from off-site, self-contained wastewater collection facility for pump out and disposal off-site, temporary communications facility and temporary one-phase power line for construction power).  Construction contractors for MIA buildings and services will be required to supply similar facilities for their management purposes and workforce requirements.  At the completion of construction, these facilities will be reallocated to the operations and any disturbed area should be rehabilitated in accordance with the site environmental requirements.

15.9.2	Offsite Infrastructure

The site will be accessed starting from Road 109, then the Chemin de Preissac and finally the Chemin de la Sablière.  A 170 m road will be constructed between Chemin de la Sablière and the entrance of the mine site on Route du Nickel.  Route du Nickel will be closed from the entrance of the mine site to the junction of Chemin de Preissac as the current road is located within the footprint of the open pit mine.

15.9.3	General Earthworks

The ROM loadout area and mine operations pad (including ancillary buildings and car park) are approximately 0.86 ha and 1.94 ha in size, respectively.  The water treatment plant area is approximately 0.74 ha.  At the commencement of construction, these areas will be cleared of vegetation and topsoil and graded.  Pad peripheral surface water management ditches, where required, will be built.  Drain water will be directed to site collection ponds.

All trafficked areas (pads) will be designed with gravel pavements suitable for the foundation soils and the classes of vehicles using them.  Sand and gravel backfill will be fabricated from rock excavations performed while building basins BC1 and BC2.  This material will be placed and compacted to establish the required mine pads.  Similarly, in-situ fabricated sand and gravel material will be used for construction of all site roads.

15.9.4	General, Green and Regulated Waste

Mine site waste including general, green, and regulated waste will be collected, recycled where applicable and disposed of according to its type.

Domestic and general waste will be disposed of by licensed contractors, most likely at a local authority operated facility.  Green waste will be recycled and utilized in regeneration works, where practicable and feasible.  Regulated waste will be disposed of by licensed contractors, as per statutory requirements.

15.9.5	Ore Transportation

The ore will be transported from Authier to NAL by four-axle trucks and four-axle trailers with lateral.  The capacity of each truck is 38 tonnes.  The use of four-axle trailers will respect the Ministry of Transportation and Sustainable Mobility regulations for transport during the thaw period.

15.9.6	Administration Facility

The proposed administration building will be located within the mine industrial pad and will be a light construction modular building with steel cladding and roofing.  This building will be sized for a workforce of ten people and includes offices for staff, a first aid room, washrooms (M/F), communications and storeroom, dining room, and meeting rooms.  The building will be compliant with the relevant Québec and Canadian Building Codes.

A dry room will be annexed to the administration building.  Part of the administration building could be built as part of the early works program and will serve as the construction office during the construction period.

16	MARKET STUDIES AND CONTRACTS

Portions of this section have been adapted from the “Lithium Forecast Report” prepared by Benchmark Materials for Sayona Quebec dated Quarter 2, 2024. The author believes that the information in this study is still relevant for this report.

16.1	MARKET BALANCE

Lithium prices declined sharply in 2023, due to a combination of lower than expected EV sales, build-up of in-process inventories and rising supply, which created an oversupplied market. Furthermore, macroeconomic factors such as persistent inflation in several major economies and lower end-consumer confidence, fueled a negative sentiment in the market.

In 2024, prices levelled off during the first half of the year. However, oversupply in China has been exerting continued downward pressure on prices. Forecast higher demand in the second half of the year, particularly in Q3, will establish support levels for prices.

Overall, supply is projected to grow by 24% in 2024, while demand is expected to grow at a faster pace of 31% thereby creating a nearly-balanced market for the year.

In 2025, prices are expected to remain subdued as an oversupplied market emerges from increasing supply in several countries. Although demand is projected to grow by approximately 23% in 2025, this increase will not be sufficient to counterbalance supply growth of nearly 32%, resulting in an oversupplied market of 121kt LCE.

Electric vehicle (EV) sales in 2025 are anticipated to surpass the 23 million units mark for the first time, reflecting 27% year-on-year growth and representing nearly 5 million additional vehicles sold.

As shown in Figure 16‑1, the lithium market is projected to enter a deficit from 2030 onwards. From this point onwards there is an ever-growing deficit which will lead to either demand destruction or yet-to-be identified new supply coming online to bridge the supply gap.

Figure 16‑1 – Lithium market balance forecast 2026 - 2040

It is forecast that the emerging deficit will push up lithium carbonate prices to a peak level in 2030 before prices retreat to the long-term incentive price by 2034. These prices will be sufficient to incentivize new supply to catch up with demand.

16.2	DEMAND FORECAST

Global lithium demand is forecast to increase from 877kt LCE in 2023 to 1,147kt LCE in 2024. The largest growth in lithium demand is expected to come from EVs, with demand from this sector expected to grow by 32% to 788 kt LCE in 2024.

There has been a large shift in the source of the battery-related lithium demand. In 2015, portables made up the largest share with 54% of the market demand, 34kt LCE. Over the last few years, this has shifted from 22% in 2020 to an expected 5% battery-related market share in 2024.

EVs now have the majority share of lithium battery demand, and total lithium demand. In 2024 it is expected that they will have a 79% market share of lithium battery demand. This is up from 44% in 2015, and 73% in 2020.

Glass & ceramics are expected to have the largest share of industrial lithium demand. Adding lithium lowers the melting point of the glass and can allow for the conservation of energy usage. It can also increase ceramic body strength and is used in glazes to brighten the color. The grade of lithium needed for industry is lower than that for batteries, being ~99% with battery grade tending to be >99.5% for lithium carbonate.

Lithium demand is projected to reach 2.8 Mt LCE by 2030, representing a substantial increase of 172% (approximately 1.75Mt LCE) from 2024 levels. The primary catalyst for this growth is the burgeoning battery demand, driven by larger battery pack sizes and a significant rise in EV sales. This shift is markedly increasing the market share of batteries compared to industrial demand. In 2020, battery demand constituted around 60% of total lithium demand. This dominance is anticipated to rise to 85% by 2024 and further to 95% from 2035 onwards.

The penetration rate of electric vehicles is expected to accelerate significantly, growing from 22% in 2024 to nearly 49% by 2030. Looking further ahead, the EV penetration rate is forecasted to surpass three-quarters of the global total by 2040, with over 81 million vehicles sold, compared to 18 million this year. Despite lower-than-expected demand, EV sales this year are projected to rise by 4 million units compared to 2023. For 2025, a 31% increase in demand compared to 2024 is forecast.

Consequently, a compound annual growth rate (CAGR) of 11% in lithium demand from 2024 to 2040 is forecasted.

In addition to EVs, the Energy Storage System (ESS) sector is also expected to drive significant demand for lithium. This sector is forecast to more than double by 2030, although it will still only account for approximately 12% of total battery demand.

16.3	SUPPLY FORECAST

In 2024, global lithium supply is expected to surpass 1 million tonnes LCE for the first time, with a forecast of 1.2Mt LCE in 2024. In 2024, 10 new projects and 7 expansions are forecast to come online, with total supply rising by 228kt LCE. The majority of new supply is expected to be from hard rock sources.

Sinomine’s Bikita project is expected to have the largest growth in terms of LCE tonnage from 2023 – 2024. The project had a petalite expansion and spodumene line come online in 2023. Bikita’s production is forecast to be 66.5kt LCE in 2026, thereby making it Africa’s largest lithium-producing mine.

In 2024, an expansion project at the Huaqiao Dagang Porcelain lepidolite mine will add 25kt LCE to annual production. The project is expected to produce 50kt LCE by 2027.

Sigma’s Grota do Cirlio spodumene project in Brazil, is expected to ramp up in 2024 after starting operations in 2023. This project is forecasted to have its Phase 2 expansion operational by 2026, adding 67kt LCE of capacity.

Zhejiang Huayou’s Arcadia project started operating in 2023 and is expected to ramp up to full production by 2027 to 45kt LCE. Arcadia is forecasted to be Zimbabwe’s second-largest-producing lithium mine in 2024, after Bikita.

SQM’s Salar de Atacama, the second biggest lithium operation in the world after Greenbushes, is expected to increase output by 20kt LCE this year.

In China, brine operations are concentrated in Qinghai province, with a few direct lithium extraction (DLE) projects under development in Tibet. Lithium chemical supply from brine is expected to grow from 100kt in 2024 to 193 kt LCE in 2028, accounting for 36% of total lithium supply from China.

Chinese producers have long relied on imported minerals, but domestic mined production is growing to meet the conversion demand. Overall mineral supply is forecast to reach 341kt LCE in 2028, representing a 139% increase from 2024. By 2028, mica production is expected to contribute 46% to the domestic lithium supply in China.

16.4	PRODUCT PRICING

In 2021 Sayona Quebec and Piedmont Lithium entered into an offtake agreement where Piedmont holds the right to purchase the greater of 50% of spodumene concentrate for 113,000 tpa from North American Lithium at a floor price of $500 /t and a ceiling price of $900 /t (6.0% Li2O equivalent).

For purposes of financial modeling and the Technical Report Summary sales from 2023 to 2026 are based on the greater of 113 kt of spodumene concentrate or 50% of spodumene concentrate sales at the Piedmont Lithium contract price and the remaining concentrate sales at BMI Q4 2024 spodumene market prices.  From 2027 onwards, the entire concentrate sales are settled at BMI Q4 2024 spodumene market prices, given the ongoing efforts and high confidence in restructuring the current contract with Piedmont. In the event that the current offtake agreement continues past 2027, the operation generates substantial cashflows and a post-tax NPV (8%) of approximately CA$780m.

For the contracted volume to Piedmont Lithium, a price of $810 USD/t (from the reference of $900 USD/t @ 6.0% Li2O to adjusted value of $810 USD/t assuming 5.4% Li2O and applied 10% price discount) assumed over 2023-26, while the remainder of the concentrate production uses market prices.  From 2027 and beyond, Sayona Quebec is reverting back to market prices for the entire production as it seeks to pursue a lithium transformation project on-site, leveraging prior investments, in line with its commitments with the Government of Québec related to its acquisition of NAL.

Forecast lithium product sale prices calculated by BMI are shown in Figure 16‑2 The average sale price of 6% spodumene concentrate is approximately US$1,860/t between 2026 and 2040.

Figure 16‑2 – Lithium products price forecast 2026-2040

16.5	CONTRACT SALES

Piedmont entered into a purchase agreement with Sayona Québec for the purchase of 50% of the production or 113,000 t (dry) of spodumene concentrate per year, containing 6.0% Li2O grade with less than 1.5% Fe2O3 (dry basis) and less than 12.0% total moisture.

With regards to the remaining spodumene volume projected at 113,000 t (dry), Sayona Québec is currently exploring the most advantageous commercial options to commercialize its share of the spodumene production.

16.6	PACKAGING AND TRANSPORTATION

Spodumene concentrate is bulked transported by truck from the NAL mill to a rail trans boarding facility in Val-d’Or were concentrate is transferred into mineral covered railcar gondolas and then shipped on CN’s mainline to the Québec City port. The total LOM transport and logistics costs are at $133.92 CAD/t transported (wet basis).

16.7	RISKS AND UNCERTAINTIES

It is anticipated that starting in 2030, lithium supply is projected to fall short of demand.

17	ENVIRONMENTAL STUDIES, PERMITTING, SOCIAL OR COMMUNITY IMPACTS

17.1	ENVIRONMENTAL BASELINE AND IMPACT STUDIES

17.1.1	Environmental Baseline

Environmental baseline studies including literature review, field works, and laboratory analysis were conducted in 2012, and from 2017 to 2022, by Sayona Quebec and the previous owner.

17.1.2	Topography

The topography of the Authier Property is relatively flat.  The average elevation is 350 m, varying from 320 m to 390 m.  On a regional scale, the crest of the Esker of St-Mathieu-Berry overhangs the surrounding ground by approximately 50 m to 60 m, with a general down slope in a north direction except for its southern extension, just north of the mining property, which has a down slope in a south, southwest, and southeast direction.

17.1.3	Local Geomorphology

The three main geological features are small and large bedrock outcrops, the Esker of St-Mathieu-Berry, and glacial lacustrine sediments.  Outcrops represent approximately 5% of the area.  However, over this, the bedrock is only covered by a thin layer of soil in one third of the Northern claims.

The Esker of St-Mathieu-Berry is made up of glaciofluvial sand and gravel with a core of gravel and pebbles, deposited directly over the bedrock.  It has a cross-section form of a bell and of a longitudinal crest extending over 25 km on a south-to-north orientation, with its southern limit starting in the northeast corner of the Property.  The crest of the Esker of St-Mathieu-Berry overhangs the surrounding ground by 20 m to 30 m. Sand and gravel pits are exploited both in the northern and in the southern portions of the esker.  The thick basal till, observed in the southwest corner of the Property, is described as continuous with an average thickness over 1 m and a content of less than 30% of fine particles (silt and clay). The location of the Esker of St-Mathieu-Berry is clearly visible in Figure 17‑1, which shows a height lit plot of the terrain around the 24 Authier leases.

Figure 17‑1 – Surrounding Terrain Height Lit by Elevation

A total of ten water wells are located within a radius of 5 km from the center of the pit with the closest well located at 3 km.  The overburden thickness varies regionally (radius of 5 km) with an average of 8.8 m (Richelieu Hydrogéologie, 2018).

17.1.4	Soils Quality

Soils quality studies were carried out in 2017, 2018, 2019 and 2020.  All samples did not show indication of potential contamination on the Property for polycyclic aromatic hydrocarbon (PAH), hydrocarbons, and metals.

17.1.5	Hydrology

The Authier Project is close to the water division of two important watersheds that divide the province of Québec: the Harricana River which reports to James Bay, and the Kinojevis River which reports to the St-Lawrence River.  The Authier Project is located in the Kinojevis watershed.  The Authier Property is located on Kapitagama Lake sub-watershed and Croteau Lake sub‑watershed.  There are no significant bodies of water or streams close to the future mine site, other than small streams and ponds.  A hydrogeological study conducted in 2016 and 2017 included the installation of 27 observation wells (piezometers), groundwater sampling campaigns, the achievement of variable head permeability tests and tracer profile testing as well as groundwater level surveys.

17.1.6	Underground Water Quality

From 2017 to 2022, 27 wells were sampled and analyzed for a variety of parameters including metals, nutrients, major anions and cations, volatile compounds, polycyclic aromatic hydrocarbons and C10-C50 petroleum hydrocarbons.  Some aluminum, manganese and mercury concentrations exceeded drinking water standards.  Criteria for the protection of aquatic life were also exceeded for copper, mercury, and zinc.

17.1.7	Surface Water Quality

Surface water was sampled between 2017 and 2019 in five locations - the four stations in the core study area and one outside the extended study area, along the mainstream draining the core study area.  Some exceedances of criteria for protection of aquatic life were observed for aluminum, iron, copper, manganese, lead, and nickel.

17.1.8	Sediments

Sedimentation characterization was carried out between 2018 and 2020. Although several metal concentrations exceeded criteria in the two lakes under study, all the concentrations analyzed fall within the range of concentrations making up the geochemical background of sediments.

17.1.9	Vegetation and Wetlands

Field surveys were carried out in 2012, 2017, 2019 and 2020.  Terrestrial vegetation consists mainly of mixed and coniferous forest stands.  Hardwood stands are scarce.  Together, forest areas cover more than 80% of the study area.  It should be noted that a significant portion of the study area has been totally or partially cut.

Stands of fir and white spruce, mixed with white birch, dominate the forest landscape of the site.  Other sites are occupied by black spruce, jack pine and larch, often in the company of white birch or trembling aspen.

Wetlands were characterized between 2017 and 2020.  Bogs and swamps are the main wetland classes characterized during the field surveys.  Some bogs were located near the Project area, however these did not reveal any major particularities.  Some low ecological value wetlands are located inside the limit of the open-pit and the waste rock dump areas.

17.1.10	Terrestrial and Avian Fauna

Field inventory for snakes, salamanders and anurans was carried out in 2017 and 2018.  Bird surveys were conducted in 2017 and 2019.  A bat inventory was also completed in 2017.  Finally, a small mammal and rodent inventory was conducted in 2017.

No herpetofauna and no small mammal species at risk were observed.  Three of the four bat species observed are at risk and are described hereafter.  A total of 66 bird species were observed during the inventories.  Nesting was confirmed for two species (Sharp-tailed Grouse and Cedar Waxwing).  Species at risk observed are described hereafter.

17.1.11	Fish and Fish Habitat

Fish and fish habitats surveys were carried out in 2017 and 2019 on nine streams.  Fish habitats have been observed for streams located at the open-pit location, downstream from the open-pit location, northwest of the waste rock dump location and downstream from the expected effluent discharge point.  Results indicated that spawning and nursery/foraging habitats are of low quality in streams of the core study area due to, among other things, physicochemical conditions.  Only one fish species was captured, the Brook Stickleback.

17.1.12	Benthic Community

The benthic community of the different stations sampled in 2012 is mostly composed of nematodes, annelids, insect larvae and mollusks.  Results show between 4 and 34 different species with a variation of the number following the sampling stations.

17.1.13	Endangered Wildlife

The Centre de Données sur le Patrimoine Naturel du Québec (CDPNQ) and Committee on the Status of Endangered Wildlife in Canada (COSEWIC) databases were consulted to identify any endangered species potentially present on the Property.  It is important to mention that the absence of a species from a database or a field survey does not mean that the species is absent from the area of interest.

Three at risk bat species were observed in the study area.  The Hoary and Silver-haired bats are likely to be designated threatened or vulnerable in Québec (MFFP, 2019).  They have no status at the federal level.  The Little Brown bat is considered endangered and is listed in Appendix 1 of the Species at Risk Act in Canada.

17.2	MONITORING PROGRAM

During the mining operations, a monitoring program will be implemented with instrumentation (e.g., groundwater monitoring wells, surface water monitoring stations, etc.) installed. The environmental monitoring program aims to ensure compliance with the environmental laws and regulations, conditions of the various permits and commitments that Sayona has made during the various meetings with stakeholders and public consultations. The monitoring program will be used to continue the environmental monitoring of the site after its rehabilitation and closure.

17.2.1	Groundwater Monitoring

Piezometers have been installed on the site and monitoring of groundwater quality has been undertaken since 2017.  Some piezometers are equipped with water level probes and measurements are done continuously.  This monitoring will continue during construction, operation and after the closure of the site.  Piezometers will be added before construction outside the affected areas, as many of the piezometers currently installed will have to be destroyed (i.e., footprint of the open-pit or the waste rock dump).

17.2.2	Effluent Monitoring

The monitoring of the final effluent will comply with the requirements of Directive 019 on the mining industry and the requirements of the Metal and Diamond Mining Effluent Regulation.  Monitoring will be carried out as soon as the final effluent is discharged and will continue for five years after closure.

17.2.3	Environmental Effects Monitoring Program

Only the federal government requires monitoring of the biological environment, which is a requirement of the Metal and Diamond Mining Effluent Regulation (MMER).  The Metal Mining Environmental Effects Monitoring Program includes characterization of effluents (including toxicity testing), and receiving environment (fish, fish tissues, benthos, sediments).

17.3	WASTE ROCK, ORE, AND WATER MANAGEMENT

Waste rock, ore and water management are presented in Chapter 15 (Project Infrastructure).  Only geochemical characterizations and their results are presented hereafter.  Geochemical studies allow the classification of waste rock, ore, and tailings according to provincial authority’s regulations standard for acid rock drainage potential (ARD) and metal leaching potential and identify any chemical that could potentially affect the surface or groundwater quality. Several studies of the mineralogy and environmental risk classification of waste rocks have been caried out from 2017 to 2021 and concluded that acid mine drainage is unlikely to occur in the waste stockpile and the temporary ore pile, but there is a potential for nickel leaching.

17.3.1	Preliminary Geochemical Characterization

Sayona conducted a preliminary geochemical characterization study of ore, waste rock and tailings samples in 2017 (Lamont, 2017).  A total of 3 ore samples and 52 waste rock samples were collected and tested.  These samples were selected based on geological cross-sections through the deposit to ensure the selected samples represent the vertical and spatial variability of the lithological rock units.

The main conclusions of the preliminary geochemical characterization were:

•	All waste rock types and ore are not potentially ARD generating;
•	Ore is not “leachable” as per Directive 019 classification;
•	Main waste rock lithologies are “leachable” as per Directive 019 classification. Metal leaching is especially important for nickel.

17.3.2	Kinetic Geochemical Characterization

Kinetic testing was carried out by CTRI in 2019-2020.  Kinetic testing has been carried out on four composite samples using humidity cells, columns, and on-field barrels procedures.

The kinetic tests, especially the barrels, showed that waste rock is not ARD, but nickel leaching is significant.  Storage of leachable mining residues (including waste rock) require Level A sealing measures (e.g., geomembrane) for the protection of groundwater (Figure 17‑2).

Figure 17‑2 – Decision flowsheet to determine the level of required protective measures (translation of Figure 2.3 of Directive 019, March 2012 version).

17.3.3	Complementary Geochemical Studies

In order to document the feasibility of segregation of waste rock as “leachable” and “non leachable”, various studies have been carried out:

•	Analysis of 611 waste rock samples for total metals and sulfur contents;
•	3-D modelling of the nickel and sulfur distribution in the orebody;
•	Comprehensive mineralogical studies of ten samples with different characteristics (nickel content, sulfur content, etc.) targeting nickel speciation;
•	Static leaching tests on comprehensive mineralogical samples.
•	The main conclusion of these studies was that segregation is not possible because:
o	Nickel and sulfur in significant contents are not located in specific zones of the orebody;
o	Nickel is contained in both silicates and sulfides;
o	No relation has been observed between nickel leaching rates and nickel contents or sulfur contents.

17.3.4	Prediction of Water Quality

Based on results from preliminary geochemical study and kinetic testing geochemical study, (MDAG, 2021) has produced a modelling of the quality of the water percolating through the waste rock pile and the water from open-pit dewatering.  The predicted values will be used for wastewater treatment designs and installations.

17.4	PROJECT PERMITTING

17.4.1	Provincial Requirements

In accordance with Québec’s Mining Act and Environmental Quality Act, permits are required in order to build and operate a mine.  A mining lease is required from the Ministère des Ressources naturelles et des Forêts (MRNF), formerly MERN.

From a federal perspective, no Environmental Impact Assessment (EIA) is required as long as none of the physical activities (SOR/2012-147) would trigger the federal process.

Furthermore, other permits and authorizations may be required in connection with the mining activities.

17.4.1.1	Mining Lease

The mining lease is required to extract ore under the Mining Act.  The application must be accompanied by, among other things, an approved closure and rehabilitation plan and a scoping and market study on processing in Québec.

Reception of a mining lease is conditional on obtaining approval of the closure plan.  According to the Quality Environmental Act, a certificate of authorization is also required for construction and operation of the mine.  A public consultation must also be part of the legal obligation and should last at least two months and include public open doors in the municipality where the Project is located.

17.4.1.1	Certificate of Authorization (Governmental Decree)

The global certificate of authorization frames the environmental component of the Project, in respect to the Regulation respecting the environmental assessment and review of certain projects (CQLR, cQ2, r23.1).  The projects listed in Schedule 1 are subject to the environmental impact assessment and review procedure under the Environment Quality Act (article 31.1).  Therefore, Schedule 1 includes the establishment of a mine whose maximum daily capacity is equal to or greater than 2,000 metric tons.

The following items summarize the timeline of events which have occurred regarding approvals:

•	In 2018, a project notification was sent to the MELCC for an 1,850-tpd project.
•
Due to the nature of the Project, and potential environmental issues, the MELCC has decided to use their discretionary power to make the Project subjected to the environmental assessment and review procedure.

•	In May 2019, Sayona sent a revised Project notification for a 2,600-tpd project.
•	In June 2019, the MELCC issued Guidelines for the EIA study of the Project.
•	In January 2020, Sayona issued the EIA study.
•	At the end of March 2020, the MELCC sent Sayona a first list of questions and commentaries.
•	In December 2020, Sayona provided the MELCC with responses to the questions.
•	In February 2021, the MELCC sent a second list of questions and commentaries to Sayona.
•
In August 2021, Sayona acquired the NAL site.  This site has operated between 2013 and 2018.  In addition to the mine, a spodumene concentrator and a lithium carbonate hydrometallurgical NAL site are present at this site.  Therefore, Sayona has decided to modify the Authier Project in order the transport the ore to the NAL site for processing.

•
At the end of 2021, Sayona advised the MELCC that the Project has been modified in order to extract the ore at a 1,480-tpd rate for an extended life of mine (LOM) of 22 years.  Mixing of NAL and Authier ores increase the overall lithium recovery.

•
In November 2022, Sayona notified the MELCCFP that the company would like the Authier project to remain under the provincial environmental authorization procedure (BAPE) even if the production rate is lower than regulatory trigger.

•	In November 2022, Sayona sent a new Project Notice to MELCCFP.
•	In February 2023, MELCCFP notified Sayona that the Authier Lithium Project will be subjected to the BAPE procedure.

In terms of social acceptability of the Authier Lithium Project and relations with stakeholders, Sayona has put in place a monitoring committee in accordance with the Mining Law and discussions are underway for the establishment of an Impact and Benefit Agreement with Abitibiwinni (Pikogan) and Lac Simon First Nations.

17.4.1.2	Permits from MELCCFP Regional Office

Following obtainment of the Governmental Decree, permits (ministerial authorization) will have to be delivered by the MELCCFP regional office.

17.4.2	Federal Requirements

As per the Impact Assessment Act and the Physical Activities Regulations, a project is subject to the federal environmental impact assessment procedure if the mining or milling rates exceed 5,000 tpd.  Therefore, the Authier Project is not subject to the federal procedure.

17.4.3	Other Authorizations

Other permits or leases will have to be obtained depending on planned development activities at the site.  Also, depending on RCM or municipal legislation, some permits may also be required from the RCM or the municipality.

The Project is subject to a number of provincial, federal and, in some cases, municipal regulations.  Main laws and regulations that are applicable are listed in Table 17‑1.

Table 17‑1 – Provincial and federal acts and regulations.

Acts and Regulations
Provincial
Environment Quality Act (c. Q-2)
Regulation respecting the application of section 32 of the Environmental Quality Act (Q-2, r. 2)
Regulation respecting the application of the Environment Quality Act (Q-2, r. 3)
Regulation respecting the regulatory scheme applying to activities on the basis of their environmental impact (Q-2, r.23.1)
Design code of a storm water management system eligible for a declaration of compliance (Q-2, r.9.01)
Clean Air Regulation (Q-2, r. 4.1)
Regulation respecting operation of industrial establishments (Q-2, r. 26.1)
Snow, road salt and abrasives management regulation (Q-2, r. 28.2)
Regulation respecting pits and quarries (Q-2, r. 7)
Regulation respecting the declaration of water withdrawals (Q-2, r. 14)
Regulation respecting mandatory reporting of certain emissions of contaminants into the atmosphere
(Q-2, r. 15)
Regulation respecting halocarbons (Q-2, r. 29)
Regulation respecting hazardous materials (Q-2, r. 32)
Regulation respecting the reclamation of residual materials (Q-2, r.49)
Regulation respecting activities in wetlands, bodies of water and sensitive areas (Q-2, r.0.1)
Protection policy for lakeshores, riverbanks, littoral Zones and floodplains (Q-2, r. 35)
Water withdrawal and protection regulation (Q-2, r. 35.2)
Land protection and rehabilitation regulation (Q-2, r. 37)
Regulation respecting the charges payable for the use of water (Q-2, r. 42.1)
Directive 019 sur l’industrie minière (2012)
Protection and rehabilitation of contaminated sites policy (1998)
Mining Act (c. M-13.1)
Regulation respecting mineral substances other than petroleum, natural gas and brine (M-13.1, r. 2)
Threatened or Vulnerable Species Act (c. E-12.01)
Regulation respecting threatened or vulnerable wildlife species and their habitats (E-12.01, r. 2)
Regulation respecting threatened or vulnerable plant species and their habitats (E-12.01, r. 3)
Compensation Measures for the Carrying out of Projects Affecting Wetlands or Bodies of Water Act (M-11.4)
Act respecting the conservation of wetlands and bodies of water (2017, chapter 14; Bill 132)
Watercourses Act (c. R-13)
Regulation respecting the water property in the domain of the State (R-13, r. 1)
Conservation and Development of Wildlife Act (c. C-61.1)
Regulation respecting wildlife habitats (C-61.1, r. 18)
Act respecting the lands in the domain of the state (chapter T-8.1)
Regulation respecting the sale, lease and granting of immovable rights on lands in the domain of the State (chapter T-8.1, r. 7)
Sustainable Forest Development Act (chapter A-18.1)
Regulation respecting the sustainable development of forests in the domain of the State
(chapter A-18.1, r. 0.01)
Regulation respecting forestry permits (chapter A-18.1, r. 8.)
Building Act (c. B-1.1)
Safety Code (B-1.1, r. 3)
Construction Code (B-1.1, r. 2)
Explosives Act (c. E-22)
Regulation under the Act respecting explosives (E-22, r. 1)
Cultural Heritage Act (c. P-9.002)
Occupational Health and Safety Act (c. S-2.1)
Regulation respecting occupational health and safety in mines (S-2.1, r. 14)
Highway Safety Code (c. C-24.2)

Acts and Regulations
Transportation of Dangerous Substances Regulation (C-24.2, r. 43)
Federal
Impact Assessment Act (S.C. 2019, c. 28, s. 1)
Physical Activities Regulations (SOR/2019-285)
Designated Classes of Projects Order (SOR/2019-323)
Information and Management of Time Limits Regulations (SOR/2019-283)
Fisheries Act (R.S.C., 1985, c. F-14)
Authorizations Concerning Fish and Fish Habitat Protection Regulations (SOR/2019-286);
Metal Mining Effluent Regulations (SOR/2002-222)
Canadian Environmental Protection Act (S.C. 1999, c. 33)
PCB Regulations (SOR/2008-273)
Environmental Emergency Regulations, 2019 (SOR/2019-51);
Federal Halocarbon Regulations (SOR/2003-289)
National Pollutant Release Inventory
Species at Risk Act (S.C. 2002, c. 29)
Canadian Wildlife Act (R.S.C., 1985, c. W-9)
Wildlife Area Regulations (C.R.C., c. 1609)
Migratory Birds Convention Act, 1994 (S.C. 1994, c. 22)
Migratory Birds Regulations (C.R.C., c. 1035)
Nuclear Safety and Control Act (S.C., 1997, c. 9)
General Nuclear Safety and Control Regulations (SOR/2000-202)
Nuclear Substances and Radiation Devices Regulations (SOR/2000-207)
Hazardous Products Act (R.S.C., 1985, c. H-3)
Explosives Act (R.S.C., 1985, c. E-17)
Transportation of Dangerous Goods Act (1992)
Transportation of Dangerous Goods Regulations (SOR/2001-286)

17.5	OTHER ENVIRONMENTAL CONCERNS

The Project will create temporary and permanent modifications to the mine site.  During the environmental assessment process, project activities, that may directly or indirectly affect the environmental (physical and biological) and social (human) components, have been identified.  These activities could be conducted during one or all of the three phases of the Project: construction, operation, and closure & restoration.

17.5.1	Air Quality

Air emission modelling was conducted in 2022 and Sayona will put in place a dust management plan to limit the majority of impact areas highlighted.  The Project will establish various mitigation measures, such as use of water to control dust on mining site roads and all gravel roads used for ore transportation to the North American Lithium (NAL), site as well as progressive revegetation of the waste rock pile.

Sayona will implement a complaint management protocol to allow citizens to express their concerns if the mining activities generate dissatisfaction.

17.5.2	Noise

Noise modelling for the Project was carried out in 2019 and then updated in 2022.  Given the size and remoteness of the Authier site, the soundscape should not be impacted, and the citizens should remain unaffected by noise.  However, the soundscape will be locally altered and may disturb some territory users.

A noise model was generated in 2022 for the ore transportation to the NAL site.  The study showed that with all mitigation measures in place the impact will be negligible.

In order to limit noise, the Project will implement various mitigation measures, such as blasting activities prohibited during evenings, weekends and at night, as well as no ore transportation on weekends and speed reduction on the small portion of the Route du Lithium.

17.5.3	Soils

On-site activities may affect soil quality.  Sayona will implement a procedure in the event of an oil, hazardous waste or hazardous material spill and carry out employee training.

17.5.4	Hydrology

Water flows will be affected by mining operations.  Therefore, the Project has been designed so that it has the smallest possible footprint and to avoid, as much as possible, any infringement on permanent watercourse.

17.5.5	Surface Water Quality

To reduce unwanted effects on surface waters, Sayona will establish various mitigation measures including use of emulsion type explosives, placement of a geomembrane under the waste rock pile, the ditches and the water basins and installation of a treatment system capable of ensuring the discharge of effluents respecting Directive 019 norms and Metal and Diamond Mining Effluent Regulations (MDMER) norms, as well as aiming to respect, as far as possible, the Effluent Discharge Objectives that will be fixed by the Ministère de l’Environnement, de la Lutte contre les changements climatiques, de la Faune et des Parcs (MELCCFP; formerly MELCC).

By applying all these mitigation measures, the water that will be discharged into the natural environment is expected to be harm-free for the environment.

17.5.6	Hydrogeology and Underground Water Quality

Dewatering the pit will cause localized groundwater drawdown during the mine operation period.  This drawdown will not affect water users; therefore, no mitigation measures are required for this potential issue.  However, a geomembrane will be installed under the waste rock pile, the ditches, and the water basins in order to protect groundwater quality.

A hydrogeological study, conducted by Richelieu Hydrogéologie Inc., started in December 2016 included the installation of 27 observation wells (piezometers), groundwater sampling campaigns, the achievement of variable head permeability tests and tracer profile testing as well as groundwater level surveys.

The hydrostratigraphic units identified at the Authier Property are the following:

•	Bedrock, a regional aquifer of a standard to low permeability.
•	Glacial till, an aquitard discontinuously covering the bedrock.
•	Fluvio-glacial sand and gravel (esker), a highly permeable aquifer, covering the till.
•	Glacio-lacustrine sand (aquifer) and silt (aquitard), covering the till unit and, partly, the fluvioglacial unit.
•	Organic layer, a thin and discontinuous aquitard.

Following the water level surveys that were done for all piezometers installed on the site property, the following observations could be made: the groundwater level within the Property is in the order of 329 m and the general direction of flow is towards the southwest under a horizontal hydraulic gradient of 0.02.

During mining operations, the groundwater flow, from beneath the waste rock pile, will be directed towards the pit then, at natural flow, it will be directed towards the southwest.  Water will be collected by the drainage ditch surrounding the waste rock pile and directed to the water basins.

The effects of mine dewatering on residential wells are deemed negligible.  The effect of the Project on the environment would be, in the worst-case scenario, a reduced groundwater outflow to the local surface water network and to the wetlands.  A reduced flow of brooks or drying of wetlands could then occur into the area of influence.

The southern part of the St-Mathieu-Berry Esker is enclosed into the area of influence of the mine.  However, this part of the esker is not connected to the main part of the esker which is being tapped by the drinking facilities of the city of Amos and also by the Eska water bottling society.  Both portions of the esker are separated by a bedrock lump.

In the esker, the groundwater generally flows towards the north, except in the Project area where it is heading south and southeast and to the Harricana River watershed.  The southern portion of the esker, located in the Project area, is in a different watershed than the remainder of the esker.  However, because it is located at a lower altitude than the esker and isolated from it by a bedrock, the Authier Project will not threaten, in any way and under any circumstances, the water quality of this esker.

17.5.7	Terrestrial Vegetation

In order to reduce negative effects of activities on the terrestrial vegetation, Sayona will establish various mitigation measures, such as adequate delimitation of construction areas to minimize the size of terrestrial vegetation affected, revegetation of affected construction areas with indigenous species after the work is completed and progressive reclamation of the waste rock pile.

17.5.8	Wetlands

In order to reduce negative effects of activities on wetlands, Sayona will implement various mitigation measures, such as adequate delimitation of construction areas to minimize the wetlands surface affected and installation of culverts in areas where a road crosses wetlands to ensure that surface water circulates freely.

Finally, a compensation plan has been developed to offset losses of wetlands under the Act respecting the conservation of wetlands and bodies of water.

17.5.9	Ichthyofauna

In order to reduce negative effects of activities on ichthyofauna, Sayona will establish various mitigation measures, such as adequate delimitation of construction areas to minimize the fish habitats affected, location of infrastructure outside fish habitats where feasible, conservation of a riparian strip with a width of at least 30 m will be preserved on the banks of watercourses and waterbodies and treatment of potentially contaminated waters, if needed, before being sent back into the aquatic environment.

17.5.10	Species of Interest

Sayona will implement numerous mitigation measures in order to protect herpetofauna, chiropterofauna, avifauna and small mammals.  Those mitigation measures will reduce negative effects of activities on species of interest according to their taxonomic group.

17.5.11	Cultural and Archaeological Heritage

No mitigation measures or specific maximization is planned for the cultural and archaeological heritage, except if, during mining activities, a cultural or archaeological site is discovered.  In this case, the managers must report it to the site supervisor and, if necessary, work will cease at this site until an evaluation is completed by archaeologists.  The public will also be informed. An archaeological potential study carried out in 2018 concluded that the archaeological potential is very low, or even non-existent.

17.6	SOCIAL AND COMMUNITY IMPACTS

17.6.1	Decarbonization Plan

According to numerous scientists, to avoid the worst effects of climate change, global temperature rise must be limited to 1.5°C above pre-industrial levels.  To tackle the issue, world leaders at the UN Climate Change Conference (COP21) signed the historic Paris agreement.  One of its goals is to reduce global greenhouse gas emissions to limit the global temperature increase in this century to 2°C while pursuing efforts to limit the increase further to 1.5°C.

To align with the Paris agreement objectives, different governments are making commitments to reduce their country’s greenhouse gas (GHG) emissions.  In Canada, the Net-Zero Emissions Accountability Act (2021), enshrines in legislation Canada's commitment to achieve net-zero emissions by 2050.  For its part, the Québec government committed itself to reducing by 37.5% by 2030 its GHG emissions in relation to the 1990 level.

In a February 2023 report, governmental agency Statistiques Canada calculated that the mining sector in the province of Québec was responsible for 2.6% of the direct GHG emissions of the province (Statistiques Canada, 2021).  Incidentally, many mining companies are stepping up to lower their emissions on a path towards carbon neutrality.  As such, Sayona is engaged to play a role in global GHG emission reduction by extracting battery material that supports the transition to a low carbon energy economy and fight against climate change (United Nations, 2020) while respecting the environment by aiming a low carbon footprint of its activities and applying best practices.

With that in mind, the Company started developing a decarbonization plan for the Authier Lithium Project.  The first steps of the plan’s development consisted in research and workshop sessions, which resulted in a preliminary roadmap identifying strategies for reducing the Project’s GHG emissions.

As the technologies develop regarding GHG emissions reduction, the Company’s decarbonization plan will evolve and the related strategies will be adjusted.

17.6.2	Strategy

A preliminary GHG emission level assessment over the life of the Authier Project showed that nearly 80% of the Project’s GHG emissions will come from mining operations as well as ore transportation.  In order to reduce its environmental impact by reducing its GHG emissions, the Project’s decarbonization plan will address primarily those two emission factors.

It will focus on two initial approaches:

1.	Deploying innovative technologies to reduce GHG emissions produced by vehicles.

2.	Compensating for difficult-to-reduce emissions by investing in GHG offsets.

17.6.2.1	Innovative Technologies

Sayona will aim at implementing innovative technologies to reduce the GHG emissions for the Authier Project resulting from the Project related vehicles, both for the mining operation and the ore transportation.

Three specific initiatives will be studied as part of the company’s decarbonization plan:

•
Alternative fuels: Operating conventional vehicles with renewable diesel sourced through the local supply chain; Retrofitting vehicles to run on renewable natural gas RNG; Collaborating with an original equipment manufacturer (OEM) and hydrogen producer for a proof of concept.

•	Electrification: Deploying battery powered trucks for ore transportation to LAN; Evaluating the best option to electrify mine operation with a mix of battery, trolley, and plug-in equipment.
•	Vehicle design: Working with an OEM to design more energy efficient equipment; Transitioning to an equipment fleet with structurally different energy consumption profile.

Sayona is looking at the different readily available 100% electric transportation truck and related infrastructures to implement a trial period.

17.6.2.2	GHG Emissions Compensation

Because a complete reduction of the Authier Project’s GHG emission cannot be foreseen with the current technology maturity, compensation investments will be considered in the decarbonization plan.

There are two compensation efforts that will be evaluated:

•	Indirect compensation: Purchasing carbon credits from accredited/recognized organizations, with an emphasis on Québec based organizations; Invest in a local GHG reduction initiative.
•
 Direct compensation: Restoring natural habitats, such as wetland, impacted by previous mining activities or other with a high sequestration potential; Creating and running a tree planting program with a focus on the Abitibi region.

For Sayona, the decarbonization plan will be an opportunity for a unifying venture for its team, suppliers and stakeholders going forward.

17.6.3	Population

The Authier Project site is located in La Motte, in the administrative region of Abitibi-Témiscamingue.  The Property is accessible by a rural road network (Preissac Road and Nickel Road) connecting to Route 109, located a few kilometers east of the site (approximately 5 km).  Route 109 connects Rivière-Héva with Amos, then Matagami; then joins Route 117 at Rivière-Héva.  The Project is located approximately 35 km south of the Abitibiwinni Community of Pikogan.

The Abitibiwinni (Community of Pikogan) are the Algonquins of northern Abitibi.  Today, Abitibiwinni is one of nine Algonquin communities in Québec.  The community of residence of Abitibiwinni is known as Pikogan, a reserve established in 1956, 3 km north of the city of Amos.

The Authier Project mine area is at the heart of the ancestral Abitibiwinni Aki territory, which the Abitibiwinni has never yielded.  Community members continue to frequent this territory, including traditional hunting, fishing, and picking activities.  The community lives approximately 35 km north of the Authier Project mine site and 3 km north of Amos, on the west bank of the Harricana River.  Municipalities near the Authier Project site include: La Motte, Saint-Mathieu d’Harricana, Rivière-Héva, Preissac, and Amos.

17.6.4	Stakeholder Mapping

Stakeholder identification was completed in 2017 using a mapping of the study area and a series of interviews with community stakeholders.  The Project is located on the territory of the municipality of La Motte and on the territory recognized in the agreement signed between the Government of Québec and the Abitibiwinni First Nation.  Thus, these two communities were targeted first for information and consultation meetings.  The list of stakeholders was then completed by identifying the individuals or groups that could be directly or indirectly affected by the Authier Project.

The main Community/Regional Stakeholders (non-exhaustive list) are as follows:

•	Abitibiwinni First Nation;
•	Municipality of La Motte;
•	Municipality of Saint-Mathieu-d’Harricana;
•	City of Amos;
•	Municipality of Rivière-Héva;
•	Municipality of Preissac;
•	Municipality of Saint-Marc-de-Figuery;
•	Regional County Municipality of Abitibi;
•	Comité citoyen pour le développement durable de La Motte;
•	Société de l’eau souterraine d’Abitibi-Témiscamingue (SESAT);
•	Groupe de recherche sur l’eau souterraine (GRES UQAT);
•	Organisme de bassin versant du Témiscamingue (OBVT);
•	Organisme de bassin versant Abitibi-Jamésie (OBVAJ);
•	Eska Inc.

17.6.5	Land Uses

The proposed mine site is entirely located on a forestry sector of public tenure which is not regulated by agreement.  The main authorized uses for this forested area are production and harvesting of trees, outdoor activities, and agriculture.

In the Project area, the activities found are as follows:

•	Timber harvesting.
•	Mining activities.
•	Exploitation of eskers and moraines.
•	Agricultural crop production.

•	Recreational (trails, campsites, ski resorts, etc.) and residential activities (residences, motels, cottages).
•	Ecological reserves.
•	Hunting, fishing, and trapping activities.

17.6.6	Potential Community Related Requirements and Status of Negotiations or Agreements

17.6.6.1	Community Relations Program

A Community Relations Program has been developed to approach and engage local stakeholders.  This program included information sessions and consultations with municipalities, land users, First Nation community, non-governmental environmental organizations, and recreational associations.  Consultation and community engagement efforts that have been deployed throughout the Project development allowed Sayona to outline stakeholders’ main preoccupations and expectations.  The objective of this program is to provide baseline information to address some of the communities’ concerns and take them into consideration in the permitting process and in the design of the operation phase.  The involvement of stakeholders will continue throughout the various project stages.

17.6.6.2	Impacts and Benefits Agreement

An Impacts and Benefits Agreement (IBA) will be signed with Abitibiwinni First Nation (AFN). The IBA will contain clauses concerning issues such as financial arrangements, business opportunities, hiring of AFN members living or not in Pikogan, adapted formation program, transportation, social worker, establishment of various committees, environmental clauses, etc.

An Agreement in Principle was concluded with AFN in December 2019 for the exploration phase of the Project.

17.6.6.3	Environmental Monitoring Committee

The Environmental Monitoring Committee is composed of the following members:

•	Sayona;
•	AFN;
•	La Motte Citizens;
•	La Motte Senior Recreation Committee;
•	Regional Environmental Council;
•	Témiscamingue Watershed Organization;
•	Community Organization;
•	Centre-Abitibi Chamber of Commerce;
•	Harricana SADC;
•	Abitibi Local Centre for Development;
•	Eska Inc.;
•	Municipality of Preissac;
•	Municipality of La Motte;
•	Municipality of St-Matthieu d’Harricana;
•	Ministry of Natural Resources and Forests;
•	Abitibi MRC - Land Management;
•	Cegep of Abitibi-Témiscamingue.

Meetings of this committee were held three times in 2019, three times in 2021 and twice in 2022.

Annual reports from this committee will include:

•	A summary of the committee activities during the year.
•	Numbers of employees from La Motte and Preissac municipalities, from Pikogan and from Abitibi and Vallée de l’Or MRC.
•	Level of capital investments in Abitibi and in Québec province.
•	Level of operating costs spent in AFN, in Abitibi-Temiscamingue and in Québec province.

Annual reports will be made public, and minutes of meetings will be made available on the Sayona internet site.

17.6.6.4	Sayona-Abitibiwinni First Nation Joint Committee

In 2021 and 2022, Sayona held numerous meetings with Abitibiwinni Band Council and with the AFN Liaison Agent in order to discuss the various aspects of the Project.

17.6.6.5	Economic Spinoffs Committee

Employment creation in this region is expected by the community; Sayona has committed to favor employing local population if qualifications are deemed equivalent to ensure direct social and economic benefits for the local population.  Sayona also committed to giving subcontracting contracts to local companies, particularly for construction, deforestation, or transport, which will further stimulate the economy and direct benefits to the local economy. This commitment was made before the La Motte Community as well as the Abitibiwinni First Nation.

For this purpose, Sayona initiated the creation of a local business register that also contains their contact information.  This will facilitate local recruitment.

17.7	CLOSURE AND RECLAMATION PLAN

A rehabilitation and closure plan is required as per the Mining Act.  It must be approved before issuance of the mining lease, and a financial guarantee to fully implement the plan must be provided in three payments in the first two years following the approval of the plan.  The closure plan was submitted in May 2018 and will be adjusted as the Project develops.

Progressive reclamation will be prioritised during the mining operation and will involve activities to reclaim, where possible, some parts of the waste rock stacking areas, exhausted borrow pits, etc.

Rehabilitation would involve all activities after mining operations in accordance with the approved plan.  Finally, monitoring would ensure that rehabilitation has been done successfully.  Once all these steps are completed to the satisfaction of the MRNF, the land could be returned to the Crown.

17.7.1	Overview

In accordance with the Mining Act requirements, a detailed closure plan must be submitted to the MRNF.  The closure plan includes the following activities:

•	Rehabilitate the waste rock pile by covering slopes and flat areas with geotextiles, compacted inorganic overburden, organic overburden, and vegetation.
•	Remove from the site all surface and buried pipelines.
•	Remove buildings and other structures.
•	Rehabilitate and secure the open pit.
•	Reclaim any civil engineering works.
•	Remove machinery, equipment, and storage tanks.
•	Complete any other work necessary for final rehabilitation and closure.

17.7.2	Post-Closure Monitoring

The detailed post-closure monitoring program will be conducted for at least five years after the final activities are completed.  It will include the following aspects:

•	Monitoring of final effluent and surface water quality.
•	Status of revegetation.
•	Inspection for slope of the open pit, waste rock pile, ditches, etc.
•	Monitoring of groundwater quality.

17.7.3	Costs Estimation

A financial guarantee whose amount corresponds to the total anticipated cost of completing all the work set forth in its rehabilitation and restoration plan.  The payment shall be provided in three installments constituting 50%, 25% and 25% of the total restoration costs.  The first payment shall be provided within 90 days of receiving the approval of the restoration plan.  The second and third installments (25%) are due on the anniversary date of the restoration plan approval.

The total cost of closure and reclamation (and the guarantee) is estimated at $41.7M.  This cost includes the direct and indirect costs of site rehabilitation as well as post-closure monitoring, engineering costs (30%) and the mandatory 15% contingency.

It is noteworthy that the construction of the cover (overburden and geomembrane) over the waste rock pile corresponds to 89% of the total cost estimate.  Installation of the cover will be carried out progressively.

18	CAPITAL AND OPERATING COSTS

This chapter summarizes the capital and operating cost estimates related to the Project.  All costs presented in this Report are in Canadian dollars, unless otherwise specified.

18.1	SUMMARY OF CAPITAL COST ESTIMATE

The capital cost estimate prepared for this study meets AACE Class 3 criteria, usually prepared to establish a preliminary capital cost forecast and assess the economic viability of the Project.  This allows management, and / or the Project sponsor, to obtain authorization for funds for the Project’s next stages.  As such, this estimate forms the initial control estimate against which subsequent phases will be measured and monitored.

Table 18‑1 provides a summary by cost type for the initial capital costs.

Table 18‑1 – Initial capital costs summary.

Item	Total (M CAD)
Mining (mining contractor, mining equipment and services)	$5.80
Infrastructure	$69.62
Wetland Compensation	$1.50
Royalty Buyback	$1.00
Total	$77.92

Most of the capital for Authier is either pre-production or in the first year and is not presented on an annual basis. This is not the case for sustaining capital and is presented on an annual basis in a later section.

18.1.1	Mine Capital Expenditure

The mining cost estimate includes all elements associated with mining activities, including mine preproduction, the ore rehandling wheel loader, and other services, dewatering, clearing, grubbing, surveying, and spare parts.  The mining operations will be performed by a mining contractor.

Table 18‑2 – Initial capital cost estimate for mining.

Item	Total (M CAD)
Preproduction	3.39
Equipment	2.41
Total	5.80

The capital expenditure is based on budgetary quotes received from equipment suppliers and mining contractors.

18.1.2	Plant Capital Expenditure

Plant capital costs have been assigned to the NAL project as the material mined from Authier will be transported and processed at that location.

18.1.3	Infrastructure Capital Expenditure

Infrastructure costs included in the capital cost estimate are summarized as follows:

•	Waste stockpile foundation work;
•	Water collection basins;
•	Water treatment plant;
•	Electrical work;
•	On-site roads;
•	Access road;
•	Owner’s costs;
•	EPCM services;
•	Commissioning;
•	Overhead;

•	Other;
•	Contingency.

Table 18‑3 provides the infrastructure capital cost estimate.

Table 18‑3 – Infrastructure capital cost estimate.

Item	Total (M CAD)
Waste Stockpile and Water Management	$44.85
Electrical Work	$0.84
On-site Roads	$2.53
Access Road	$0.65
Owner's Costs	$2.44
EPCM Services	$7.33
Commissioning	$0.28
Overhead	$0.22
Other	$1.37
Contingency	$9.08
Total	$69.62

Contingency is an integral part of the estimate and can best be described as an allowance for undefined items or cost elements that will be incurred, within the defined Project scope, but that cannot be explicitly foreseen due to a lack of detailed or accurate information.

Contingency analysis does not consider Owner’s costs, Project risk, currency fluctuations, escalation, or costs due to potential scope changes or labour stoppages.

18.2	PREPRODUCTION AND ENVIRONMENTAL COSTS

Table 18‑4 summarizes the initial capital cost estimate with the following sections providing further detail and relevant basis for the estimate.

Table 18‑4 – Project initial capital cost detailed summary.

Item	Total (M CAD)
Mining	$5.80
Preproduction Mining	$3.39
Owner Equipment and Mine Services	$2.41
Infrastructure	$69.62
Waste Stockpile and Water Management	$44.85
Electrical Work	$0.84
On-site Roads	$2.53
Access Road	$0.65
Owner's Costs	$2.44
EPCM Services	$7.33
Commissioning	$0.28
Overhead	$0.22
Other	$1.37
Contingency	$9.08
Wetland Compensation	$1.50
Wetland Compensation	$1.50
Royalty Buyback	$1.00
1 claim	$1.00
Total	$77.92

18.3	BASIS OF ESTIMATE

18.3.4	Estimate Overview and Qualifications

The capital cost estimate includes data from different sources and allocations from the Owner’s team.  The capital cost estimate includes all direct costs, indirect (Owner and other) costs, contingency, and other allowances.

The estimate is based on the preliminary engineering and design completed to date.  Budget quotations have been obtained for key equipment while materials and construction efforts are based on in-house data from similar projects and industry standard estimating factors.

18.3.5	Base Date

The estimate is expressed in constant Canadian dollars with a base date of Q1 2023.

18.3.6	Estimate Accuracy

The estimate accuracy is evaluated based on the level of scope definition and type of pricing obtained for each element.  This estimate’s accuracy level is expected to be between -20% to +20%.

Foreign exchange risk or new duties impact have not been included in the accuracy assessment.

This estimate of accuracy is also limited to the current scope. This accuracy level could be exceeded if the scope is varied by, for example, changing production rate, new environmental study results, or by major changes to assumptions regarding infrastructure.

18.3.7	Exclusions and Assumptions

The caveats, exclusions, and assumptions relevant to the capital estimate include, but are not limited to:

•	Limited geotechnical data was available for the feasibility study;
•	Hydrogeological inputs to the FS were nominal only;
•	No infrastructure geotechnical investigations have been undertaken;
•	Cost of schedule delays caused by scope changes, labour disputes, or environmental permitting activities are excluded;
•	Project financing cost is excluded;
•	Additional study costs prior to Project implementation are excluded, e.g., water studies, sampling, ongoing testing, drilling and resource development;
•	VAT, import duties, surcharges and any other statutory fees are excluded;
•	Any provisions for Project risks, outside of those related to design and estimating confidence levels, have not yet been evaluated;
•	Mineral rights, rental fees and the purchase or use of the land are excluded;
•	Escalation and impact of currency fluctuations has been excluded;
•	Risk from new duties on material such as steel and aluminum on bulk material (e.g., structural, rebar and embedded metal in concrete, equipment, pipe, wire, etc.) is not included.

18.3.8	Wetlands Compensation

A CAD$1.5M compensation measure is expected to offset losses of wetlands under the Act respecting the conservation of wetlands and bodies of water.

18.3.9	Royalty Buyback

A buyback of the 1% royalty on claim CDC2116146, for an amount of CAD$1.0M, is planned.

18.3.10	Closure and Reclamation

In accordance with the Mining Act of Québec, closure and reclamation requirements have been developed to return the Authier Lithium Project site to an acceptable condition, ensuring that the site is safe, and the surrounding environment is protected.

The cost of restoring the Authier Lithium site is estimated to be CAD$41.7M.  As required by the Ministère des Ressources naturelles et des Forêts (MRNF, formerly MERN), this cost estimate includes the cost of site restoration, the post-closure monitoring as well as engineering costs (30%) and a contingency of 15%.  In accordance with the regulations, Sayona intends to post a bond as a guarantee against the site restoration cost.

18.4	SUSTAINING CAPITAL

The total sustaining capital cost is estimated at CAD$74.4M through the mine life.  The sustaining capital cost is composed of the following items, presented in Table 18‑5.

Table 18‑5 – Sustaining capital costs.

Year	Unit	2026	2027	2028	2029	2030	2031 –2035	2036 –2040	2041 –2047	Total
Mining	M CAD	$0.00	$0.00	$0.14	$0.14	$1.34	$1.48	$0.26	$0.41	$3.76
Infrastructure	M CAD	$29.84	$0.00	$9.12	$21.29	$0.00	$10.39	$0.00	$0.00	$70.64
Sustaining Capital Costs	M CAD	$29.84	$0.00	$9.26	$21.43	$1.34	$11.88	$0.26	$0.41	$74.40

18.4.1	Mining

The mine sustaining capital cost is attributable to the growing need for mine dewatering and clearing and grubbing as well as replacement for the ore-rehandling wheel loader.

18.4.2	Infrastructure

Infrastructure sustaining costs include the expansion of the waste pile foundation and drainage ditches.  Waste pile foundation has been sequenced in time for three reasons:

1.	No need to prepare the whole area for Year 1.

2.	Limit the amount of water to be treated with a larger area.

3.	Delay capital expenditure.

18.4.3	Closure and Reclamation

The mine closure cost estimated is attributable to:

•	The dismantling of the infrastructure, including restoration and the rehabilitation of the sector;

•	The dismantling and demobilization of the water treatment system and the pumping station including restoration and rehabilitation of the area;

•	Securing the site; and

•	The management of residual materials.

18.5	SUMMARY OF OPERATING COST ESTIMATE

Table 18‑6 summarizes the operating costs calculated for the life of mine (LOM) of the Project.

Table 18‑6 – Summary LOM operating costs.

Cost Area	LOM (M CAD)	Unit (CAD/t Ore)	Unit (USD/t Ore)
Mining	$540.56	$48.16	$36.12
Water treatment management	$58.73	$5.23	$3.92
General and administration	$20.97	$1.87	$1.40
Total operating costs	$620.27	$55.26	$41.44
Reclamation bond insurance payment	$7.65	$0.68	$0.51
Ore transport and logistics costs	$223.36	$19.90	$14.92
Total operating and other costs	$851.28	$75.84	$56.88
Royalty deductions	$28.96	$2.58	$1.94
First Nation royalties	$27.04	$2.41	$1.81
Reclamation and closure costs	$41.71	$3.72	$2.79
Total Operating, Royalties, Reclamation and Closure Costs	$948.99	$84.54	$63.41

18.6	MINE OPERATING COST

18.6.1	Mine and Geology

The operating costs have been estimated using parameters outlined in the previous sections of the Report.  A mining contractor will carry out the majority of the mining and maintenance activities.  Budgetary quotes were obtained from various mining contractors to estimate the operating costs.

The cost estimate was developed from first principles and was based on the following general inputs and assumptions:

•	Diesel price of CAD$1.160/L.
•	Mining costs, excluding fuel, mine dewatering, supervision and technical services, and pre-split drilling and blasting:
o	Ore: CAD$7.01/t mined.
o	Waste Rock: CAD$5.28/t mined.
o	Overburden: CAD$3.80 CAD/t mined.
•	The mine operations salaries were provided by Sayona.

Table 18‑7 presents the estimated mining operating costs over the LOM and Table 18‑8 presents the unit costs per cost category.

Table 18‑7 – LOM mining operating costs.

Description	Unit	2025	2026	2027	2028	2029	2030	2031–2035	2036–2040	2041–2046	LOM
Mining Contractor	M CAD	$5.66	$11.01	$10.59	$12.14	$31.31	$31.43	$165.32	$135.16	$35.73	$438.34
Owner Equipment	M CAD	$0.07	$0.14	$0.14	$0.14	$0.14	$0.14	$0.71	$0.71	$0.80	$2.99
Fuel	M CAD	$0.80	$1.57	$1.93	$2.08	$3.22	$3.27	$18.28	$17.93	$9.95	$59.04
Salaries	M CAD	$0.46	$0.92	$0.92	$0.92	$0.92	$0.92	$4.59	$4.59	$4.28	$18.51
Services	M CAD	$0.53	$1.08	$1.08	$1.09	$1.09	$1.11	$5.51	$5.59	$4.60	$21.69
Total Cost	M CAD	$7.53	$14.73	$14.66	$16.36	$36.68	$36.86	$194.41	$163.98	$55.35	$540.56
Total Unit Cost	CAD/t mined	$6.92	$7.82	$7.74	$6.56	$6.13	$6.17	$6.48	$6.76	$9.79	$6.79

Table 18‑8 – LOM mining operating cost breakdown.

Cost Category	LOM	% of Total
	(CAD/t mined)
Mining Contractor	$5.51	81%
Owner Equipment	$0.04	1%
Fuel	$0.74	11%
Salaries	$0.23	3%
Services	$0.27	4%
Total	$6.79	100%

18.7	PLANT OPERATING COST

Plant operating costs have been excluded as these form part of the NAL property operating costs.

18.8	GENERAL & ADMINISTRATION

The total general and administration (G&A) costs are estimated at CAD$20.97M for the life of the Project, for an average of CAD$1.87/t of ore.  The G&A costs are relatively low due to the processing and tailings disposal synergies with the North American Lithium (NAL) mine.  The G&A costs include:

•	Contract services (janitor, security, garbage disposal);
•	Infirmary and safety equipment.
•	Site communications.
•	Training expenses.
•	Taxes & municipality support.
•	Additional environmental services.
•	Insurances.
•	Other general costs.

19	ECONOMIC ANALYSIS

19.1	ECONOMIC BASE CASE, INPUTS AND ASSUMPTIONS

The economic analysis was performed using the following assumptions and basis:

•	The economic analysis has been done on a Project basis and does not take into consideration the timing of capital outlays that have been completed prior to the date of this Report.
•	The financial analysis was based on:
o	the Mineral Reserve Estimate presented in Chapter 15,
o	the mine plan and assumptions detailed in Chapter 16,
o	the marketing assumptions in Chapter 19,
o	the capital and operating costs estimated in Chapter 21, and
o	by taking into consideration key Project milestones as detailed in Chapter 24.
•	Production of ore is scheduled to begin in the third quarter (Q3) of 2025 model Year 1. Mine operations are estimated to span a period of approximately 22 years.
•	A discount rate of 8% has been applied for the NPV calculation.
•
The ore price of CAD$120/t is established by a contractual procurement agreement between NAL and Authier Lithium and will last for the whole production period of Authier Lithium.  Furthermore, to confirm that this price is justifiable, a transfer pricing analysis was performed which provides a feasible price range for Authier Lithium’s ore of CAD$96/t (based on return of capital employed methodology) and CAD$137/t (based on return of total costs methodology).

•	All products are assumed to be sold in the same year they are produced.
•	Class-specific capital cost allowance rates are used for the purpose of determining the allowable taxable income.
•	The economic analysis was performed on Proven and Probable Mineral Reserves only as outlined in this Report.
•	Tonnes of mined ore are presented as dry tonnes.
•	Discounting starts in January 2025.
•	Cash inflows and outflows start in March 2025 and are presented in constant Q1 2023 CAD, with no inflation or escalation factors considered.
•	The accuracy levels ranged from -10% to +15%.

This financial analysis was performed on both a pre-tax and after-tax basis with the assistance of an external tax consultant.  The general assumptions used for this financial model, are summarized in Table 19‑1.  Table 19‑2 shows all project costs for the life of the Project.

Table 19‑1 – Authier Lithium operation – Financial analysis summary.

Item	Unit	Value	Unit	Value
Mine Life	year	22	year	22
Strip Ratio	t:t	6.1	t:t	6.1
Total Mill Feed Tonnage	Mt	11.2	Mt	11.2
Revenue
Ore Selling Price	CAD/t ore	120	USD/t ore	90
Exchange Rate			USD:CAD	0.75
Project Costs
Open Pit Mining	CAD/t ore	48.16	USD/t ore	36.12
Water Treatment and Management	CAD/t ore	5.23	USD/t ore	3.92
General and Administration (G&A)	CAD/t ore	1.87	USD/t ore	1.4
Reclamation Bond Insurance Payment	CAD/t ore	0.67	USD/t ore	0.5
Ore transport and logistic costs	CAD/t ore	19.9	USD/t ore	14.92
Project Economics
Gross Revenue	CAD M	1,347	USD M	1,010.3
Total Operating Cost Estimate	CAD M	627.9	USD M	470.9
Reclamation Bond Insurance Payment	CAD M	7.6	USD M	5.7
Transportation and Logistics Cost	CAD M	223.4	USD M	167.5
Total Capital Cost Estimate	CAD M	77.9	USD M	58.4
Total Sustaining Capital Cost Estimate	CAD M	74.4	USD M	55.8
Reclamation and Closure Costs	CAD M	41.7	USD M	31.3
Royalty Deduction	CAD M	29	USD M	21.7
First Nation Royalties	CAD M	27	USD M	20.3
Non-discounted Cash Flow (Pre-Tax)	CAD M	280.4	USD M	210.3
Discount Rate	%	8%	%	8%
PRE-TAX NPV @ 8%	CAD M	58.1	USD M	43.5
Pre-Tax Internal Rate of Return (IRR)%		14.6%	%	14.6%

Table 19‑2 – Authier Lithium operation – Authier Lithium total project costs.

All Project Costs	CAD (M)	CAD/t Ore	USD (M)	USD/t Ore
Total Operating Cost Estimate	$628	$55.94	$471	$41.95
Transportation and Logistics Cost	$223	$19.90	$168	$14.92
Total Sustaining Capital Cost Estimate	$74	$6.63	$56	$4.97
Total Capital Cost Estimate	$78	$6.94	$58	$5.21
Reclamation and Closure Costs	$42	$3.72	$31	$2.79
Royalty Deduction	$29	$2.58	$22	$1.94
First Nation Royalties	$27	$2.41	$20	$1.81
Total Project Costs	$1,101	$98.11	$826	$73.58

19.2	PRODUCTS CONSIDERED IN THE CASH FLOW ANALYSIS

Table 19‑3 – Project cash flows on an annualized basis (CAD).

Detailed Period/Fiscal Year Financials	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	LOM Total
Authier Mine Production Summary
Waste Rock (Mt)	0.1	1.1	1.2	0.7	2.4	4.3	4.9	5.4	5.2	5.2	5.4	5.5	5.2	5	4.6	3	1.4	0.7	0.5	0.4	0.3	0.2	0.1	63
Overburden (Mt)	0.3	0.4	0.2	0.9	1.3	1.1	0.6	0	0.2	0.3	0	0	-	-	-	-	-	-	-	-	-	-	-	5.4
ROM Ore to Plant (Mt)	-	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.4	0.2	10.6
Stripping Ratio	-	2.9	2.5	3.1	6.9	10.1	10.1	10.2	10.4	10.4	10.4	10.4	9.8	9.4	8.7	5.8	2.7	1.3	0.9	0.8	0.6	0.5	0.5	6.1
Revenues
Ore Sales ($M)	-	63.2	64	64.4	64.7	64.6	64.7	64.2	63.2	63.2	63.4	63	64	64.3	63.2	63	62.9	63.2	63.5	63.1	63.3	52.9	21	1347
Royalty Deduction ($M)	-	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.4	-1.1	-0.5	-29
Total Revenue ($M)	-	61.9	62.6	63.0	63.3	63.2	63.3	62.8	61.9	61.8	62.0	61.7	62.7	62.9	61.8	61.6	61.6	61.8	62.1	61.8	62.0	51.8	20.5	1,318.1
Operating Expenditures
Open Pit Mining ($M) - OWNER	-	3.7	3.9	4.2	4.8	5.4	5.5	5.6	5.7	6	6	6	6	6.1	5.9	5.3	4.5	4.1	4	3.9	3	1.8	0.7	102.2
Open Pit Mining ($M) - CONTRACT	-	11.2	10.8	11.4	21.7	31.4	32.3	33.1	32.7	32.7	33.4	33.4	31.8	31	28.6	19.9	11.4	7.5	6.4	6	5.5	4.4	1.7	438.3
Water Treatment/Management ($M)	0.5	1.5	1.5	1.5	2.3	3	3	3	3	3	3	3	3	3	3	3	3	3	3	3	3	2.5	1	58.7
General and Administration ($M)	0.3	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	0.5	21
Reclamation Bond Insurance Payment ($M)	-	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.2	7.5
Total Onsite Operating Costs ($M)	0.8	17.7	17.5	18.3	30.1	41.1	42.1	43.0	42.7	43.0	43.7	43.7	42.2	41.5	38.9	29.5	20.3	16.0	14.7	14.1	12.8	10.0	4.0	627.7
Ore Transport and Logistics Costs ($M)	-	10.5	10.6	10.7	10.7	10.7	10.7	10.6	10.5	10.5	10.5	10.5	10.6	10.7	10.5	10.4	10.4	10.5	10.5	10.5	10.5	8.8	3.5	223.4
Total Operating and Shipping Costs ($M)	0.8	28.2	28.1	29.0	40.8	51.8	52.8	53.6	53.2	53.5	54.2	54.2	52.8	52.1	49.3	40.0	30.7	26.5	25.3	24.6	23.3	18.7	7.5	851.1
Capital Expenditures

Detailed Period/Fiscal Year Financials	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	LOM Total
Pre-production ($M)	67.9	10	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	77.9
Sustaining ($M)	-	14.9	14.9	4.6	15.3	11.4	0.7	-	1.7	5.4	4.2	0.7	0.1	-	-	-	0.1	0.2	0.1	-	-	-	-	74.4
Mine Closure Plan Financial Guarantee ($M)	-	20.9	10.4	10.4	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	41.7
Total Capital Costs ($M)	67.9	45.8	25.3	15.1	15.3	11.4	0.7	-	1.7	5.4	4.2	0.7	0.1	-	-	-	0.1	0.2	0.1	-	-	-	-	194.0
First Nation Royalties
First Nation Royalties ($M)	0.1	1.3	1.2	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.1	0.4	27
Cumulative First Nation Royalties ($M)	0.1	1.4	2.6	3.9	5.2	6.5	7.8	9.1	10.4	11.6	12.9	14.2	15.4	16.7	18.0	19.2	20.5	21.8	23.0	24.3	25.6	26.6	27.0	27.0
Pre-Tax Cash Flow
Pre-Tax Cash Flow ($M)	-57.4	-7.9	7	20.1	9.2	-1.3	10.1	9.6	7.6	3.6	3.4	7.1	9.9	11.3	12.6	21.6	31	35.4	37.1	37.5	38.9	33.9	0.2	280.4
Cumulative Pre-Tax Cash Flow ($M)	-57.4	-65.3	-58.3	-38.2	-28.9	-30.2	-20.2	-10.6	-3.0	0.6	4.0	11.1	21.0	32.2	44.8	66.4	97.4	132.8	169.9	207.4	246.3	280.2	280.4	280.4
Taxes
Federal Corporate Income Tax ($M)	-	2	1.9	2.2	1	-	-	-	-	-	-	-	0.1	1	1.2	2.4	3.6	4	4.1	4.2	4.3	3.7	1.5	37.2
Provincial Corporate Income Tax ($M)	-	1.5	1.5	1.7	0.8	-	-	-	-	-	-	-	0.1	0.7	0.9	1.9	2.8	3.1	3.2	3.2	3.3	2.8	1.1	28.5
Québec Mining Tax ($M)	-	1	1.8	2.7	1	0.4	0.4	0.4	0.6	0.5	0.5	0.7	0.8	1.1	1.9	3.4	5.5	7.6	8.4	8.6	9.4	8.2	3.2	68.1
Total Taxes ($M)	-	4.5	5.1	6.6	2.7	0.4	0.4	0.4	0.6	0.5	0.5	0.7	1.0	2.9	4.0	7.8	11.8	14.7	15.7	16.0	17.0	14.7	5.8	133.7
Post-Tax Cash Flow
Post-Tax Cash Flow ($M)	-57.4	-12.5	1.8	13.4	6.4	-1.8	9.6	9	7	3	2.8	6.3	8.8	8.3	8.5	13.7	19	20.7	21.3	21.4	21.8	19.1	-5.6	144.7
Cumulative Post-Tax Cash Flow ($M)	-57.4	-69.9	-68.1	-54.7	-48.2	-50.0	-40.4	-31.4	-24.5	-21.5	-18.7	-12.4	-3.6	4.7	13.2	26.9	46.0	66.7	87.9	109.3	131.2	150.3	144.7	144.7

19.3	FINANCIAL MODEL AND KEY METRICS

The financial evaluation results for the base case of the Project are presented in Table 19‑4.

Table 19‑4 – Financial analysis summary (pre-tax and after-tax).

Description		Base Case	Unit
Pre-Tax	Non-Discounted Cashflow	$280.40	CAD (M)
	Net Present Value (8% disc.)	$58.10	CAD (M)
	Internal Rate of Return (IRR)	14.6%	%
After-Tax	Non-Discounted Free Cashflow	$144.70	CAD (M)
	Net Present Value (8% disc.)	$10.60	CAD (M)
	Internal Rate of Return (IRR)	9.4%	%

The pre-tax base case financial model resulted in an IRR of 14.6% and a NPV of CAD$58.1M with a discount rate of 8%.  On an after‑tax basis, the base case financial model resulted in an IRR of 9.4% and a NPV of CAD$10.6M, with a discount rate of 8%.

19.4	TAXES, ROYALTIES AND OTHER FEES

19.4.1	Royalties

The Project is subject to paying royalties to several parties.  Furthermore, Sayona is engaging with First Nations with the consideration of paying both fixed and variable royalties based on project cash flows.  Preliminary assumptions have been included in the financial projections for the Project.

19.4.2	Working Capital

The change in working capital is included in the calculation of both the pre-tax and after-tax cashflows.  The major categories of working capital are:

•	Accounts receivable;
•	Accounts payable;

•	Deferred revenue;
•	Inventory.

19.4.3	Taxation

The Project is subject to three (3) levels of taxation: federal corporate income tax, provincial corporate income tax, and provincial mining taxes. The taxation calculations for the Project were completed by PricewaterhouseCoopers (PwC).

The current Canadian tax system applicable to Mineral Resource income was used to assess the annual tax liabilities for the Project.  This consists of federal and provincial corporate income taxes, as well as provincial mining taxes.  The federal and provincial (Québec) corporate income tax rates currently applicable over the operating life of the Project are 15.0% and 11.5% of taxable corporate income, respectively.  The marginal tax rates applicable under the Mining Tax Act in Québec are 16%, 22% and 28% of taxable income and are dependent on the profit margin.  It has been assumed that the 20% processing allowance rate associated with transformation of the mine product to a more advanced stage within the province would be applicable in this instance.  The tax calculations are based on the following key assumptions:

•
The Project is held 100% by a corporate entity carrying on its activities solely in La Motte, Québec, and the after-tax analysis does not attempt to reflect any future changes in corporate structure or property ownership.

•	Financing with 100% equity and, therefore, does not consider interest and financing expenses.
•	Tax legislation, i.e., federal, provincial, and mining, will apply up to the end of the period covered by the calculations as currently enacted and considering currently proposed legislation.
•	It is anticipated, based on the Project assumptions, that Authier will pay approximately CAD$133.7M of taxes over the life of the Project.

19.5	CONTRACTS

A memorandum of understanding (MOU) was developed between Authier and NAL, whereby NAL agrees to buy 100% of the Authier ore material at a selling price of CAD$120/tonne of ore, delivered to the NAL ore pad area.  The MOU was developed based on a lithium grade of 0.80% Li2O to 1.15% Li2O.

19.6	INDICATIVE ECONOMICS, BASE CASE

The economic assessment of the Project was carried out using a discounted cash flow (DCF) approach on a pre-tax and after-tax basis, based on the procurement contract between Authier Lithium and North American Lithium (NAL).  No provision was made for the effects of inflation as real prices and costs were used in the financial projections.  Current Canadian tax regulations were applied to assess the corporate tax liabilities, while the most recent provincial regulations were applied to assess the Québec mining tax liabilities.

Cash inflows consist of annual revenue projections.  Cash outflows consist of capital expenditures including sustaining capital costs, operating costs, and taxes.  These are subtracted from the inflows to arrive at the annual cash flow projections.  To reflect the time value of money, annual net cash flow projections are discounted back to the Project valuation date using a discount rate.  For this evaluation, a base case discount rate of 8% has been assumed.  The discounted present values of the cash flows are summed to arrive at the Project’s net present value (NPV).

The internal rate of return (IRR) on total investment was calculated based on 100% equity financing.  The IRR is defined as the discount rate that results in a NPV equal to zero.  The Project’s payback period has been calculated as the time required to achieve cumulative positive cash flow.  Furthermore, an after-tax sensitivity analysis has been performed to assess the impact of variations in ore price, operating costs, project capital costs and sustaining capital costs on IRR and NPV at different discount rates (0%, 5%, 8%, 10%, 12%).

The economic analysis presented in this section contains forward-looking information with regard to the Mineral Resource Estimates, commodity prices, exchange rates, proposed mine production plan, projected recovery rates, operating costs, construction costs and the Project schedule.  The results of the economic analysis are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those presented here.

19.7	SENSITIVITY ANALYSIS

A financial sensitivity analysis was conducted on the base case after-tax cash flow NPV and IRR of the Project. The after-tax results for the Project IRR and NPV, based on the sensitivity analysis, are summarized in Table 19‑5 through Table 19‑8.

The sensitivity of the after-tax NPV was evaluated for changes in key variables and parameters such as:

•	Capital costs;
•	Sustaining capital costs;
•	Operating costs;
•	Price of ore sold to NAL.

After-tax NPV sensitivities are from -30% to +30% to show the impact of NPV outputs at 8% discount rate.  To complement after-tax NPV sensitivities is the after-tax IRR graph, which shows the overall project impact at these various sensitivities.

The after-tax sensitivity analyses show that changes in the price of ore sent to NAL and the Project operating costs create the largest NPV variations.

Table 19‑5 – Ore price sensitivities on after-tax NPV.

Ore Price % Variation	-30%	-20%	-10%	0%	10%	20%	30%
Ore Price (CAD/t)	$84	$96	$108	$120	$132	$144	$156
Discount rate 0%	-$138	-$25	$65	$145	$221	$297	$372
Discount rate 5%	-$144	-$71	-$11	$43	$91	$139	$186
Discount rate 8%	-$140	-$82	-$33	$11	$49	$87	$125
Discount rate 10%	-$136	-$86	-$43	-$4	$30	$63	$95
Discount rate 12%	-$133	-$88	-$50	-$15	$15	$44	$73
IRR	0.0%	0.0%	4.0%	9.0%	15.0%	20.0%	25.0%

Table 19‑6 – Operating costs sensitivities on after-tax NPV.

Operating Costs % Variation	30%	20%	10%	0%	-10%	-20%	-30%
Operating Costs (CAD M))	$806	$744	$682	$620	$558	$496	$434
Discount rate 0%	$24	$67	$107	$145	$181	$216	$252
Discount rate 5%	-$43	-$12	$16	$43	$67	$90	$113
Discount rate 8%	-$60	-$35	-$11	$11	$30	$48	$67
Discount rate 10%	-$66	-$44	-$23	-$4	$13	$29	$45
Discount rate 12%	-$70	-$51	-$33	-$15	$0	$14	$28
IRR	1.0%	4.0%	7.0%	9.0%	12.0%	14.0%	17.0%

Table 19‑7 – Capital costs sensitivities on after-tax NPV.

Capital Costs % Variation	30%	20%	10%	0%	-10%	-20%	-30%
Capital Costs (CAD M))	$101	$94	$86	$78	$70	$62	$55
Discount rate 0%	$130	$135	$140	$145	$150	$154	$159
Discount rate 5%	$26	$32	$37	$43	$48	$53	$59
Discount rate 8%	-$6	-$1	$5	$11	$16	$22	$27
Discount rate 10%	-$21	-$16	-$10	-$4	$2	$7	$13
Discount rate 12%	-$33	-$27	-$21	-$15	-$10	-$4	$2
IRR	7.0%	8.0%	9.0%	9.0%	10.0%	11.0%	12.0%

Table 19‑8 – Sustaining capital costs sensitivities on after-tax NPV.

Sustaining Capital Costs % Variation	30%	20%	10%	0%	-10%	-20%	-30%
Sustaining Capital Costs (CAD M))	$97	$89	$82	$74	$67	$60	$52
Discount rate 0%	$130	$135	$140	$145	$149	$154	$159
Discount rate 5%	$29	$34	$38	$43	$47	$52	$56
Discount rate 8%	-$2	$2	$6	$11	$15	$19	$23
Discount rate 10%	-$17	-$12	-$8	-$4	$0	$4	$8
Discount rate 12%	-$27	-$23	-$19	-$15	-$11	-$7	-$4
IRR	8.0%	8.0%	9.0%	9.0%	10.0%	11.0%	11.0%

Figure 19‑1 – After-Tax NPV at 8% discount rate for different sensitivity scenarios.

Figure 19‑2 – After-Tax IRR for different sensitivity scenario.

19.8	ALTERNATIVE CASES / SENSITIVITY MODELS

As described in the previous sections, several sensitivity analyses have been undertaken on the Base Case scenario with variations of -30% to + 30% on the transfer price, the Opex, the Project Capex and the Sustaining one.  For Authier, the transfer price variation has the most material impact on the profitability of the project. This price has been determined by Sayona based on the appropriate level to extract and transport ore to North-American Lithium and it represents a fair market value considering the existing conditions.

In addition, in the past, the project has been evaluated on the basis of having its own process plant at site with the associated infrastructures and cost. The possibility of trucking ore to the NAL concentrator has numerous advantages and did improve the project profitability.

20	ADJACENT PROPERTIES

The area surrounding the Property, which is located between Val-d’Or, Amos and Malartic, is well known for mineral exploration activity, especially for gold, copper, and zinc.  The Authier Property is surrounded by several exploration properties owned by various companies.

Figure 20‑1 shows the location of metallic deposits and showings in the area.  The light green dots are occurrences of lithium in the area (from the Québec MRNF Sigeom Interactive database, 2012).  It should be noted that the following information is not necessarily indicative of the mineralization on the Property that is the subject of this Technical Report.

The most relevant mineral property in proximity (27 km east) to the Project (Figure 20‑1) is Sayona Québec’s North American Lithium (NAL) property.  NAL hosts a lithium deposit occurring in a series of spodumene-bearing pegmatite dykes.  In recent history, NAL operated between 2013-2014 and 2017-2019.  The project was put into care and maintenance in 2019 due to poor spodumene market conditions.  Sayona Québec acquired NAL on August 30, 2021.  Sayona Québec restarted mining operations at NAL in late 2022 and commenced concentrator operations in February 2023.

Figure 20‑1 – Local metallic deposits and showings.

Figure 20‑2 shows a map of adjacent claims to the Authier Project.  Owners of adjacent properties included 2814250 Ontario Inc., First Energy Metals Limited, Olivier Lemieux, Eagle Ridge Mining Ltd., 9219-8845 Québec Inc., Lisa Daigle, and Ressources Jourdan Inc.

Figure 20‑2 – Adjacent properties map.

21	OTHER RELEVANT DATA AND INFORMATION

Sayona was in the process of developing the Authier Property as a mine and concentrator facility until the acquisition of the former North American Lithium (NAL) Project.  Since then, Sayona has reoriented the Authier Project to a spodumene ore producer selling its ore to NAL.  This chapter describes how the Authier Project will be implemented.

21.1	PROJECT EXECUTION PLAN

This execution plan is conceptual in nature and will be adjusted and refined during the next phases of the Project.  Construction is expected to begin soon after reception of the certificate of authorization.

The critical path to ore production is the reception of the certificate of authorization, mobilizing the mining contractor, and building the main access roads and the stockpile pads.

In parallel with this work, the permanent facilities will continue to be built during the mining operation with the construction of the ancillary facilities.  The following will be completed first:

•	Administration building;
•	Mine security and access point;
•	Fuel, lube, and oil storage facility.

The permanent water treatment plant (WTP) will be completed prior to mining due to a long delivery lead times, specifically for the thickener, of 12 months.  Until the permanent WTP is operational, temporary treatment solutions will be implemented.

21.2	PROJECT ORGANIZATION

21.2.1	Engineering and Procurement

All Project phases including detailed engineering, procurement, preproduction, and construction activities will be under the direction of the Sayona project manager.

Permitting will be supported by Sayona’s environmental team.

Sayona has hired complementary expertise in project and construction management to increase its project delivery ability.  The result is a team of experienced individuals with knowledge of the Abitibi local construction conditions and contractors.  They have managed projects in similar environments for the engineering and planning stages through construction to commissioning and transfer to operations.

During the completion of the feasibility study phase, the request for proposal for engineering services will be sent out. The engineering firms will be responsible for the following procurement functions:

•	Technical specification and scope of work documents;
•	Technical and economical evaluations;
•	Short list meetings;
•	Purchase order requisition preparation;
•	Drawing management and approval;
•	Reception and coordination of vendor maintenance and operational documents.

The Sayona team is responsible for the following procurement functions:

•	Bid request;
•	Addenda;
•	Reception of bids;
•	Final negotiation;
•	Contract award;
•	Purchase order release;
•	Progressive payment;
•	Shop visits;
•	Site logistics.

21.2.2	Construction Management

Sayona will provide Project construction management services under the direction of the Construction Manager.  The Construction Management Team (CMT) will include the following services:

• Site supervision;	• Reporting;
• Project cost control;	• Health and safety;
• Scheduling;	• Site procurement and logistics.

It is recognized that an effective health and safety program during the Project is a necessity.  The success of the construction safety program is contingent upon its enforcement at all stages of the Project including design, construction planning, construction execution, and start-up and commissioning.

The CMT will also follow the Sayona procedures and work methods to ensure the protection of the environment.  Furthermore, the CMT will work closely with each department of the operations group to ensure proper installation and functional results.

21.3	RISK AND OPPORTUNITY ASSESSMENT

There are a number of risks and uncertainties identifiable to any new project that usually cover the mineralization, process, financial, environment and permitting aspects.  This project faces the same challenges, and an evaluation of the possible risks was undertaken; the highlights of which are summarized in this section.  The resulting register identifies risks, impact categories, the severity and probability ratings as well as potential risk mitigation measures.  Risks in the register have been grouped into the following categories:

•	Financial;
•	Organizational;
•	Geology – Resources & Reserves;
•	Mining;
•	Design/Engineering;
•	Procurement;
•	Construction;
•	Infrastructure;
•	Environmental & Permitting;
•	Legal;
•	Community;
•	Technological;
•	Operations;
•	Sales;
•	Fabrication;
•	Logistics.

The severity/impact and likelihood ratings were identified as shown in Table 21‑1.

Table 21‑1 – Risks.

Rating	Likelihood (Risk probability)	Impact
1	Rare: <1%	1 (Minor)
2	Unlikely 1-10%	2 (Moderate)
3	Possible 10-20%	3 (Serious)
4	Likely 20-50%	4 (Major)
5	Almost Certain: >50%	5 (Critical)

A high-level project risk assessment has been completed.  The risk assessment identifies risks, impact category and a mitigation plan.  The likelihood, impact, controls, and measures were developed for the identified risks.  The assessment is necessarily subjective and qualitative.

Table 21‑2 and  Table 21‑3  show the top risks of the Project; the whole register can be found in Table 21‑4.
The risk and opportunities registers should be reviewed and updated at each stage of the Project to reduce uncertainties and de-risk the Project.

Table 21‑2 – Main project risks.

Risks Details
Category	Description	Rating category	Mitigation Measures
Logistics	Worldwide crisis on freight forwarding	Schedule	Dedicate resources for expediting & logistics
Health & Safety	Mining traffic uses segments of roads common to ore transport and employee traffic. Berm separates the mining traffic from the others	Safety	Road to be widened and berm separating mining and other traffic. Add secondary access road to remove crossings
Operation	Start-up during wintertime	Operation	Implement temporary WTP during initial mining development
Operation	NAL will process with new ore from Authier after about six months of operation	Production	Support from external engineering staff during NAL transition to the blended ore processing
Engineering	Consultant engineers are very busy	Schedule	Frequent follow-up
Construction	Local contractors are very busy	Schedule	Reach out to province‑wide contractors
Environment	Delays in obtaining mining and construction permits	Schedule	Frequent follow-up and pro-active approach of permitting authorities

Table 21‑3 – Main project opportunities.

Opportunity Details
Category	Item
Financial	Assess the impacts of various financing scenarios
Organization	Begin planning to build a strong Owner’s team for the detailed engineering phase
Resource
Potentially increase the size of the Mineral Resource by testing extensions of known mineralization along strike at both of the Authier pegmatites, as well as by conversion of Inferred Mineral Resources to Reserves

Geology	Infill definition drilling within the main resource zone where the mineralization is not well defined and is currently treated as waste
Geology	Increase the size of the Mineral Resource at depth by testing the deep extensions of the known mineralization, especially those located on the west portion of the deposit
Mining	Assess the impact of high grading during the first three years of operation
Mining	Assess the option of varying the number of cutbacks
Mining	Perform a cost trade-off to assess the used and/or larger mining equipment
Environment	Optimize water management and design/construct basins and treatment facilities
Construction	Continue focusing on delivery of turn-key packages from local contractors
Construction	Optimize excavation/backfill by using existing
Construction	Develop strategies to maximize use of waste rock as construction materials
Community	Continue to increase visibility of Sayona in the local community
Transport	Explore various transportation options

Table 21‑4 – Project risk register.

Risk Details						Mitigation
Category	Item	Likelihood	Impact	Principal Impact Category	Risk Score	Actions	Status	Likelihood	Impact	Principal Impact Category	Risk Score
Logistics	Worldwide crisis on freight forwarding.	5	5	Project delay/ cost	25	Shipments from China need to be identified and should be rigorously followed. Different suppliers should be approached if this is the case and dedicate a resource for expediting and logistics.	Open	3	5	Project delay and cost	15
Health & Safety	Mining traffic uses segments of roads common to ore transport and employee traffic. Berm separates the mining traffic from the others.	4	5	Safety	20	Road to be widened and berm separating mining and other traffic. Add secondary access road to remove crossings.	Open	2	5	Safety	10
Operation	Start Up during wintertime.	5	4	Operation	20	Implement temporary WTP during initial mine development.	Open	4	3	Operation	12
Processing	Process at NAL with new ore from Authier after about 6 months.	5	4	Processing	20	Support from external engineering staff during NAL transition to the blended ore processing (NAL+Authier).	Open	4	3	Processing	12
Employment	Consultants’ engineers and mining contractors are very busy.	4	4	Schedule	16	Frequent follow up.	Open	2	2	Schedule	4
Construction	Availability of local resources in Val 'D’Or for the construction activities.	5	3	Project Delay	15	Reach out to a variety of contractors (province-wide) and express Sayona’s interest in working with them.	Open	3	3	Project Delay	9
Environmental	Delays in obtaining mining & construction permits.	5	3	Project Delay	15		Open	3	3	Project Delay	9
Financial	Any suspension of NAL operations will remove sole buyer of Authier Ore.	3	5	Financial	15		Open	3	5		15
Organization	Hiring key employees	5	3	Management	15	Hiring external support.	open	3	3	Management	9
Community	Social acceptability of mining project and ore transport from Authier to NAL	3	4	Social	12	Regular communication with the communities and local surveillance committee.	Open	2	2	Social	4
						Public hearings (impact assessment).
						Company's social and financial commitment to community projects.
Environmental	Dust generation above limits	4	3	Environment	12	Reduce speed limit to 25-30 km/h+H21 in dry condition.	Open	2	2	Environment	4

Risk Details						Mitigation
Category	Item	Likelihood	Impact	Principal Impact Category	Risk Score		Status	Likelihood	Impact	Principal Impact Category	Risk Score
	(Wind erosion of TSF and roads. Dust from mining operations and processing)				12	Water spraying on hauling roads during dry condition.
						Water spraying during blasting, ore and rock loading and crushing.
						Keep tailings and waste moisture or flooded.
						Progressive TSF revegetation.
Financial	Contract Mining OPEX higher than expected	3	4	Financial	12	Select contract mining expert to counsel during proposal request and contractual documents	Open	2	2	Financial	4
						Incorporate lessons learned from NAL mining procurement process.
General	Limitations for electronic material supplies (the difficulty of receiving components from Asia in this time of COVID and port delays)	3	4	Schedule	12	Manufacturing control at the supplier's site. Constant follow-up from suppliers.	Open	2	2	Schedule	4
Logistics	Roadblocks for construction or maintenance between NAL and Authier forcing rerouting	3	4	Financial	12	Prepare permit requests for alternate routings	Open	3	3		9
Logistics	Maintenance cost of Preissac Road to be assumed by Sayona, current assumption is road maintenance by municipality.	4	3	Financial	12	Open discussions with municipality	Open	3	3		9
Procurement	Equipment availability delays due to Covid impact of fabrication resource availability (Mining, lifting, treatment …)	4	3	Schedule	12	This factor has and will affect fabrication of equipment. The mitigation plan can be not to use sole source, not to have common spare parts and to accept to pay a premium to receive the equipment on site earlier.	Open	2	3	Cost/ Operation	6
General	Covid delays and costs	5	2	Project Delay/ Cost	10	Anticipate delays and additional costs since the impacts are not fully known. The market still volatile.	Open	4	2	Project Delay/ Cost	8
Community	Issues related to Indigenous relations.	2	4	Social	8	Continuous discussions, meeting with communities and signing of agreement.	Open	2	3	Social	6

Risk Details						Mitigation
Category	Item	Likelihood	Impact	Principal Impact Category	Risk Score	Status	Likelihood	Impact	Principal Impact Category	Risk Score
Geology	Reserves lower than expected.	2	4	Financial	8	Ongoing R&R update	Open	2	3	Financial	6
Community	Social acceptability aggregate transport during construction.	3	2	Social	6	Regular communication with the communities and local surveillance committee.	Open	2	1	Social	2
						Public hearings (impact assessment).
						Company's social and financial commitment to community projects.
Environmental	Spring freshet requires temporary water storage in the pit and may affect productivity.	2	3	Environment	6		Open	2	3	Environment	6
Environmental	Costs increase in waste rock storage facility closure plan and other assets retirement obligations. Final guarantee. Lack of a recent mine closure plan update.	2	3	financial	6	Closure plan currently under development	Open	1	2	financial	2
Financial	CAPEX higher than expected.	3	2	Financial	6	CAPEX update	Open	2	2	Financial	4
Environmental	Existing geochemical characterization has been carried out for waste rock samples. Based on results, geomembrane has been required. MELCC could require more comprehensive geochemical characterization targeting waste rock. Recent results expected based on existing SPLP results from 2017-2018. Causing a significant capital cost increase.	1	5	CAPEX	5	- Future demonstration that waste rock stockpile water contamination is within acceptable levels would allow for reduction / elimination of future bentonite membrane installation.	Open	2	5	CAPEX	10
Environmental	Other contaminants in the mine water over discharge limit due to explosives (ammonium nitrate) Potential surface water contamination.	2	2	Environment	4	Appropriate explosive management and best practice in blasting and appropriate water treatment. Monitoring program of the final effluent. Everything in place and function.	Closed	0	0	Environment	0
	Non-compliance of water quality at the final effluent.
	Loss of control of the water treatment.
Environmental		2	2	Operation	4	Internal auditing.	Open	1	2	Operation	2

Risk Details						Mitigation
Category	Item	Likelihood	Impact	Principal Impact Category	Risk Score	Status	Likelihood	Impact	Principal Impact Category	Risk Score
	Failure in environmental impact assessment, surveillance and management.					Periodic performance review.
Infrastructure	Overflow of untreated water due to water treatment plant shutdown.	2	2	Environment	4	Preventative maintenance program and available spare parts, training.	Open	1	2	Environment	2
Design/ Engineering	Availability of qualified technical personnel dedicated to the project.	3	1	Design	3	Engineering firm needs to be secured early	Open	2	2	Design	4
Environmental	Seismic activities above limit disturb community.	1	2	Social	2	Review and improvement of blasting method and design.	Open	1	2	Social	2
Environmental	Spill or unauthorized discharge of contaminants, chemical or petroleum products.	2	1	Environment	2	Employee’s awareness and SOPs review.	Open	2	1	Environment	2
						Implementation of SOPs.
						Internal auditing.
						Periodic performance review.
						Daily inspection of operations and infrastructures (Refer to OMS manual).
						Employee tasks observation/assessment.
						Preventive maintenance of equipment.
						Spill kits available in all equipment and in strategic locations on site.
Procurement	Adequate supply and storage of reagents for water treatment of the final effluent (May result in non-compliance of discharged water quality and in the stopping of dewatering of mine pit and of process water pumping).	1	2	Environment	2	Timely discussions with distributors / manufacturers and testing reagents from various sources.	Open	1	2	-	2

22	INTERPRETATION AND CONCLUSIONS

22.1	PROJECT SUMMARY

The S-K §229.1300 compliant Technical Report Summary provides a summary of the results and findings from each major area of investigation to a level that is equivalent and normally expected for a Feasibility Study of a resource development project.

22.2	KEY OUTCOMES

The authors noted the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this Report.

22.3	GEOLOGY AND RESOURCES

Highlights of the Authier Lithium deposit Mineral Resource Estimate (MRE) Update are as follows:

Highlights of the Authier Lithium deposit Mineral Resource Estimate (MRE) Update are as follows:

•
The MRE inclusive of Mineral Reserves was reported at a cut-off of 0.55% Li2O and totals 6.04 Mt, with an average grade of 0.99% Li2O in the Measured category, 8.10 Mt, with an average grade of 1.03% Li2O in the Indicated category, for a combined total of 14.1 Mt at an average of 1.01% Li2O in the Measured and Indicated categories.  An additional 3.00 Mt, with an average grade of 1.00% Li2O in the Inferred category is also present at Authier Lithium;

•	The effective date of the MRE is June 30, 2024.
•
The MRE exclusive of Mineral Reserves was reported at a cut-off of 0.55% Li2O and totals 229 Kt, with an average grade of 0.80% Li2O in the Measured category, 3.18 Mt, with an average grade of 0.98% Li2O in the Indicated category, for a combined total of 3.4 Mt at an average of 0.96% Li2O in the Measured and Indicated categories.  An additional 6.34 Mt, with an average grade of 0.98% Li2O in the Inferred category is also present at Authier Lithium;

•	The effective date of the MRE is is June 30, 2024.

22.4	MINING AND RESERVES

Key mining outcomes include:

•
Conversion of a portion of the Mineral Resources into Proven and Probable Mineral Reserves of 11.2 Mt at an average grade of 0.96% Li2O.  Of this total, 6.2 Mt are Proven Reserves at 0.93% Li2O and 5.1 Mt are Probable Reserves at 1.00% Li2O;

•	Development of a mine plan that provides sufficient ore to support an annual feed rate of approximately 530,000 tonnes at the North American Lithium (NAL) crusher;
•	Updated detailed mine designs, including pit phasing;
•	Development of a dilution model to ensure that the ore sold to NAL and fed to the crusher respects final product specifications;
•	Development of a life of mine (LOM) plan that results in a positive cash flow for the Project, which permits conversion of resources to reserves.

22.5	INFRASTRUCTURE AND WATER MANAGEMENT

Key Infrastructure outcomes include:

•	Site has been optimized through the reduction in the overall footprint;
•	The number of basins has been reduced from the original concepts;
•	New geochemical data has been considered and the use of membranes in ditches and below the waste rock facility are now required;
•	A progressive reclamation plan has been put in place as part of the overall facility sequencing.

22.6	MARKET STUDIES

A supply agreement was signed between Authier and NAL for the purchase of 100% of the ore mined at $120 CAD/t delivered (Li2O content of 0.80% to 1.15%).

22.7	ENVIRONMENTAL AND SOCIAL ISSUES

As mentioned in February 2023, the government agreed to Sayona’s request to voluntarily submit the Authier project to the Bureau d’audiences publiques sur l’environnement (BAPE).  In line with its commitment to transparency and collaboration, Sayona’s request will allow citizens to get involved in the project’s development.

The BAPE’s mission is to inform government decision-making by issuing findings and opinions that account for the public’s concerns and are based on the principles of the Sustainable Development Act.

22.8	PROJECT COSTS AND FINANCIAL EVALUATION

22.8.1	Capital Costs

•	The Project no longer considers a concentrator on site. All ore material will be sold to NAL and treated at the NAL concentrator.

•	Given that all waste rock material must be considered as metal leaching, the waste rock storage facility and water collection infrastructure must be built with a geomembrane as a foundation.

•
The total initial capital expenditure for the Project is estimated at CAD$77.9M.  This estimate qualifies as Class 3, as per AACE recommended practice R.P.47R-11.  The accuracy of this estimate has been assessed at -20% to +20%.

•
The estimate includes all the direct and indirect project costs, complete with the associated contingency.  The estimating methods include quotations from vendors and suppliers specifically sought for this Project, approximate quantities and unit rates sourced from quotations and historic projects and allowances based on past projects.  A summary of the capital expenditure distribution and sustaining capital expenditures are shown in Table 22‑1 and Table 22‑2.

Table 22‑1 – Project initial capital cost detailed summary.

Item	Total (M CAD)
Mining	$5.80
Preproduction Mining	$3.39
Owner Equipment and Mine Services	$2.41
Infrastructure	$69.62
Waste Stockpile and Water Management	$44.85
Electrical Work	$0.84
On-site Roads	$2.53
Access Road	$0.65
Owner's Costs	$2.44
EPCM Services	$7.33
Commissioning	$0.28
Overhead	$0.22
Other	$1.37
Contingency	$9.08
Wetland Compensation	$1.50
Wetland Compensation	$1.50

Royalty Buyback	$1.00
CDC2116146	$1.00
Total	$77.92

Table 22‑2 – Project sustaining capital cost detailed summary.

Year	Total (M CAD)
Mining	$3.76
Infrastructure	$70.64
Sustaining Capital Costs	$74.40

22.8.2	Operating Costs

The operating and other costs for the Project are CAD$949M or CAD$84.54/t ore for the LOM.  The detailed operating costs are presented in Table 22‑3.

Table 22‑3 – Summary LOM operating costs.

Cost Area	LOM	Unit	Unit
	(M CAD$)	(CAD$/t Ore)	(USD$/t Ore)
Mining	$540.56	$48.16	$36.12
Water treatment management	$58.73	$5.23	$3.92
General and Administration	$20.97	$1.87	$1.40
Total operating costs	$620.27	$55.26	$41.44
Reclamation bond insurance payment	$7.65	$0.68	$0.51
Ore Transport and Logistics Costs	$223.36	$19.90	$14.92
Total operating and other costs	$851.28	$75.84	$56.88
Royalty deductions	$28.96	$2.58	$1.94
First Nation royalties	$27.04	$2.41	$1.81
Reclamation and closure costs	$41.71	$3.72	$2.79
Total Operating, Royalties, Reclamation and Closure Costs	$948.99	$84.54	$63.41

22.8.3	Financial Analysis

The NPV and IRR were calculated based on the sale of ore to the NAL operation at CA$120/t.  Table 22‑4 provides a summary of the financial analysis, which demonstrates that the NAL Project is economically viable.

Key outcomes of the UDFS include:

•	An estimated pre-tax NPV of CAD58.1M at an 8% discount rate and a pre-tax IRR of 14.6%.
•	An estimated after-tax NPV of CAD10.6M at an 8% discount rate and an after-tax IRR of 9.4%.

The LOM has been extended to 22 years, based on estimated Proven and Probable Mineral Reserves of 11.2 Mt @ 0.96% Li2O.

Table 22‑4 – Financial analysis summary.

Item	Unit	Value (CAD)	Unit	Value (USD)
Production
Mine Life	year	22	year	22
Strip Ratio	t:t	6.1	t:t	6.1
Total Ore Production	Mt	11.2	Mt	11.2
Revenue
Ore Selling Price	CAD/t	120	USD/t	90
Exchange Rate	CAD:CAD	1	USD:CAD	0.75
Project Costs
Open Pit Mining	CAD/t ore	48.16	USD/t ore	36.12
Water Treatment and Management	CAD/t ore	5.23	USD/t ore	3.92
General and Administration (G&A)	CAD/t ore	1.87	USD/t ore	1.4
Reclamation Bond Insurance Payment	CAD/t ore	0.67	USD/t ore	0.5
Ore Transport and Logistic Costs	CAD/t ore	19.9	USD/t ore	14.92
Project Economics
Gross Revenue	CAD M	1347	USD M	1010.3
Total Operating Cost Estimate	CAD M	627.9	USD M	470.9
Transportation and Logistics Cost	CAD M	223.4	USD M	167.5
Total Capital Cost Estimate	CAD M	77.9	USD M	58.4
Total Sustaining Capital Cost Estimate	CAD M	74.4	USD M	55.8
Reclamation and closure costs	CAD M	41.7	USD M	31.3
Royalty Deduction	CAD M	29	USD M	21.7
First Nation Royalties	CAD M	27	USD M	20.3
Undiscounted Pre-tax Cash Flow	CAD M	280.4	USD M	210.3
Discount Rate	%	8%	%	8%
Pre-tax NPV @ 8%
Internal Rate of Return (IRR)%		14.6%	%	14.6%
After-tax NPV @ 8%
Internal Rate of Return (IRR)%		9.4%	%	9.4%

23	RECOMMENDATIONS

23.1	PROJECT SUMMARY

The current mine plan and schedule confirms the technical and financial viability of constructing a simple open-cut mining operation, waste rock storage facility and water treatment plant at the Authier site.  The positive study demonstrated the opportunity to create substantial long-term sustainable shareholder value at a low capital cost.

Given the technical feasibility and positive economic results of the current plan, it is recommended to continue the work necessary to support a decision to fund and develop the project.

23.2	GEOLOGY AND RESOURCES

The Author considers that the Authier Lithium deposit contains a significant open pit Mineral Resource that is associated with a well-defined mineralized trend and model.  The current Mineral Resource Estimate (MRE) update has shown that the Deposit can likely be mined by conventional open pit mining methods with a scenario of off-site custom milling ore rather than constructing and using an on-site mill.  Drill hole results highlighted mineralization at depth and demonstrate that the Property has the potential for an underground resource.  Further drilling is recommended to ascertain this potential.

The Author considers the Property to have significant potential for delineation of additional Mineral Resources and that further exploration is warranted.  Sayona’s intentions are to continue to drill the Deposit and plan to direct their exploration efforts towards resource growth, with a focus on extending the limits of known mineralization along strike and at depth, as well as infill drill of the existing deposit to convert portions of Inferred Mineral Resources to Indicated and convert portion of Indicated to Measured Mineral Resources.

Given the prospective nature of the Property, it is the Author's opinion that the Property merits further exploration and that a proposed plan for further work is justified.  A proposed work program by SGS will help improve the Deposit development stage and will improve key inputs required to evaluate the economic viability of a mining Project (open pit and underground) at a feasibility study level.

SGS is recommending that Sayona conduct further exploration, subject to funding and any other matters which may cause the proposed exploration program to be altered in the normal course of its business activities or alterations which may affect the program as a result of exploration activities themselves.  A total of 30,000 m of drilling is proposed to continue to focus on updating, expanding, and extending Mineral Resources, upgrading existing Indicated and Inferred Resources as well as exploring the Deposit at depth.

The total cost of the recommended work program is estimated at CAD$5,625,000 (Table 23‑1).

Table 23‑1 – Recommended work program for the Authier Lithium Deposit.

Item	Cost in CAD$
Surface mapping, outcrop detailed description, channeling, and sampling	$100,000
Soil sampling of prospective areas	$50,000
Resource classification drilling; 10,000 m	$1,500,000
Underground potential drilling; 20,000 m	$3,000,000
Assays/Geochemistry	$900,000
Updated Resource Estimate	$75,000
Total	$5,625,000

23.3	MINING AND RESERVES

The following recommendations are provided with regards to mining and reserves:

•	Perform a surveying campaign to confirm bedrock surface, focusing on Phase 1 and Phase 2 of the pit, as well as the water basins locations;
•	Assess the impact of high grading during the initial years of operation;
•	Assess the option of varying the numbers of mining phases;
•	Perform pit optimization sensitivity on overall pit slopes, metallurgical recovery and dilution/ore loss;
•	Perform pit optimization using Inferred Mineral Resources to provide guidance for in-fill drilling;
•	Conduct an additional geotechnical assessment to confirm the recommended pit slopes prior to advancing to the next stage of the project;
•	Produce a 2-year detailed mine plan, including a pre-production plan;
•	Assess the financial and operational gains which may be achieved via the use of larger mining equipment at Authier;
•	Reschedule the Authier plan with a potential later state date;
•	Confirm haul road and pit ramp designs based on the mining contractor haulage equipment fleet.

23.4	INFRASTRUCTURE

Sayona has committed not to displace any material from the adjacent esker for construction. A conceptual site layout plan was developed which includes water management and treatment facilities, traffic management, and infrastructure. All major buildings were located on existing out-crops easily visible from the LiDAR surveys. Preliminary geotechnical studies were undertaken in 2018 after completion of the

Definitive Feasibility Study (DFS). Final plant lay‑out and water management basin dimensions will be optimized during detailed engineering.

The following recommendations are made related to project infrastructure:

1.	Site layout:
a.	Further work is recommended to optimize the site layout and footprint;
b.	Review roads configurations to ensure efficient traffic flow and safety of personnel;
c.
All road and pad construction can be appropriately scheduled to maximize the use of mine waste rock from the pit.  There is a possibility of using crushing equipment to produce aggregate for the civil construction to lower costs;

d.	Examine extending the industrial site by back-filling with waste rock;
e.	Examine a strategy for waste pile management and perimeter ditch construction to be performed by mining operations;
f.	Optimization of the use of waste rock for construction of internal roads and infrastructure areas.
2.	Geotechnical:
a.	Additional geotechnical investigations are recommended to characterize and define the soils on the site.
3.	Survey:
a.	Further ground-feature surveys are needed for the proposed infrastructure areas including off-site roads and proposed intersection locations.
4.	Water management:
a.
Water management (e.g., location of ditches, catchment basin size and water treatment plant location and size) will be optimized during the detailed engineering phase.  Basin size must be appropriately dimensioned to include fire water reserve.

5.	General infrastructure:
a.
All recommended service infrastructure work should be focused on developing turn-key packages from local contractors to reduce the overall cost.  Current costs are based on preliminary proposals from local contractors. Further negotiations during the detailed engineering phase with local contractors will allow for cost optimization.

6.	Off-site infrastructure:
a.	If sections of roads must be enlarged, or culverts should be replaced, it is recommended to discuss the financial aspects with the La Motte and La Corne municipalities.

23.5	MARKET STUDIES

For Authier, the ore extracted is to be transported to the North-American Lithium concentrator for processing alongside North-American Lithium's ore to produce spodumene concentrate. There is no external market.

For North-American Lithium, the ore processed is processed into lithium spodumene. The spodumene is then sold in part to Piedmont Lithium through the existing offtake agreement, and in part sold to market participants, for transformation in lithium carbonate or hydroxide. The spodumene can be sold directly to customers, or through an intermediary commodity trader.

23.6	ENVIRONMENTAL AND SOCIAL RECOMMENDATIONS

•	Continue to inform and involve stakeholders as the project advances.
•	Continue evaluating the impacts of the project on the environment.
•	Design of mitigation measures, if required, to control dust, noise, light, etc.
•	Increase visibility of Sayona in the region with a local office in La Motte.
•	Conduct BAPE audience.

23.7	PROJECT COSTS AND FINANCIAL EVALUATION

•	Assess impacts of different financing scenarios.
•	Assess the financial gains achieved via the use of larger mining equipment.
•	Begin tender and negotiation processes for mining contractor and ore transport contractor.

23.8	WASTE DUMPS MANAGEMENT

•	Complete geochemical characterization of the waste rock to determine whether the rock is acceptable as off-site civil construction materials.
•	Optimization of the water management plan and design/construction of the water basins and treatment plant.
•	Initiate and complete geochemical characterization of rock excavated from the proposed basins to confirm if this material can be reused for site construction purposes.

23.9	DECARBONIZATION

Continue developing Sayona’s decarbonization plan:

•	Complete a detailed assessment of greenhouse gas (GHG) emissions for the Project.
•	Develop a holistic decarbonization strategy for Sayona, aligned with broader environmental, social and governance (ESG) goals.
•	Determine the feasibility and viability of the selected options and continue technological monitoring.

23.10	PROJECT EXECUTION

A project execution strategy was included in the Updated DFS with a clear separation between detailed engineering and an owner-driven Project Construction Management (PCM) team.  The flexibility of a small owner-driven construction team fits well with the size and scope of the Project. Implementing this approach, typically, is more adaptable in a short timeline, such as this one, and simplifies the construction contract administration process.

24	REFERENCES

24.1	LIST OF REFERENCES

BBA, 2023. Leblanc, I., Piciacchia, L., Jarry, M., Dupuis, P., Richard, P.-L., Quinn, J. NI 43-101 Technical Report for the Definitive Feasibility Study Report for the North American Lithium Project, La Corne, Québec, Canada. Prepared for Sayona Mining Limited. April 14, 2023.

Boily, M., Pilote, P., Raillon, H., 1989. la Metallogenie des Metaux de Haute Technologie en Abitibi-Temiscamingue. MERN; MB 89-29, 118 pages, 1 Plan.

Boily, M., 1995. Petrogenese du Batholite de Preissac-Lacorne: Implications pour la Metallogenie des Gisements de Metaux Rares. MRN; et 93-05, 79 pages.

Canadian Dam Association, 2007, The Dam Safety Guidelines 2007 (2013 edition)

Canadian Dam Association, 2013, Application of Dam Safety Guidelines to Mining Dams.

Canadian Dam Association, 2014, Application of Dam Safety Guidelines to Mining Dams.

Cernÿ, P., 1993. Rare element granitic pegmatites. Part I: Anatomy and internal evolution of pegmatite deposits. Ore Deposit Models, volume 2, Geoscience Canada Reprint Series 6, p. 29-47.

Cernÿ, P., 1993: Rare element granitic pegmatites. Part II: Regional to global environments and petrogenegis. Ore Deposit Models, volume 2, Geoscience Canada Reprint Series 6, p. 49‑62.

Corfu, F.,1993, The evolution of the southern Abitibi greenstone belt in light of precise U-Pb geochronology, Economic Geology (1993) 88 (6): 1323–1340.

Desrocher, JP., and Hubert, C., 1996, Structural evolution and early accretion of the Archean Malartic composite block, southern Abitibi greenstone belt, Quebec, Canada: Canadian Journal of Earth Sciences, v. 33, p. 1556-1569.

Environment Canada, 2016, Guidelines for the Assessment of Alternatives for Mine Waste Disposal.

Government of Canada website, Canadian Climate Normals,

https://climate.weather.gc.ca/climate_normals/index_e.html, accessed Auhust 23, 2022.

Hawley, M., Cunning, J., 2017, Guidelines for Mine Waste Dump and Stockpile Design, CRC Press/Balkema.

https://francophonie.sqrc.gouv.qc.ca/VoirDocEntentes/AfficherDoc.asp?cleDoc=11710710512024413920119115718054076212106206139

http://www.empr.gov.bc.ca/Mining/Geoscience/MINFILE/ProductsDownloads/MINFILEDocumentation/CodingManual/Appendices/Pages/VII.aspx

Karpoff, B.S., 1994: Summary report on Lithium Lamotte Property for Raymor Resources Ltd, GM53176, 21 pages.

Kramer, S.L., 1996, Geotechnical Earthquake Engineering, Prentice Hall Inc., Englewood Cliffs, NJ.

Journeaux (2018). Open Pit Slope Design, Authier Lithium Project, Feasibility Study, Sayona Mining, Val D’or, Quebec, for Sayona Mining Limited, by Journeaux Assoc. Report No. L-14-2035-1 Rev. A, April 25, 2018, 55 pages.

Lamont. 2017. Caractérisation géochimique des stériles, du minerai et des résidus. Projet Authier. 28 p. + appendices.

LiDAR, 2016. File: 20161108_Courbes_Geoposition_La_Motte_NAD83_MTM10.dwg.

MDAG. 2021. Authier Project – Maximum Full-Scale On-Sire Concentrations in Contact with Rock and Tailings. 22 p. + appendices.

MFFP. 2019. Liste des espèces fauniques menacées ou vulnérables au Québec. Internet site.

Ministère de l’Énergie et des Ressources Naturelles, Direction de la restauration des sites miniers, 2016, Guide de préparation du plan de réaménagement et de restauration des sites miniers au Québec.

Ministère du Développement durable, de l’Environnement et des Parcs, 2012, Directive 019 sur l’industrie minière.

Ministère des Ressources Naturelles, Direction de la restauration des sites miniers, 2014, Approbation de la mise à jour du plan de restauration du site minier Québec Lithium.

Ministère des transports. (2004). Manuel de conception des ponceaux. Québec : Direction des structures

Mulja, T., Williams-Jones, A.E., Wood, S.A. and Boily, M., 1995a: The rare-element-enriched monzogranite-pegmatite-quartz vein system in the Preissac-Lacorne batholith, Quebec. I. Geology and mineralogy, Canadian Mineralogist, v. 33, p. 793-815.

Mulja, T., Williams-Jones, A.E., Wood, S.A. and Boily, M., 1995b: The rare-element-enriched monzogranite-pegmatite-quartz vein system in the Preissac-Lacorne batholith, Quebec. II. Geochemistry and Petrogenesis, Canadian Mineralogist, v. 33, p. 817-833.

Richelieu Hydrogéologie Inc., 2018. Projet de lithium Authier de Sayona Québec Étude hydrogéologique et évaluation des effets du projet sur l’environnement. 77p. + appendices.

Sinclair, 1996. Sinclair, W.D. 1996: Granitic pegmatites; & Geology of Canadian Mineral Deposit Types, fed.) O.R. Eckstrand, W.D. Sinclair, and R.I. Thorpe; Geological Survey of Canada, Geology of Canada, no. 8, p. 503-512 (a& Geological Society of America, The Geology of North America, v. P-1).

Statistique Canada. (2021). Tableau 14-10-0202-01 - Emploi selon l'industrie, données annuelles, Code SCIAN 212. Repéré à https://doi.org/10.25318/1410020201-fra – Format de rechange - ZIP (Archive compressée) (statcan.gc.ca).

Sayona Mining, 2024.  O’Connell, T., Andrews, S., O’Leary and S., Hocking, A. S-K 1300 Technical Report Summary for Mineral Resource and Mineral Reserves at North American Lithium, with effective date of June 30, 2024.

Sayona Mining, 2024.  Collard, S., Quinn, J., Dupere, M. and Chabot, P. Authier Lithium DFS Technical Report Summary, with effective date of December 31, 2023.

United Nations (2020). United Nations Conference on Trade and Development. Commodities at a glance. Special issue on strategic battery raw materials:

https://unctad.org/system/files/official- document/ditccom2019d5_en.pdf.

URSTM. 2015. Essais cinétiques sur quatre lithologies du projet Québec Lithium. 54 p.

Wood Mackenzie, 2022, Global lithium strategic planning outlook – Q1 2022.

25	RELIANCE ON INFORMATION SUPPLIED BY REGISTRANT

25.1	INFORMATION SUPPLIED BY REGISTRANT

The authors of the original Definitive Feasibility Study (DFS) upon which this Report is based, relied upon information provided by experts who were not authors of the Report.  The authors of the various sections of the Report believe that it is reasonable to rely upon these experts, based on the assertion that the experts have the necessary education, professional designation, and related experience on matters relevant to the technical report.

The authors have assumed, and relied on the fact, that all the information and existing technical documents listed in Chapter 27 (References) of this Report are accurate and complete in all material aspects.  While the authors reviewed all the available information presented, we cannot guarantee its accuracy and completeness.  The authors reserve the right, but will not be obligated, to revise the Report and conclusions, if additional information becomes known subsequent to the date of this Report.

The statements and opinions expressed in this document are given in good faith and in the belief that such statements and opinions are neither false, nor misleading at the date of this Report.  A draft copy of the Report has been reviewed for factual errors by Sayona.  Any changes made because of these reviews did not involve any alteration to the conclusions made.

25.2	DETAILS OF RELIANCE

The following is a list of the experts relied upon during the development of the Updated Definitive Feasibility Study, which this report is based on, in 2023:

•
BBA: BBA is an engineering consulting firm which among others offers a wide range of services to the mining industry. The provided inputs related to the infrastructure and the mining, environmental, financial analysis aspects.

•	Price Waterhouse Coopers: PwC provided support for the pre-tax cashflow and post-tax financial analysis as well as sensitivity analysis.
•
Richelieu Hydrogéologie Inc.: Richelieu Hydrogéologie was founded in 2005 to provide hydrogeological consulting services.  The company specializes in numerical modeling of underground water flows around mines, quarries, and sand pits, e.g., evaluation of dewatering rates for open pits, optimization of dewatering well spacing, evaluation of the impact of groundwater pumping, as well as risk assessment associated with the transport of dissolved contaminants.

•
Journeaux Assoc.: Journeaux Assoc. is an engineering consulting firm specialized in foundations, dams, bridges, maritime ports, excavations, hydrogeology, tunnels, underground transportation systems and permafrost.  They offer engineering, consulting, and design services in these sectors.

•	Craler: This firm provided the ore transportation study.
•	Services Forestiers et Exploration GFE Inc.: GFE provided technical personnel to support the various drilling campaign and samples collection.
•
Services d’ingénierie Norinfra Inc.: Norinfra did work on the environmental evaluation EES1 and soil characterization.  Norinfra are well known in Abitibi and provide engineering services to numerous mining companies.

•	Intervia: This firm produced the traffic study.
•
Groupe-conseil Nutshimit-Nippour: This First Nation consulting company, a member of Groupe Desfor, contributed to environment expertise and to the landscaping architecture and related matters.  Their expertise of the local Algonquin community and other First Nations particularities brings a unique and complementary expertise to this study.

•	MDAG and Lamont Inc.: These firms are specialized in geochemistry. They have been involved in geochemical characterization and prediction of mine water quality and waste rock dump water quality.
•	CTRI: This research institute carried out geochemical characterization studies.
•	COREM: This research center carried out mineralogical characterization of waste samples for management optimization.
•
Consultants GCM, Del Degan, Massé et Associés Inc., SNC Lavalin, and Patricia Desgagné, anthropologist and Englobe Corporation, also participated in the drafting of the Environmental Impact Assessment.